Exhibit 10.1

AGREEMENT OF LEASE

between

345 PAS OWNER, LLC

Landlord

and

DIGITAS INC.

Tenant

Dated: March 24, 2006

345 Park Avenue South

New York, New York

i

ARTICLE 43	INTENTIONALLY OMITTED	97
ARTICLE 44	SELF-HELP	98
ARTICLE 45	CAPITAL IMPROVEMENT AMORTIZATION	99
ARTICLE 46	EXISTING SUBLEASE; BASEMENT SPACE	102

SCHEDULES A-1 through A-11		Floor Plans
SCHEDULE B	-	Building Rules and Building Standards for Alterations
SCHEDULE C	-	Demolition Specifications
SCHEDULE D	-	Cleaning Specifications
SCHEDULE E	-	Form of Letter of Credit
SCHEDULE F	-	Rules and Regulations
SCHEDULE G	-	Form of Non-Disturbance Agreement
SCHEDULE H	-	Commencement Date Agreement
SCHEDULE I	-	Rendering and Specifications of Tenant Building Lobby Signage
SCHEDULE J	-	Locations, Specifications and Rendering of Tenant’s Exterior Signs
SCHEDULE K	-	Renderings of Lobby Upgrade
SCHEDULE L	-	Renderings of Building Storefront Upgrade
SCHEDULE M	-	Form of Subtenant Non-Disturbance Agreement
SCHEDULE N	-	Approved Contractors and Subcontractors
SCHEDULE O	-	HVAC Specifications
SCHEDULE P	-	Intentionally Omitted
SCHEDULE Q	-	Building Service Charges
SCHEDULE R	-	Finish Quality for Core Restrooms
SCHEDULE S	-	Interior Elevator Cab
SCHEDULE T	-	Work Schedule
SCHEDULE U	-	Form of Consent to Assignment of Lease
SCHEDULE V	-	Form of Consent to Sublease

ii

AGREEMENT OF LEASE, made as of the      day of March, 2006 between 345 PAS OWNER, LLC, a Delaware limited liability company, having an address at c/o RFR Holding LLC, 390 Park Avenue, 3rd Floor, New York, New York 10022, as Landlord, and DIGITAS INC., a Delaware corporation, having an address at 33 Arch Street, Boston, Massachusetts, 02110, as Tenant.

REFERENCE PAGE

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have the meanings set forth in this Reference Page.

(1)	Premises:	The entire second through twelfth floors of the Building, as approximately shown hatched on the floor plans annexed to this Lease as Schedules A-1 through A-11.

(2)	Commencement Date:	6th and 10th Floors

The date of this Lease. The Commencement Date for the sixth and tenth floors shall be referred to in this Lease as the “First Commencement Date.”

2nd through 5th Floors, 11th and 12th Floors

April 1, 2011

7th, 8th and 9th Floors

As set forth in Article 38, the date on which the Substantial Completion of certain items of Landlord’s Work in such portion of the Premises shall have occurred and possession delivered to Tenant vacant and free of occupants or the date Tenant or any Person claiming under or through Tenant first occupies such portion of the Premises for the performance of the Initial Alterations (as hereinafter defined), whichever occurs earlier.

(3)	Rent Commencement Date:	The date that is eight months after the applicable Commencement Date. The Rent Commencement Date for the sixth and tenth floors shall be referred to in this Lease as the “First Rent Commencement Date.”

(4)	Fixed Expiration Date:	The last day of the month in which the fifteenth anniversary of the First Rent Commencement Date shall occur, subject to Tenant’s rights to renew the Term under Article 42.

(5)	Term:	The period of time commencing on the First Commencement Date and ending on the Fixed Expiration Date, subject to Tenant’s rights to renew the Term under Article 42.

(6)	Fixed Rent:	6th and 10th Floors

(a) $1,499,944 per annum ($124,995.33 per month) from the First Rent Commencement Date through the day preceding the fifth anniversary of the First Rent Commencement Date;

(b) $1,676,408 per annum ($139,700.67 per month) from the fifth anniversary of the First Rent Commencement Date through the day preceding the tenth anniversary of the First Rent Commencement Date; and

(c) $1,764,640 per annum ($147,053.33 per month) from the tenth anniversary of the First Rent Commencement Date through the Fixed Expiration Date.

2nd through 5th Floors and 11th and 12th Floors

(a)    $5,029,224 per annum ($419,102 per month) (plus the amount of Escalation Rent measured on a per rentable square foot basis then payable for the 6th and 10th floors, multiplied by 132,348 (the “Second Escalation Rent Adjustment”)) from the Rent Commencement Date for such floors through the day preceding the tenth anniversary of the First Rent Commencement Date; and

(b) $5,293,920 per annum ($441,160 per month) (plus the Second Escalation Rent Adjustment) from the tenth anniversary of the First Rent Commencement Date through the Fixed Expiration Date.

7th, 8th and 9th Floors

(a)    $2,249,916 per annum ($187,493 per month) (plus the amount of Escalation Rent measured on a per rentable square foot basis then payable for the 6th and 10th floors, multiplied by 66,174 (the “First Escalation Rent Adjustment”)) from the Rent Commencement Date for such floors through the day preceding the fifth anniversary of the First Rent Commencement Date;

(b)    $2,514,612 per annum ($209,551 per month) (plus the First Escalation Rent Adjustment) from the fifth anniversary of the First Rent Commencement Date through the day preceding the tenth anniversary of the First Rent Commencement Date; and

(c) $2,646,960 per annum ($220,580 per month) (plus the First Escalation Rent Adjustment) from the tenth anniversary of the First Rent Commencement Date through the Fixed Expiration Date.

(7)	Tenant’s Share:	6th and 10th Floors

17.07% for Taxes and 18.18% for Operating Expenses

2nd through 5th Floors, 11th and 12th Floors

51.21% for Taxes and 54.55% for Operating Expenses

7th, 8th and 9th Floors

25.61% for Taxes and 27.27% for Operating Expenses

For the purposes of this Lease, Landlord and Tenant agree, without representation, that each floor of the Premises contains 22,058 rentable square feet, the office portion of the Building contains 242,638 rentable square feet and the retail space in the Building contains 15,800 rentable square feet.

(8)	Base Tax Factor:	6th and 10th Floors

The Taxes payable for the Tax Year commencing on July 1, 2006 and ending on June 30, 2007.

2nd through 5th Floors, 11th and 12th Floors

The Taxes payable for the Tax Year commencing on July 1, 2010 and ending on June 30, 2011.

7th, 8th and 9th Floors

The Taxes payable for the Tax Year commencing on July 1, 2008 and ending on June 30, 2009.

(9)	Base Operating Factor:	6th and 10th Floors

The Operating Expenses paid or incurred with respect to the Operating Year beginning January 1, 2006 and ending on December 31, 2006.

2nd through 5th Floors, 11th and 12th Floors

The Operating Expenses paid or incurred with respect to the Operating Year beginning January 1, 2011 and ending on December 31, 2011.

7th, 8th and 9th Floors

The Operating Expenses paid or incurred with respect to the Operating Year beginning January 1, 2008 and ending on December 31, 2008.

(10)	Permitted Use:	The Premises shall be used for general, executive and administrative offices and uses incidentally and directly related thereto.

(11)	Broker(s):	RFR Realty LLC and Cushman and Wakefield, Inc.

(12)	Late Charge:	As more particularly set forth in Section 20.2, (i) three percent (3%) of any Rental not paid within five (5) days after becoming due and (ii) interest at the Applicable Rate on any Rental not paid within ten (10) days after becoming due, computed from the date such Rental was due (without regard to such grace period) through the date paid. Notwithstanding the foregoing, (a) in the first instance only during each twelve (12) consecutive month period during the Term, no late charge shall be payable unless and until the applicable payment is not paid within three (3) Business Days after the date that Landlord gives Tenant a Notice that such payment is due and (b) the late charge described in clause (i) above shall not apply to the first three late payments during any twelve (12) consecutive month period.

(13)	Tenant Improvement Allowance:	6th and 10th Floors

$1,764,640

2nd through 5th Floors and 11th and 12th Floors

$5,293,920

7th, 8th and 9th Floors

$2,646,960.

(14)	Security Deposit:	$2,700,000 as the same shall be increased and reduced pursuant to Article 40.

(15)	Renewal Terms:	Two (2) terms of five (5) years each.

(16)	Option to Cancel:	As described in Article 35.

W I T N E S S E T H:

The parties hereto, for themselves, their legal representatives, successors and assigns, hereby agree as follows:

ARTICLE 1

GLOSSARY

The following terms shall have the meanings indicated below:

“AAA” shall have the meaning set forth in Section 42.3.

“Accelerated Capital Improvements Payment” shall have the meaning set forth in Section 45.1.

“Accelerated Capital Improvements Work” shall have the mean set forth in Section 45.1.

“ADA” shall have the meaning set forth in Section 9.1.

“Additional Rent” shall have the meaning set forth in Section 2.2.

“Administrative Code” shall mean the Administrative Code of the City of New York, as amended.

“Alteration Fee” shall have the meaning set forth in Section 6.2.

“Alterations” shall mean alterations, decorations, installations, repairs, improvements, additions, replacements or other physical changes in or about the Premises made by Tenant.

“Applicable Rate” shall mean the lesser of (x) two percentage points above the then current Base Rate, and (y) the maximum rate permitted by applicable law.

“ASHRAE” shall mean the American Society of Heating, Refrigeration and Air-Conditioning Engineers.

“Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq., or any statute, federal or state, of similar nature and purpose.

“Baseball Arbitrator” shall have the meaning set forth in Section 42.3.

“Base Rate” shall mean the rate of interest publicly announced from time to time by Citibank, N.A., or its successor, as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).

“BID Charges” shall have the meaning set forth in Section 3.1.

“Building” shall mean the buildings, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the Land and any and all alterations, renewals, and replacements thereof, additions thereto and substitutions therefor.

“Building Lobby Work” shall have the meaning set forth in Section 38.1(E).

“Building Storefront Work” shall have the meaning set forth in Section 38.1(F).

“Building Systems” shall mean the base building mechanical, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, life-safety and other service systems of the Building, but shall not include installations made by Tenant or fixtures or appliances.

“Business Days” shall mean all days, excluding Saturdays, Sundays and all days observed as holidays by the State of New York, the federal government or the labor unions servicing the Building.

“Cancellation Notice” shall have the meaning set forth in Article 35.

“Cancellation Option Termination Date” shall have the meaning set forth in Article 35.

“Cancellation Payment” shall have the meaning set forth in Article 35.

“Class E Systems” shall have the meaning set forth in Section 7.1.

“Control” shall have the meaning set forth in Section 15.3.

“Critical Services” shall have the meaning set forth in Section 28.3(B).

“Cure Notice” shall have the meaning set forth in Section 28.8.

“Decorative Alterations” shall have the meaning set forth in Section 6.1.

“Deficiency” shall have the meaning set forth in Section 19.2.

“Electricity Additional Rent” shall have the meaning set forth in Section 4.2.

“Elevator Work” shall have the meaning set forth in Section 38.1(D).

“Escalation Rent” shall mean payments required to be made by Tenant pursuant to Article 3.

“Event of Default” shall have the meaning set forth in Section 18.1.

“Existing Mortgagee” shall mean Wells Fargo Bank National Association, as Trustee for the registered holders of JP Morgan Chase Commercial Mortgage Securities Corp. Pass-Through Certificates Series 2004-C-3, whose Master Servicer is Midland Loan Services, Inc.

“Expiration Date” shall mean the Fixed Expiration Date or such earlier or later date on which the Term sooner or later ends pursuant to any of the terms, conditions or covenants of this Lease or pursuant to law.

“First Renewal Option” shall have the meaning set forth in Section 42.1.

“First Renewal Term” shall have the meaning set forth in Section 42.1.

“First Renewal Term Expiration Date” shall have the meaning set forth in Section 42.1.

“Government Authority (Authorities)” shall mean the United States of America, the State of New York, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

“HVAC” shall mean heat, ventilation and air conditioning.

“HVAC System” shall mean the Building Systems providing HVAC.

“HVAC Work” shall have the meaning set forth in Section 45.3(A).

“Hazardous Materials” shall have the meaning set forth in Section 9.2.

“Indemnitees” shall mean Landlord, its trustees, partners, shareholders, officers, directors, employees, agents and contractors and the Manager (and the partners, shareholders, officers, directors and employees of Landlord’s agents and contractors and of the Manager).

“Initial Alterations” shall have the meaning set forth in Section 6.5.

“Installations” shall have the meaning set forth in Section 41.1.

“Land” shall mean the land known by the address of 345 Park Avenue South, New York, New York.

“Landlord” on the date as of which this Lease is made, shall mean 345 PAS Owner, LLC, a Delaware limited liability company, but thereafter, “Landlord” shall mean only the fee owner of the Real Property or, if there then exists a Superior Lease, the tenant thereunder.

“Landlord Performance Obligations” shall have the meaning set forth in Section 44.1.

“Landlord’s Maximum Determination” shall have the meaning set forth in Section 42.2.

“Landlord’s Operating Statement” shall mean a good faith statement containing a computation of Escalation Rent due pursuant to the provisions of Section 3.3 furnished by Landlord to Tenant.

“Landlord’s Statement” shall mean either a Landlord’s Operating Statement or a Landlord’s Tax Statement.

“Landlord’s Tax Statement” shall mean a good faith statement containing a computation of Escalation Rent due pursuant to the provisions of Section 3.2 furnished by Landlord to Tenant.

“Landlord’s Work” shall have the meaning set forth in Article 38.

“Laws” shall mean all present and future laws, rules, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, retroactive and prospective, of all Government Authorities now existing or hereafter created, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Real Property, or any street, avenue or sidewalk comprising a part or in front thereof or any vault in or under the same, or requiring removal of any encroachment, or affecting the maintenance, use or occupation of the Real Property.

“Lessor(s)” shall mean a lessor under a Superior Lease.

“Manager” shall mean RFR Realty LLC, or any successor contractor under Landlord’s contract for the management of the Building.

“Mortgage(s)” shall mean any mortgage which may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

“Mortgagee(s)” shall mean any trustee under or mortgagee or holder of a Mortgage.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 10.7.

“Notice(s)” shall have the meaning set forth in Section 27.1.

“Operating Expenses” shall have the meaning set forth in Section 3.1.

“Operating Hours” shall mean 8:00 a.m. to 6:00 p.m. on Business Days.

“Operating Year” shall mean each calendar year that includes any part of the Term.

“Outside Demolition Date” shall have the meaning set forth in Section 45.5.

“Outside Elevator Work Date” shall have the meaning set forth in Section 45.6.

“Outside HVAC Date” shall have the meaning set forth in Section 45.5.

“Outside Lobby Work Date” shall have the meaning set forth in Section 45.6.

“Outside Restroom Work Date” shall have the meaning set forth in Section 45.5.

“Overtime Periods” shall have the meaning set forth in Section 28.2.

“Parties” shall have the meaning set forth in Section 39.2.

“Partnership Tenant” shall have the meaning set forth in Article 29.

“Person(s) or person(s)” shall mean any natural person or persons, a partnership, a corporation and any other form of business or legal association or entity.

“Persons Within Tenant’s Control” shall mean and include Tenant, all of Tenant’s respective principals, officers, agents, contractors, servants, employees, licensees and invitees.

“Qualifying Sublease” shall have the meaning set forth in Section 15.8.

“Real Property” shall mean the Building and the Land.

“Recapture Space” shall have the meaning set forth in Section 15.4.

“Recapture Sublease” shall have the meaning set forth in Section 15.4.

“Recapture Subtenant” shall have the meaning set forth in Section 15.4.

“Renewal Notice” shall have the meaning set forth in Section 42.1.

“Renewal Option” shall have the meaning set forth in Section 42.1.

“Rental” shall mean and be deemed to include Fixed Rent, Additional Rent and any other sums payable by Tenant hereunder.

“Requirements” shall mean (i) all Laws, (ii) all requirements, obligations and conditions of all instruments of record on the date of this Lease, and (iii) all requirements, obligations and conditions imposed by the carrier of Landlord’s hazard insurance policy for the Building.

“Restroom Work” shall have the meaning set forth in Section 38.1(B).

“Rules and Regulations” shall mean the rules and regulations annexed hereto as Schedule F, and such other reasonable modifications and additions to same as Landlord and Landlord’s agents may from time to time adopt for the reputation, safety, care and appearance of the Real Property or the operation or maintenance thereof (provided such modifications and additions shall not unreasonably interfere with the use of the Premises by Tenant in accordance with this Lease), on reasonable advance written notice to Tenant to be given in accordance with the terms of this Lease. To the extent that Tenant disputes the reasonableness of any of such modifications and additions, either party may refer the dispute to the arbitration described in Section 39.22.

“Second Renewal Option” shall have the meaning set forth in Section 42.1.

“Second Renewal Term” shall have the meaning set forth in Section 42.1.

“Service Bids” shall have the meaning set forth in Section 28.8.

“Soft Costs” shall have the meaning set forth in Section 6.5.

“Specialty Installations” shall have the meaning set forth in Section 6.1(C).

“Stairwell Work” shall have the meaning set forth in Section 38.1(G).

“Sublease Additional Rent” shall have the meaning set forth in Section 15.5.

“Sublease or Assignment Statement” shall have the meaning set forth in Section 15.4.

“Substantially Completed” or “Substantial Completion” shall, whenever used in this Lease with respect to work to be performed by Landlord, be deemed to mean that stage of the progress of such work as shall enable Tenant to have (a) the services to be provided to Tenant pursuant to Article 28 hereof, and (b) access to the Premises to commence Tenant’s use and occupancy of the Premises (or to commence the Initial Alterations, in the case of Landlord’s Work) without any interference beyond a de minimis extent by reason of Landlord’s need to complete minor or insubstantial details of construction or demolition. Within ten (10) Business Days after the date of this Lease, with respect to the 6th and 10th floors, and within ten (10) Business Days after work performed by Landlord shall have been Substantially Completed, with respect to the 7th, 8th and 9th floors, Tenant shall deliver to Landlord a punchlist of items of unfinished work required by this Lease to be performed by Landlord (“Tenant’s Punchlist”). Landlord shall diligently complete the unfinished items of work identified in Tenant’s Punchlist.

Tenant acknowledges that an internal staircase presently exists between floors 7, 8 and 9. Tenant shall give Landlord Notice not later than February 1, 2008 if Tenant wishes Landlord to remove such internal staircase and seal the penetrations in the slabs, in which event Landlord shall perform such work, at its expense, in accordance with the provisions of Article 38, but such work shall not be required as a condition of Substantial Completion of the demolition described in Section 38.1(A) with respect to such floors. If Tenant fails to give Landlord Notice of such election by such date Landlord shall not be obligated to perform such removal work.

“Superior Lease(s)” shall mean all ground or underlying leases of the Real Property or the Building heretofore or hereafter made by Landlord and all renewals, extensions, supplements and modifications thereof.

“355 Lobby” shall have the meaning set forth in Section 45.3(B).

“355 Lobby Work” shall have the meaning set forth in Section 45.4.

“Taxes” shall have the meaning set forth in Section 3.1.

“Tax Year” shall mean each period of twelve (12) months, commencing on the first day of July of each year, that includes any part of the Term, or such other period of twelve (12) months as may be duly adopted as the fiscal year for real estate tax purposes by the City of New York.

“Tenant”, on the date as of which this Lease is made, shall mean the Tenant named in this Lease, but thereafter “Tenant” shall mean only the tenant under this Lease at the time in question; provided, however, that the Tenant named in this Lease and any successor tenant hereunder shall not be released from liability hereunder in the event of any assignment of this Lease.

“Tenant Delay” shall mean any actual delay beyond the anticipated completion date for the matter at issue that Landlord may encounter in the performance of Landlord’s obligations under this Lease by reason of (i) any intentional act, negligence or omission (where there is a duty to act) of any nature of Tenant or Persons Within Tenant’s Control, including, without limitation, delays due to changes in or additions to Landlord’s Work requested by Tenant or Tenant’s failure to timely submit information in accordance with the terms of this Lease or to timely give authorizations or approvals required to be given by Tenant hereunder, or (ii) postponement of any Landlord’s Work at the request of Tenant.

“Tenant Indemnitees” shall have the meaning set forth in Section 33.2.

“Tenant’s Minimum Determination” shall have the meaning set forth in Section 42.2.

“Tenant’s Operating Payment” shall have the meaning set forth in Section 3.3.

“Tenant’s Projected Operating Share” shall have the meaning set forth in Section 3.3.

“Tenant’s Property” shall mean Tenant’s movable fixtures and movable partitions, telephone and other equipment, furniture, furnishings and other movable items of personal property.

“Tenant’s Supplemental A/C System” shall have the meaning set forth in Section 28.6.

“Tenant’s Tax Payment” shall have the meaning set forth in Section 3.2.

“Unavoidable Delays” shall have the meaning set forth in Article 26.

“VNU” shall have the meaning set forth in Section 46.1.

“VNU Sublease” shall have the meaning set forth in Section 46.1.

ARTICLE 2

DEMISE, PREMISES, TERM, RENT

Section 2.1 Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises for the Term to commence, subject to Article 23, on the applicable Commencement Date and to end on the Fixed Expiration Date, unless earlier terminated or extended as provided herein or pursuant to applicable Laws. Notwithstanding the foregoing, if any or all of the entire 7th, 8th or 9th floors shall become vacant and available prior to the expiration of the lease of such portions of the Premises due to the default of the tenant of such space and Landlord’s successful eviction of such tenant, then Landlord may accelerate the Commencement Date for such portion of the Premises to an earlier date by giving Notice thereof to Tenant, provided that (i) the accelerated Commencement Date shall not be earlier than 60 days after the date of such Notice to Tenant and (ii) in no event may the Commencement Date be accelerated to a date earlier than January 1, 2008. If Landlord has accelerated the Commencement Date for such portion of the Premises in accordance with this Section 2.1 and collects damages attributable to Fixed Rent and Escalation Rent from the prior tenant of such portion of the Premises for a period for which Tenant has also paid Fixed Rent and Escalation Rent for such portion of the Premises, Landlord (after recovering its expenses) shall pay Tenant the amount of such damages collected, up to the amount paid by Tenant to Landlord for the corresponding period of time.

Tenant shall also have, as appurtenant to the Premises, the use, on a non-exclusive basis and in common with the other tenants in the Building (and subject to Landlord’s Rules and Regulations), the common areas of the Building and the Land, including (i) the public lobby, public hallways and public stairways, (ii) the public elevators and loading dock (if any), (iii) common walkways necessary for access to the Building, and (iv) all other parts of the Real Property made available by Landlord to all tenants in the Building. Tenant, at its own risk and on a non-exclusive basis, may use the Building stairways between floors of the Premises solely to enable Tenant’s employees to access floors comprising the Premises, provided that such use by Tenant (x) complies with all Laws, (y) does not disrupt or interfere with the proper and safe operation of the Building by Landlord and (z) does not interfere with the occupancy by other tenants of the Building. Tenant shall make its own security arrangements relating to the use of such stairways, provided that it shall consult with Landlord regarding such arrangements and continue to afford Landlord access to the Premises and such stairways in accordance with the applicable provisions of this Lease. To the extent any of Tenant’s floors are so-called “re-entry” floors, Tenant, at its expense, shall tie such floors into the Class E Systems.

Section 2.2 Tenant shall pay to Landlord, in lawful money of the United States of America, without notice or demand, by good and sufficient check drawn to the Landlord’s order on a bank or trust company with an office in the Borough of Manhattan, the City of New York, State of New York, or, at Tenant’s option, by wire transfer, at the office of Landlord or at such other place as Landlord may designate from time to time, the following:

(A) commencing upon the Rent Commencement Date for the applicable portion of the Premises, the Fixed Rent, as set forth in the Reference Page, which shall be payable in equal monthly installments of Fixed Rent in advance on the first day of each and every calendar month during the Term; and

(B) commencing upon the Commencement Date, additional rent (“Additional Rent”) consisting of all other sums of money (including, without limitation, Escalation Rent) as shall become due from and be payable by Tenant hereunder (for default in the payment of which Landlord shall have the same remedies as for a default in the payment of Fixed Rent). Except as otherwise expressly provided in this Lease, all Additional Rent which is not a recurring, periodic payment shall be due within 30 days after written demand therefor.

Section 2.3 If the Rent Commencement Date is other than the first day of a calendar month, or the Expiration Date is other than the last day of a calendar month, Fixed Rent for such month shall be prorated on a per diem basis based upon the number of days occurring in the calendar month in which the applicable Rent Commencement Date occurs or the calendar month in which the Expiration Date occurs.

Section 2.4 Tenant shall pay the Fixed Rent and Additional Rent when due without abatement, deduction, counterclaim, setoff or defense for any reason whatsoever, except such abatements, deductions, counterclaims, setoffs or defenses as may be occasioned by the occurrence of any event permitting same as specifically set forth in this Lease.

Section 2.5 With respect to the 7th, 8th and 9th floors, Landlord will give Tenant Notice at least five (5) Business Days in advance of the date when Landlord expects Landlord’s Work to be Substantially Completed, but Landlord shall not incur any liability whatsoever to Tenant in the event Landlord’s Work is not Substantially Completed by such date, except as expressly provided in this Lease.

Section 2.6 Landlord shall submit to Tenant a written agreement, substantially in the form annexed as Schedule H, confirming the dates fixed by Landlord, in accordance with the provisions of this Lease, as the Commencement Dates, the Rent Commencement Dates and the Fixed Expiration Date, and Tenant shall execute such agreement and return it to Landlord within ten (10) Business Days thereafter. Any failure of the parties to execute such written agreement shall not affect the validity of the Commencement Dates, the Rent Commencement Dates or the Fixed Expiration Date as fixed and determined by Landlord as aforesaid. If Tenant disputes any Commencement Date, then Tenant must give Landlord Notice of the nature of, and reasons for, such dispute within such ten (10) Business Day period.

ARTICLE 3

ESCALATION

Section 3.1 For the purposes of this Article 3, the following terms shall have the meanings set forth below:

(A) “Operating Expenses” shall mean the aggregate of those costs and expenses (and taxes thereon, if any) calculated in accordance with sound real estate accounting practices, consistent with the type and amount of Operating Expenses customarily incurred by owners of other first-class office buildings in the vicinity of the Building, and paid or incurred by Landlord or on behalf of Landlord, without duplication, with respect to the operation, cleaning, repair, safety, replacement, management, security and maintenance of the Real Property, Building Systems, sidewalks, curbs, plazas, and other areas adjacent to the Building, and with respect to the services provided to tenants, including, without limitation: (i) salaries, wages and bonuses paid to, and the cost of any hospitalization, medical, surgical, union and general welfare benefits (including group life insurance), any pension, retirement or life insurance plans and other benefits or similar expenses relating to employees of Landlord engaged in the operation, cleaning, repair, safety, replacement, management, security or maintenance of the Real Property and the Building Systems or in providing services generally to tenants; (ii) social security, unemployment and other payroll taxes, the cost of providing disability and worker’s compensation coverage imposed by any Laws, union contract or otherwise with respect to said employees; (iii) the cost of electricity, gas, oil, steam, water, sewer rental, HVAC and other utilities furnished to the Building and utility taxes; (iv) the expenses incurred for casualty, rent, liability, fidelity, plate glass and any other insurance; (v) the cost of repairs, maintenance and painting, including the cost of acquiring or renting all supplies, tools, materials and equipment used in operating or repairing the Building; (vi) expenditures, whether by purchase or lease, for capital improvements and capital equipment that under generally applied real estate practice are expensed or regarded as deferred expenses and capital expenditures, whether by purchase or lease, that are made to comply with Laws first enacted or first becoming effective after the date of this Lease or for emergency or labor-saving devices or security or property protection systems or in lieu of a repair, in each case such capital expenditures to be included in Operating Expenses for the Operating Year in which such costs are incurred and every subsequent Operating Year, on a straight-line basis, to the extent that such items are amortized over their useful lives, determined in accordance with generally accepted accounting principles, consistently applied, with interest calculated at an annual rate equal to the Base Rate in effect at the time of Landlord’s having made said expenditure plus 1% per annum; (vii) the cost or rental of all supplies, tools, materials and equipment; (viii) the cost of uniforms, work clothes and dry cleaning; (ix) the cost of window cleaning, janitorial, concierge, guard, watchman or other security personnel, service or system, if any; (x) management fees; (xi) charges of independent contractors performing work included within this definition of Operating Expenses; (xii) telephone and stationery costs; (xiii) legal, accounting and other professional fees and disbursements incurred in connection with the operation and management of the Real Property; (xiv) association fees and dues; (xv) the cost of seasonal decorations (but not permanent works of art); (xvi) depreciation of hand tools and other movable equipment used in the operation, cleaning, repair, safety, management, security or maintenance of the Building; and (xvii) exterior and interior landscaping.

Notwithstanding the foregoing, Operating Expenses shall exclude or have deducted from them, as the case may be:

(1) executives’ salaries and benefits above the grade of building manager;

(2) any expense for which (a) Landlord is otherwise compensated through the proceeds of insurance, (b) Landlord would have been compensated through the proceeds of insurance had Landlord maintained the required insurance pursuant to Section 12.6, or (c) Landlord is reimbursed or entitled to be reimbursed from Tenant or other third parties, other than pursuant to provisions similar in nature to this Article 3;

(3) cost of repairs or replacements or restoration incurred by reason of fire or other casualty or condemnation, except that the amount of any reasonable deductible paid by Landlord may be included in Operating Expenses;

(4) costs incurred in performing work or furnishing services or utilities for any tenant (including for services during Overtime Periods), whether at such tenant’s or Landlord’s expense, to the extent that such work or service is in excess of any work or service (or the level of any work or service) or utilities that Landlord is obligated to furnish to Tenant at Landlord’s expense;

(5) Taxes;

(6) financing or refinancing costs and mortgage interest and mortgage amortization payments, all penalties, fines and damages payable under any Mortgage and legal and other professional fees incurred in connection with such financing or refinancing;

(7) leasing commissions, brokerage commissions, entertainment expenses, rental concessions and lease buy-outs;

(8) amortization and depreciation, except as otherwise specifically provided in clauses (vi) and (xvi) above and in the first paragraph (unnumbered) following this list of exclusions;

(9) amounts paid to affiliates of Landlord for services to the extent that such costs exceed the costs of such services were they not rendered by an affiliate of Landlord;

(10) rental under any Superior Lease, other than rental in the nature of an Operating Expense, as described in this Article 3, and all penalties, fines and damages payable under any Superior Lease;

(11) professional fees (including legal and accounting fees) not allocated to the operation or management of the Real Property and professional fees (including legal and accounting fees) allocable to disputes with, or preparation of leases for, tenants and prospective tenants or in enforcing any lease or in renewing, extending or amending any lease for a tenant in the Building;

(12) advertising and marketing and promotional expenses with respect to the Real Property;

(13) the costs of electricity furnished to rentable areas of the Building based upon the consumption shown on tenant meters or submeters and the rates charged by the electric service provider;

(14) the cost of any demolition, alterations, additions, changes, replacements, improvements and construction to prepare space for occupancy by a new tenant (including Tenant) or made to the Building solely for the benefit of a new tenant or to renovate space for an existing tenant, including, without limitation, Landlord’s Work (except as provided below), and any cash contributions or allowances with respect thereto;

(15) costs incurred with respect to a sale of all or any portion of the Building or the Land or any interest therein or of any interest in Landlord or any entity comprising Landlord;

(16) to the extent any cost is includable in Operating Expenses and incurred with respect to both the Building and other properties (including, without limitation, salaries, fringe benefits and other compensation of Landlord’s personnel who provide services to both the Building and other properties), there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties;

(17) the cost of the acquisition of the Land or the construction of improvements to the Building in connection with an expansion thereof;

(18) cost of repairs or other work occasioned by the exercise of the right of eminent domain;

(19) costs incurred to clean up, contain, abate, remove or otherwise remediate Hazardous Materials from the Real Property;

(20) any compensation paid to clerks, attendants, or other persons engaged in commercial concessions operated by Landlord for profit;

(21) costs or expenses associated with the operation of the business of the entity which constitutes Landlord, such as the formation of the entity, internal accounting and legal matters;

(22) costs of acquiring, leasing, restoring, removing, or replacing any permanent works of art (as distinct from seasonal or other decorations);

(23) franchise, transfer, inheritance, estate, occupancy, succession, gift, corporation, unincorporated business, gross receipts, excise, profits or income taxes imposed by Landlord;

(24) lease payments for rented equipment, the cost of which would constitute a capital expenditure if the equipment were purchased, except to the extent provided in this Article 3;

(25) the cost of any judgment, settlement or arbitration award resulting from any liability of Landlord (other than a liability for amounts otherwise includable in Operating Expenses hereunder) and all expenses incurred in connection therewith;

(26) any interest, fine, penalty or other late charge payable by Landlord incurred as a result of late payments;

(27) costs incurred by Landlord which result from Landlord’s breach of this Lease or Landlord’s negligence or willful misconduct;

(28) management fees that are in excess of the then prevailing market rate for comparable office buildings in the vicinity of the Building;

(29) costs incurred to remedy any violation of Requirements;

(30) costs and expenses incurred by Landlord in indemnifying the Tenant Indemnitees; and

(31) the cost to provide any service customarily provided by a managing agent to the extent that such cost is customarily included in management fees and not included as a separate line item in an operating expense escalation (such as bookkeeping or accounting costs).

If Landlord purchases any item of capital equipment or makes any capital expenditure (including Landlord’s Work) that is intended to have the effect of reducing the expenses that would otherwise be included in Operating Expenses, then the costs of such capital equipment or capital expenditure shall be included in Operating Expenses for the Operating Year in which the costs are incurred and every subsequent Operating Year on a straight-line basis, to the extent that such items are amortized over their useful lives, determined in accordance with generally accepted accounting principles, consistently applied, with interest calculated at the Base Rate in effect at the time of Landlord’s having made said expenditure plus 1% per annum. If Landlord leases any item of capital equipment designed to result in savings or reductions in expenses that would otherwise be included in Operating Expenses, then the rentals and other costs paid with respect to such leasing shall be included in Operating Expenses for the Operating Years in which such rentals and costs are incurred. Notwithstanding the provisions of this paragraph, the maximum amount that may be included in any Operating Year for any such capital equipment or capital expenditure shall be the amount of savings realized by such capital equipment or capital expenditure. To the extent that the amount of such savings is less than the amortized cost plus interest in any one Operating Year, Landlord shall include in subsequent Operating Years until fully recovered the amount not included in an Operating Year by reason of such limitation (provided that such limitation is not exceeded in any subsequent Operating Year).

If Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord for all or any portion of an Operating Year (including any Operating Year used to compute a Base Operating

Factor), Operating Expenses for such Operating Year shall be deemed to be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such Operating Year by Landlord if it had, at its own expense, furnished such work or service to such tenant.

(B) “Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments (exclusive of penalties and interest thereon) imposed upon the Real Property (including, without limitation, (i) assessments made upon or with respect to any “air” and “development” rights now or hereafter appurtenant to or affecting the Real Property, (ii) any fee, tax or charge imposed by any Government Authority for any vaults, vault space or other space within or outside the boundaries of the Real Property not used by and paid for by one or more specified tenants, and (iii) any assessments levied after the date of this Lease for public benefits to the Real Property or the Building, including BID Charges (as hereinafter defined); provided that if, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Real Property or the Building, or the occupancy, rents or income therefrom, in substitution for any of the foregoing Taxes or for an increase in any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord’s sole asset were the Real Property. With respect to any Tax Year, all expenses, including customary attorneys’ fees and disbursements and reasonable experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such Tax Year. Anything contained herein to the contrary notwithstanding, Taxes shall not be deemed to include (a) any taxes on Landlord’s income, or profit or corporate taxes, (b) franchise taxes, (c) estate, inheritance, succession, capital stock, gains, transfer or gift taxes, or (d) any similar taxes imposed on Landlord, except to the extent such taxes are levied, assessed or imposed as a substitute for the whole or any part of, or as a substitute for an increase in, the taxes, assessments, levies, fees, charges and impositions that now constitute Taxes. In no event shall Taxes include any interest or penalties incurred as a result of Landlord’s late payment of Taxes.

(C) “BID Charges” shall mean business improvement district charges imposed on the Building and/or the Land, and any expenses incurred by Landlord in contesting the same.

Section 3.2

(A) Tenant shall pay as Escalation Rent for each Tax Year, an amount (“Tenant’s Tax Payment”) equal to Tenant’s Share of the amount by which the Taxes for such Tax Year are greater than the Base Tax Factor. Tenant’s Tax Payment shall be payable by Tenant to Landlord in twelve (12) equal monthly installments (subject to the further provisions of this Section 3.2), the first of which shall be due within thirty (30) days after receipt of a Landlord’s Tax Statement, regardless of whether such Landlord’s Tax Statement is received prior to, on or after the first day of such Tax Year and the remaining installments shall be due on the first day of each month thereafter. If there is any increase in Taxes for any Tax Year, whether during or after such Tax Year, or if there is any decrease in the Taxes for any Tax Year during such Tax Year, Landlord may furnish a revised Landlord’s Tax Statement for any Tax Year affected, and Tenant’s Tax

Payment for such Tax Year shall be adjusted and, (a) within thirty (30) days after Tenant’s receipt of such revised Landlord’s Tax Statement, Tenant shall (with respect to any increase in Taxes for such Tax Year) pay the appropriate increase in Tenant’s Tax Payment to Landlord, or (b) (with respect to any decrease in Taxes for such Tax Year) Landlord shall, at its election, either credit such decrease in Tenant’s Tax Payment against the next installment(s) of Rental payable by Tenant until fully applied or refund the amount of such decrease by check to the order of Tenant or, if at the end of the Term, there shall not be any further installments of Rental remaining against which Landlord can credit any decrease in Taxes due Tenant, Landlord shall deliver to Tenant Landlord’s check in the amount of the refund due Tenant within thirty (30) days after Landlord’s receipt of any refund. If, during the Term, Taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to the Lessor or the Mortgagee), in full or in quarterly or other installments on any other date or dates than as presently required, then Tenant’s Tax Payments shall be correspondingly accelerated or revised so that Tenant’s Tax Payments are due at least thirty (30) days prior to the date payments are due to the taxing authorities, the Lessor or the Mortgagee.

(B) Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce Taxes, which Landlord shall institute for each Tax Year during the Term so long as Landlord determines there is a reasonable basis therefor. Tenant shall have the right to submit to an expedited arbitration proceeding pursuant to Section 39.22 the issue of whether there is a reasonable basis to institute tax reduction or other proceedings to reduce Taxes in cases where Landlord has determined there is no reasonable basis to do so. Landlord shall advise Tenant after Landlord shall have instituted any such proceeding or shall respond to Tenant’s inquiry with respect thereto. If, after a Landlord’s Tax Statement has been sent to Tenant, a refund of Taxes is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a Landlord’s Tax Statement adjusting the Taxes for such Tax Year (taking into account Landlord’s expenses therefor) and setting forth Tenant’s Share of such refund, and Tenant shall be entitled to receive such amount by way of a credit against the next installment(s) of Rental until fully applied or by a refund if at the end of the Term; provided, however, that Tenant’s Share of such refund shall be limited to the amount of Tenant’s Tax Payment, which Tenant had theretofore paid to Landlord attributable to increases in Taxes for the Tax Year to which the refund is applicable.

(C) Tenant’s Tax Payment and any credits with respect thereto as provided in this Section 3.2 shall be made as provided in this Section 3.2 regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any taxes by reason of Tenant’s diplomatic or other tax exempt status or for any other reason whatsoever.

(D) Tenant shall pay to Landlord within thirty (30) days after demand as Additional Rent any occupancy tax or rent tax now in effect or hereafter enacted, if payable by Landlord in the first instance or hereafter required to be paid by Landlord.

(E) Each Landlord’s Tax Statement furnished by Landlord with respect to Tenant’s Tax Payment shall be accompanied by a copy of the real estate tax bill or bills for the Tax Year referred to therein, but Landlord shall have no obligation to deliver more than one such copy of the real estate tax bill or bills in respect of any Tax Year.

(F) If the Base Tax Factor subsequently shall be adjusted, corrected or reduced whether as the result of protest, by means of agreement or as the result of legal proceedings, the Base Tax Factor for the purpose of computing any Additional Rent payable pursuant to this Article shall be the Base Tax Factor as so adjusted, corrected or reduced. Until the Base Tax Factor is so adjusted, corrected or reduced, if ever, Tenant shall pay Additional Rent hereunder based upon the unadjusted, uncorrected or unreduced Base Tax Factor and upon such adjustment, correction or reduction occurring, any Additional Rent payable by Tenant prior to the date of such occurrence shall be recomputed and Tenant shall pay to Landlord any Escalation Rent found due by such recomputation within thirty (30) days after being billed therefor (which bill shall set forth in reasonable detail the pertinent data causing and comprising such recomputation).

(G) If the Commencement Date or the Expiration Date occurs on a date other than July 1 or June 30, respectively, any Tenant’s Tax Payment under this Article 3 for the Tax Year in which such Commencement Date or Expiration Date occurs shall be apportioned in that percentage which the number of days in the period from the Commencement Date to June 30 or from July 1 to the Expiration Date, as the case may be, both inclusive, bears to the total number of days in such Tax Year. If the Commencement Date or the Expiration Date occurs on a date other than January 1 or December 31, respectively, any Tenant’s Operating Payment under this Article 3 for the Operating Year in which such Commencement Date or Expiration Date occurs shall be apportioned in that percentage which the number of days in the period from the Commencement Date to December 31 or from January 1 to the Expiration Date, as the case may be, both inclusive, bears to the total number of days in such Operating Year. In the event of a termination of this Lease, any Escalation Rent under this Article 3 shall be paid or adjusted within thirty (30) days after submission of a Landlord’s Statement. In no event shall Fixed Rent ever be reduced by operation of this Article 3 and the rights and obligations of Landlord and Tenant under the provisions of this Article 3 with respect to any Escalation Rent shall survive the Expiration Date.

Section 3.3

(A) Tenant shall pay as Escalation Rent for each Operating Year an amount (“Tenant’s Operating Payment”) equal to Tenant’s Share of the amount by which Operating Expenses for such Operating Year are greater than the Base Operating Factor.

(B) Landlord shall furnish to Tenant, with respect to each Operating Year, a Landlord’s Operating Statement setting forth Landlord’s estimate of Tenant’s Operating Payment for such Operating Year (“Tenant’s Projected Operating Share”). Landlord shall use commercially reasonable efforts to furnish Tenant’s Projected Operating Share to Tenant during the first calendar quarter of each Operating Year. In addition, upon Tenant’s request, Landlord shall keep Tenant apprised in December of each year of Landlord’s estimate of Tenant’s Projected Operating Share for the following year, without any liability to Tenant. Tenant’s Projected Operating Share shall not exceed 110% of Tenant’s Operating Payment for the prior Operating Year unless Landlord becomes aware of (and advises Tenant in writing) of an anticipated and extraordinary increase in one or more categories of Operating Expenses (such as insurance premiums). Tenant shall pay to Landlord on the first day of each month during such

Operating Year, as Escalation Rent, an amount equal to one-twelfth of Tenant’s Projected Operating Share for such Operating Year. If, however, Landlord furnishes any such Landlord’s Operating Statement for an Operating Year subsequent to the commencement of such Operating Year, then (a) until the first day of the month following the month in which such Landlord’s Operating Statement is furnished to Tenant (but in no event less than thirty (30) days), Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 3.3 in respect of the last month of the preceding Operating Year; (b) after such Landlord’s Operating Statement is furnished to Tenant or together therewith, Landlord shall give Notice to Tenant stating whether the installments of Tenant’s Projected Operating Share previously made for such Operating Year were greater or less than the installments of Tenant’s Projected Operating Share to be made for such Operating Year in accordance with such estimate, and (i) if there is a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (ii) if there was an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rental until fully applied or, if at the end of the Term there shall not be any further installments of Rental remaining against which Landlord can credit any such overpayment due Tenant, Landlord shall deliver to Tenant Landlord’s check in the amount of the refund due Tenant within thirty (30) days after Tenant shall first be entitled to a credit for the overpayment of Operating Expenses; and (c) on the first day of the month following the month in which such Landlord’s Operating Statement is furnished to Tenant (but in no event less than thirty (30) days), and monthly thereafter throughout the remainder of such Operating Year, Tenant shall pay to Landlord an amount equal to one-twelfth of Tenant’s Projected Operating Share shown in such Landlord’s Operating Statement. Landlord may furnish to Tenant a revised Landlord’s Operating Statement with a new estimate of Tenant’s Projected Operating Share for such Operating Year and, in such case, Tenant’s Projected Operating Share for such Operating Year shall be adjusted and paid or credited, as the case may be, substantially in the same manner as provided in the preceding sentence.

(C) Within 180 days after the end of each Operating Year, Landlord shall endeavor to furnish to Tenant a Landlord’s Operating Statement for such Operating Year. Each such year-end Landlord’s Operating Statement shall be accompanied by a computation of Operating Expenses for the Building prepared by the Manager (after consultation with a certified public accountant) or by a certified public accountant designated by Landlord from which Landlord shall make the computation of Escalation Rent due in respect of Operating Expenses hereunder. In making computations of Operating Expenses, the certified public accountant or the Manager may rely on Landlord’s reasonable estimates and allocations whenever said estimates and allocations are needed for this Article 3. If the Landlord’s Operating Statement shows that the sums paid by Tenant under Section 3.3(B) exceeded Tenant’s Operating Payments required to be paid by Tenant for such Operating Year, Landlord shall credit the amount of such excess against subsequent payments of Rental until fully applied or, if at the end of the Term there shall not be any further installments of Rental remaining against which Landlord can credit any such overpayments due Tenant, Landlord shall deliver to Tenant Landlord’s check in the amount of the refund due Tenant within thirty (30) days after Tenant shall first be entitled to a credit for the overpayment of Operating Expenses; and if the Landlord’s Operating Statement for such Operating Year shows that the sums so paid by Tenant were less than Tenant’s Operating

Payment due for such Operating Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor.

(D) Upon the occurrence of the Commencement Date for floors 7, 8 and 9, Landlord, at Tenant’s request, shall discuss with Tenant its concerns, ideas and recommendations relating to services in the Building and the budgeting therefor. Tenant acknowledges, however, that Landlord shall have no obligation to accept any of such recommendations and that Landlord shall be the final decision maker with respect to any of such matters and that, as a condition of implementing any of such recommendations which increases Operating Expenses, Landlord may request that Tenant pay any incremental cost.

Section 3.4 Landlord’s failure to render any Landlord’s Statement with respect to any Tax Year or Operating Year shall not prejudice Landlord’s right thereafter to render a Landlord’s Statement with respect thereto or with respect to any subsequent Tax Year or Operating Year, as the case may be, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right thereafter to render a corrected Landlord’s Statement for that Tax Year or Operating Year. Notwithstanding the foregoing, if Landlord shall have failed to render a Landlord’s Statement with respect to any Tax Year or Operating Year within two (2) years after the end of such Tax Year or such Operating Year, or within two (2) years after the expiration or sooner termination of this Lease, whichever is sooner, then Landlord shall have waived its right to send any such Landlord Statement or otherwise further bill Tenant for that particular Operating Year or Tax Year. In addition, Landlord shall not be permitted to revise a Landlord’s Operating Statement after such two-year period with respect to a prior Operating Year.

Section 3.5 Any Landlord’s Statement sent to Tenant shall be conclusively binding upon Tenant unless, within 180 days after such Landlord’s Statement is sent, Tenant shall send Notice to Landlord objecting to such Landlord’s Statement and specifying, to the extent reasonably practicable, the respects in which such Landlord’s Statement is disputed, provided that, with respect to Landlord’s Statement for the Base Operating Factor for the 6th and 10th floors only, Tenant has until the 180th day after the date Tenant receives the Landlord’s Statement for the 2007 Operating Year to object to Landlord’s Statement for such Base Operating Factor. If Tenant shall send such notice with respect to a Landlord’s Operating Statement, Tenant may, at its own expense, select an auditor which is an independent certified public accountant, who or which is not being compensated by Tenant, in whole or in part, on a contingency basis (an “Approved Examiner”), provided that such Approved Examiner is not and has not during the Term been affiliated with, a shareholder in, an officer, director, partner, or employee of, any Manager during the Term or the Manager named in this Lease, and such Approved Examiner may examine Landlord’s books and records relating solely to disputed aspects of the Operating Expenses to determine the accuracy of Landlord’s Operating Statement. Tenant recognizes the confidential nature of Landlord’s books and records and agrees that information obtained by it or an Approved Examiner during any examination (including any compromise, settlement or adjustment relating to the results of such examination) shall be maintained in strict confidence by Tenant and such Approved Examiner. As a condition precedent to Tenant’s exercise of its right to examine Landlord’s books and records, Tenant shall deliver to Landlord a confidentiality agreement, reasonably satisfactory to Landlord (but containing commercially reasonable and standard exceptions to confidentiality), from the Approved Examiner to the same effect as

Tenant’s agreement contained in the preceding sentence. If, after such examination, such Approved Examiner shall dispute such Landlord’s Operating Statement, either party may refer the decision of the issues raised to a reputable independent firm of certified public accountants not affiliated or having had worked for Landlord or Tenant or their respective affiliates within the prior three year period, selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, and the decision of such accountants shall be conclusively binding upon the parties. The fees and expenses involved in resolving such dispute shall be borne by the unsuccessful party (and if both parties are partially unsuccessful, the accountants shall apportion the fees and expenses between the parties based upon the degree of success of each party). Notwithstanding the giving of such Notice by Tenant, and pending the resolution of any such dispute, Tenant shall pay to Landlord when due the amount shown on any such Landlord’s Statement, as provided in this Article 3.

Section 3.6 In determining the amount of the Base Operating Factor and Operating Expenses, if less than 95% of the Building’s rentable area shall have been occupied by tenant(s) at any time during the applicable base Operating Year or any subsequent Operating Year, Operating Expenses, for the purposes of the Base Operating Factor and for any such subsequent Operating Year, shall be adjusted to the amount which would normally be expected to be incurred had 95% of all such areas been occupied throughout the applicable base Operating Year or any subsequent Operating Year. The provisions of this paragraph with respect to adjustments of Operating Expenses for vacancy, shall apply only to Operating Expenses which are variable and which increase in the same relationship to the increase in occupancy in the Building and shall not apply to any Operating Expenses which do not vary with the level of occupancy in the Building.

ARTICLE 4

ELECTRICITY

Section 4.1 Tenant shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electricity to the Building. Tenant agrees that at no time will the electrical connected load in the Premises exceed in the aggregate six (6) watts per rentable square foot, exclusive of the HVAC System. Upon Tenant’s request and at Tenant’s expense, Landlord shall cooperate with Tenant if Tenant wishes to obtain from the electric service provider for the Building additional electrical power for the Premises, so long as such additional electrical power is reasonably required for Tenant to conduct its business in the Premises. If the electric service provider to the Building requires that Tenant use the electrical capacity available in the Building (if any) for Tenant’s additional electrical requirements, Landlord will then permit such use, provided that Tenant consults with Landlord’s engineer, at Tenant’s cost, in connection with Tenant’s electrical design and distribution for the Premises. If Landlord, for any reason, subsequently requires such additional Building electrical capacity made available by Landlord to Tenant, Landlord, at Tenant’s cost, shall obtain for the Building from the electric service provider the same additional amount of additional electrical capacity made available by Landlord to Tenant. Tenant shall reimburse Landlord, if required, for the installation of any additional risers or other equipment to enable Landlord to continue to furnish adequate electrical power throughout the Building. Landlord shall have no liability to Tenant if either Landlord or Tenant is unable to obtain any additional electric power requested by Tenant. Tenant shall not, without Landlord’s prior written consent in each instance, not to be unreasonably withheld, conditioned or delayed, connect any fixtures, machinery, appliances or equipment to the Building electric distribution system or make any alteration or addition to Tenant’s machinery, appliances or equipment, or the electric system of the Premises, if the effect thereof would be to increase the electrical load in the Premises over the load specified in this Section 4.1, as such load may have been increased in accordance with the provisions of this Section 4.1. Should Landlord grant such consent, all additional risers or other equipment required therefor shall be provided by Landlord and the reasonable cost thereof shall be paid by Tenant within 30 days after Landlord’s demand. Landlord shall not be liable in any way to Tenant for any interruption or failure or defect in the supply or character of electric service furnished to the Premises or for any loss, damage or expense Tenant may sustain if either the quantity or character of electric service is changed or is no longer suitable for Tenant’s requirements, whether by reason of any requirement, act or omission of the public utility serving the Building or for any other reason, other than the negligence or willful misconduct of Landlord or its agents.

Section 4.2 (A) As of the Commencement Date, electricity shall be furnished by Landlord to the Premises, and Tenant shall pay to Landlord, as Additional Rent for such service (including the electricity used to service any HVAC units providing HVAC solely to the Premises and any water heaters installed by Landlord providing hot water to the Premises), the amounts (the “Electricity Additional Rent”), as determined by one or more submeters purchased and installed by Landlord, at Landlord’s expense (but maintained, repaired and replaced by Landlord, at Tenant’s cost, which cost shall be equal to Landlord’s reasonable, out-of-pocket costs), at charges, terms and rates, applied to the monthly readings on each such meter or submeter, as set from time to time during the Term by the public utility serving the Building based upon the average rate per kilowatt hour payable by Landlord to the public utility for the electricity furnished to the Building during the applicable billing period (computed by dividing the electricity bill for the Building for such period by the total kilowatt hours on such bill), plus an amount equal to four (4%) percent thereof to reimburse Landlord for administrative services in connection with supplying and billing such electricity and for line loss. As each Commencement Date occurs, Tenant may cause a survey to be performed by an independent electrical consultant reasonably acceptable to Landlord to ensure that the submeters measuring Tenant’s consumption of electricity in such portion of the Premises are not measuring electricity to operate equipment not located within or exclusively serving the Premises. Landlord shall grant access to the applicable electrical closets necessary for Tenant to conduct such survey upon reasonable prior notice at reasonable times. If the results of such survey indicate that the submeters have been measuring electricity to operate equipment not located within or exclusively serving the Premises, then (i) any prior bills for the Electricity Additional Rent shall be appropriately adjusted and Landlord shall credit against Tenant’s next installments of Rental due hereunder any amounts overpaid by Tenant on account of such inaccurate billing of Electricity Additional Rent, and (ii) Landlord shall reimburse Tenant for Tenant’s costs to perform such survey.

(B) Bills for the Electricity Additional Rent shall be rendered to Tenant monthly, and Tenant shall pay the amount shown thereon to Landlord within thirty (30) days after the rendering of such bill.

(C) Wherever reference is made in this Article to rate(s) or charge(s) of the public utility supplying electricity to the Building or to increases in such rates or charges, the words rates or charges shall be deemed to include without limitation, any and all (including any new or additional) (i) kilowatt hours or energy charge; (ii) kilowatts of demand charge; (iii) fuel adjustment charge; (iv) transfer adjustment charge; (v) utility tax; (vi) sales tax; and (vii) any and all other charges and taxes required to be paid by Landlord to the utility company.

Section 4.3 Tenant, at Tenant’s option, shall purchase from Landlord all lighting tubes, lamps, bulbs and ballasts used in the Premises, and Tenant shall pay to Landlord Landlord’s reasonable charges for providing and installing the same, as Additional Rent.

Section 4.4 Landlord shall have the right, in its sole discretion, to select any entity or entities which it desires to have as the electrical service provider to the Building (including the Premises), and Tenant shall not have the right to select the same or participate in the selection of the same, except and to the extent that any Laws mandate that Tenant have any such right(s). Any such new electric service provider shall charge electric rates that are competitive with the then existing electric service provider to the Building.

Section 4.5 Landlord reserves the right to discontinue furnishing electric energy to the Premises at any time upon not less than 120 days notice to Tenant provided that Landlord shall not exercise such right unless it discontinues furnishing electricity to all of the office space in the Building and until Tenant, acting diligently, shall be able to obtain electric energy directly from the electric service provider for the Building. Landlord shall cooperate with Tenant in such efforts. If Landlord exercises such right of termination, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that, from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electric energy to Tenant. If Landlord voluntarily discontinues furnishing electric energy to Tenant, Landlord shall, prior to the effective date of such discontinuance, at Landlord’s expense, make such changes in panel boards, feeders, risers, wiring and other conductors and equipment to the extent required to permit Tenant to obtain electric energy directly from the electric service provider for the Building. If, on the other hand, Landlord is required by any Laws to discontinue furnishing electric energy to Tenant, Tenant shall reimburse Landlord promptly upon demand for one-half of the cost incurred by Landlord in making such changes in panel boards, feeders, risers, wiring and other conductors and equipment in order to permit Tenant to obtain electric energy directly from the electric service provider for the Building. In either case Tenant may use all of such panel boards, feeders, risers, wiring and other conductors and equipment to obtain electric energy directly.

ARTICLE 5

USE AND OCCUPANCY

Section 5.1 Tenant shall use and occupy the Premises for the Permitted Use and for no other purpose.

Section 5.2 Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (1) for the business of photographic, multilith or multigraph reproductions or offset printing (other than those which are ancillary to an otherwise Permitted Use), (2) for an off-the-street retail commercial banking, thrift institution, loan company, trust company, depository or safe deposit business accepting deposits from the general public, (3) for the off-the-street retail sale of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, (4) by the United States government, the City or State of New York, any foreign government, the United Nations or any agency or department of any of the foregoing having or asserting sovereign immunity, (5) except as otherwise expressly provided in this Lease, for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, except for the preparation, dispensing and consumption of food by Tenant’s employees who work in the Premises and Tenant’s invitees (but not invitees who are invitees solely for the consumption or purchase of food or beverages unrelated to any other business with Tenant) and not for the sale of food to any Persons other than such employees and invitees, (6) as an employment agency, day-care facility, labor union, school, or vocational training center (except for the training of employees of Tenant intended to be employed at the Premises and for seminars conducted by Tenant for investors, potential investors, employees and other business professionals), (7) as a barber shop, beauty salon or manicure shop, (8) for product display activities (such as those of a manufacturer’s representative), (9) as offices of any public utility company, (10) for data processing activities (other than those which are ancillary to an otherwise Permitted Use), (11) for health care activities, (12) for clerical support services or offices of public stenographers or typists (other than those which are ancillary to an otherwise Permitted Use), (13) as reservation centers for airlines or travel agencies, (14) for retail or manufacturing use, (15) as studios for radio, television or other media, (16) for offices for a real estate brokerage firm or (17) for any obscene or pornographic purpose or any sort of commercial sex establishment or for exhibition to the public of any obscene or pornographic materials. For purposes of the preceding clause (17), “pornographic” shall mean that the material or purpose has prurient appeal or relates, directly or indirectly, to lewd or prurient sexual activity and “obscene” shall have the meaning ascribed thereto in New York Penal Law Section 235.00. Furthermore, the Premises shall not be used for any purpose that would, in Landlord’s reasonable judgment, tend to lower the first-class character of the Building, create unreasonable or excessive elevator or floor loads, violate the certificate of occupancy of the Building, impair or interfere with any of the Building operations or the proper and economic heating, air-conditioning, cleaning or any other services of the Building, interfere with the use of the other areas of the Building by any other tenants, or impair the appearance of the Building.

ARTICLE 6

ALTERATIONS

Section 6.1

(A) Tenant, upon Notice to but without obtaining Landlord’s consent, may make Alterations which (i) do not affect any structural or mechanical portion of the Building or Building Systems and (ii) are of a decorative nature such as painting, carpeting, wall covering, and the like (a “Decorative Alteration”). Tenant shall not make or permit to be made any other Alterations without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that (1) the outside appearance of the Building shall not be affected; (2) the strength of the Building shall not be affected; (3) the structural parts of the Building shall not be affected; (4) no part of the Building outside of the Premises shall be affected; and (5) the proper functioning of the Building Systems shall not be adversely affected and the use of such systems by Tenant shall not be increased beyond Tenant’s allocable portion of reserve capacity thereof, if any. Reference is made to Schedule B hereto, which contains the Building Rules and Building Standards for Alterations applicable to the Building, which is incorporated by reference in this Lease. Landlord reserves the right to make reasonable changes and additions thereto, provided however, that such changes or additions shall not conflict with the express provisions of this Lease. To the extent that Tenant disputes the reasonableness of any of such changes and additions, either party may refer the dispute to the arbitration described in Section 39.22. In addition, once Tenant commences a particular Alteration, Landlord shall not impose a new rule or standard, or modify an existing rule or standard, with respect to such Alteration which adversely affects Tenant’s ability to timely complete such Alteration or increases Tenant’s costs in completing such Alteration. In case of any conflict or inconsistency between the provisions of this Lease and any of the Building Rules and Building Standards for Alterations, the provisions of this Lease shall control, including with respect to any fees payable in connection with Tenant’s Alterations.

(B) (1) Prior to making any Alterations, Tenant shall, at Tenant’s expense, (i) other than with respect to Decorative Alterations and other Alterations not requiring a building permit, submit to Landlord six sets of blue lines of final, stamped and detailed plans and specifications (including layout, architectural, electrical, mechanical and structural drawings) that comply with all Laws for each proposed Alteration, and Tenant shall not commence any such Alteration without first obtaining Landlord’s approval of such plans and specifications, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) at Tenant’s expense, obtain all permits, approvals and certificates required by any Government Authorities, and (iii) furnish to Landlord certificates evidencing worker’s compensation insurance (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors, in connection with such Alteration) and copies of Tenant’s policies of commercial general liability insurance (including premises operation, bodily injury, personal injury, death, independent contractors, products and completed operations, broad form contractual liability and broad form property damage coverages) in such form, with such companies, for such periods and in such amounts as Landlord may reasonably approve, naming Landlord and its agents, any Lessor and any Mortgagee, as additional insureds. Upon completion of such Alteration, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Alterations required by any Government Authority and shall furnish Landlord with copies thereof, together with the “as-built” plans and specifications for such Alterations. All Alterations shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord, all Laws and the Rules and Regulations. All materials and equipment to be incorporated in the Premises as a result of any Alterations shall be first quality and no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage, title retention or security agreement. In addition, except for Decorative Alterations, any Alteration for which the cost of labor and materials (as reasonably estimated by Landlord’s architect, engineer or contractor) is in excess of Seventy-Five Thousand ($75,000.00) Dollars, shall be performed only under the supervision of a licensed architect selected by Tenant and reasonably satisfactory to Landlord.

(2) Landlord shall endeavor to respond to the proposed plans and specifications referred to in Section 6.1 (B)(1)(i) within ten (10) days after submission, but Landlord shall have no liability to Tenant by reason of Landlord’s failure to respond within such time period. If Landlord shall fail to respond within such time period, however, Landlord’s approval of such plans and specifications shall be deemed granted, provided that Tenant shall have sent Landlord a second request for approval containing the following language in eighteen-point print: “THIS IS A SECOND REQUEST FOR APPROVAL OF THE PROPOSED PLANS AND SPECIFICATIONS. IF LANDLORD DOES NOT RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS, LANDLORD’S APPROVAL SHALL BE DEEMED GRANTED PURSUANT TO THE PROVISIONS OF THE LEASE” and Landlord shall have failed to respond within such time period. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications, and to condition its approval upon Tenant making reasonable revisions to the plans and specifications or supplying additional information. Tenant agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant or any other Person with respect to the adequacy, correctness or sufficiency thereof or with respect to Laws or otherwise.

(3) Landlord approves in concept the installation by Tenant, at its expense, of a cafeteria and/or executive dining facilities in the Premises for Tenant’s employees and business invitees, subject to (a) Landlord’s approval of Tenant’s plans and specifications for such Alterations in accordance with the provisions set forth in Section 6.1(A) and (B), (b) Tenant’s compliance with the other provisions of this Article 6 and (c) compliance with customary construction, operational and cleaning requirements relating to the installation, operation and maintenance of commercial kitchens, including but not limited to, requirements relating to installation of appropriate exhaust and venting equipment, drainpipes, greasetraps and ductwork, and the prevention of vermin and other infestation.

(4) Landlord shall not unreasonably withhold, condition or delay its consent to the installation by Tenant, at its expense, of a lockable cage-like enclosure around the telecommunication cabinets in the basement of the Building for security purposes and installing another telecommunications cabinet in the same area if necessary. Landlord’s consent is conditioned upon Tenant complying with the applicable provisions of this Article 6 and obtaining the consent to such work by any other user of such cabinets as well as the telecommunications provider with respect to such cabinets.

(C) Except as otherwise provided in the Building Rules and Building Standards for Alterations, Tenant shall be permitted to perform Alterations during Operating Hours, provided that such work does not unreasonably interfere with or unreasonably interrupt the operation and maintenance of the Building or unreasonably interfere with or unreasonably interrupt the use and occupancy of the Building by other tenants in the Building; provided that Tenant shall not be entitled to have any construction material delivered, or any construction debris removed, during Operating Hours on Business Days prior to the date on which the Commencement Date for floors 7, 8 and 9 shall have occurred. Otherwise, Alterations shall be performed at Tenant’s expense and at such times as Landlord may from time to time reasonably designate. All Alterations (but not Tenant’s Property) shall become a part of the Building and shall be Landlord’s property from and after the installation thereof and may not be removed or changed without Tenant’s compliance with the applicable provisions of this Article 6. Notwithstanding the foregoing, if on or before the date Landlord approves Tenant’s plans and specifications (or other documentation) for such Alterations, Landlord notifies Tenant that Landlord is reserving the right to require Tenant to remove any Alterations designated by Landlord as specialty Alterations (“Specialty Installations”) which shall be only those that exceed the customary standard types of alterations for general, executive and administrative business offices in Manhattan, then Landlord, prior to the Fixed Expiration Date or within 15 days after any earlier termination of this Lease, may require Tenant to remove such Specialty Installations and to repair and restore in a good and workmanlike manner to Building standard condition (reasonable wear and tear excepted) any damage to the Premises or the Building caused by such removal. Notwithstanding anything to the contrary contained herein, (i) all Alterations made at Tenant’s expense (i.e., those Alterations not paid for with the Tenant Improvement Allowance) shall be deemed to be owned by Tenant for the purposes of income taxes and Tenant shall have the right to depreciate the cost of such Alterations and (ii) Landlord’s Work and all Alterations paid for with the Tenant Improvement Allowance shall be deemed to be owned by Landlord for the purposes of income taxes and Landlord shall have the right to depreciate the cost of such Landlord’s Work and Alterations. All Tenant’s Property shall remain the property of Tenant and, on or before the Expiration Date or earlier end of the Term, may be removed from the Premises by Tenant at Tenant’s option, provided, however, that Tenant shall repair and restore in a good and workmanlike manner to Building standard condition (reasonable wear and tear excepted) any damage to the Premises or the Building caused by such removal. The provisions of this Section 6.1(C) shall survive the expiration or earlier termination of this Lease.

(D) (1) All Alterations shall be performed, at Tenant’s sole cost and expense (but subject to the Tenant Improvement Allowance), by contractors and subcontractors selected by Tenant and approved by Landlord and under the supervision of a construction or project manager selected by Tenant and approved by Landlord, which approval in any such cases shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves the contractors and subcontractors set forth on the list annexed to this Lease as Schedule N, for the performance of the Initial Alterations for floors 6 and 10. Prior to making any Alteration, at Tenant’s request, Landlord shall furnish Tenant with a list of contractors who may perform Alterations to the

Premises on behalf of Tenant. If Tenant shall enter into a contract with any contractor set forth on the list, within six months after Landlord shall furnish Tenant with such list, Tenant shall not be required to obtain Landlord’s consent to such contractor unless, prior to entering into a contract with such contractor or the commencement of work by the contractor, Landlord notifies Tenant that such contractor has been removed from the list.

(2) Notwithstanding the foregoing, with respect to any Alteration affecting the Class E Systems of the Building, (i) Tenant shall employ Landlord’s or the Manager’s designated contractor, provided its fees shall be commercially reasonable and competitive with like-qualified contractors, and (ii) the Alteration shall be designed by Tenant’s, Landlord’s or the Manager’s engineer. In addition, Tenant shall employ Landlord’s or the Manager’s designated expediter with respect to any filings with, or other submissions to, applicable Government Authorities in connection with any of Tenant’s Alterations, provided its fees shall be commercially reasonable and competitive with like-qualified expediters. As of the date of this Lease, the expediter for the Building is Metropolis, which presently charges approximately $150 per hour for its principals and $45 per hour for non-principals.

(E) (1) Any mechanic’s lien filed against the Premises or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be cancelled or discharged by Tenant, by payment or filing of the bond required by law, within thirty (30) days after Notice to Tenant that such lien shall have been filed, and Tenant shall indemnify and hold Landlord harmless from and against any and all costs, expenses, claims, losses or damages resulting therefrom by reason thereof on the terms and conditions set forth in Article 33 hereof.

(2) If Tenant shall fail to discharge such mechanic’s lien within the aforesaid period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit in court or bonding, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such mechanic’s lien by the lienor and to pay the amount of the judgment, if any, in favor of the lienor, with interest, costs and allowances.

(3) Any amount paid by Landlord for any of the aforesaid charges and for all reasonable expenses of Landlord (including, but not limited to, reasonable attorneys’ fees and disbursements) incurred in defending any such action, discharging said lien or in procuring the discharge of said lien, with interest on all such amounts at the maximum legal rate of interest then chargeable to Tenant from the date of payment, shall be repaid by Tenant within thirty (30) days after written demand therefor, and all amounts so repayable, together with such interest, shall be considered Additional Rent.

Section 6.2 In the case of Alterations (other than Decorative Alterations) costing in excess of $25,000, Tenant shall pay to the Manager a fee (the “Alteration Fee”) equal to $3,500 per month (prorated for a partial month) during the performance of such Alterations. Manager shall cause its head of construction (or the individual holding a similar position of comparable responsibility, presently held by Frank Spadafora) to participate in Tenant’s construction meetings (but not more frequently than weekly), and shall otherwise cooperate with Tenant (at no cost to Landlord) in connection with Tenant’s Alterations. Such Alteration Fee or any portion thereof shall be paid by Tenant to the Manager within 30 days after demand therefor. In addition, Tenant shall reimburse Landlord, within 30 days after demand for any out-of-pocket expense incurred by Landlord for reviewing the plans and specifications for any Alterations or, provided the Alteration does not require the payment of an Alteration Fee, inspecting the progress of completion of the same. Notwithstanding the foregoing, Tenant shall not be obligated to pay the Alteration Fee for any Alterations as to which Tenant has engaged Tristar Corporation, Sweet Construction or Corporate Interiors as the general contractor, so long as such selected entity is then authorized to perform work in the Building.

Section 6.3 Landlord, at Tenant’s expense, and upon the request of Tenant, shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the provisions of the applicable Laws shall require that Landlord join in such application) and shall otherwise cooperate with Tenant in connection therewith, provided that Landlord shall not be obligated to incur any cost or expense or liability in connection therewith.

Section 6.4 Tenant shall furnish to Landlord copies of records of all Alterations and of the cost thereof within thirty (30) days after the completion of such Alterations.

Section 6.5

(A) Provided an Event of Default is not then continuing under this Lease, Landlord, subject to the conditions set forth below, shall pay to Tenant the Tenant Improvement Allowance in connection with the Alterations to be made by Tenant for Tenant’s initial occupancy of the Premises (the “Initial Alterations”), up to a maximum amount not to exceed the allocable amounts set forth in the Reference Page for those costs and expenses directly incurred by Tenant in connection with the construction of the Initial Alterations for the applicable portions of the Premises, as shown on the approved plans and specifications referred to in Section 6.1 for such Initial Alterations. For purposes of the preceding sentence, actual costs of construction shall include both so-called “hard” construction costs and so-called “soft” costs for Tenant’s architectural, engineering and filing fees, but excluding furniture, fixtures and equipment (collectively, “Soft Costs”), provided that Landlord shall not be obligated to fund to Tenant for Soft Costs more than 10% of the allocable Tenant Improvement Allowance. Notwithstanding the foregoing, to the extent Tenant does not use the entire Tenant Improvement Allowance allocable to a particular portion of the Premises, Tenant may request that Landlord fund such unused portion of the Tenant Improvement Allowance for subsequent Initial Alterations for another portion of the Premises, so long as Tenant shall construct (or shall have previously constructed), on each floor of the Premises, first-class office space.

(B) Provided there has not occurred an Event of Default under this Lease, Landlord shall pay Tenant the allocable portion of the Tenant Improvement Allowance by reimbursing Tenant from time to time, but no more than in monthly installments, within thirty (30) days after, with respect to each such installment, (i) Landlord receives from Tenant proper receipts marked “paid” and original unconditional lien waivers for that portion of the Initial

Alterations then completed, evidencing that Tenant has spent the amount claimed on authorized construction costs for the applicable portion of the Premises, (ii) Landlord receives from Tenant an original executed certificate from Tenant’s independent licensed architect stating (a) that, in his or her opinion, the portion of the Initial Alterations completed and for which the disbursement is requested was performed in a good and workmanlike manner and in accordance with Tenant’s plans and specifications, (b) the percentage of the Initial Alterations completed as of the date of such certificate, and (c) the revised estimated cost to complete the Initial Alterations, and (iii) Landlord receives from Tenant a written signed statement or request from an authorized officer of Tenant that the amount then being requested in such installment is justly due. It is the intention of the parties that Landlord and Tenant shall fund the cost of the Initial Alterations in a ratio whereby Tenant pays $1 for each $1 paid by Landlord with respect to floors 6 and 10 and in a ratio whereby Tenant pays $1 for each $3 paid by Landlord for floors 7, 8 and 9. Accordingly, for each requisition made by Tenant for a portion of the Tenant Improvement Allowance, Landlord shall pay 50% or 75% (as the case may be) of the amount of the requisition to which Tenant shall be entitled until the Tenant Improvement Allowance shall have been fully funded. Each such request with respect to such installment of the Tenant Improvement Allowance must be made by Tenant and received by Landlord (along with all required documentation and information described in this paragraph above) no later than May 31, 2013 and Landlord shall not be obligated to pay the Tenant Improvement Allowance unless and until the Commencement Date has occurred and the Initial Alterations performed, for the applicable portion of the Premises. Notwithstanding the foregoing, Landlord acknowledges that Tenant may have performed Initial Alterations prior to the applicable Commencement Date for a particular portion of the Premises and, in such case, Landlord shall pay Tenant the entire Tenant Improvement Allowance attributable to such portion of the Premises within 30 days after the occurrence of the Commencement Date for such portion of the Premises, provided that Tenant shall otherwise comply with the provisions of this Section 6.5. In the event the cost of the Initial Alterations exceeds the Tenant Improvement Allowance, Tenant shall be responsible to pay all of such excess costs and expenses. It is expressly understood and agreed that Tenant shall complete the Initial Alterations, whether or not the Tenant Improvement Allowance is sufficient to fund such completion.

(C) Notwithstanding anything to the contrary contained in this Section 6.5, if, at the time any installment of the Tenant Improvement Allowance is required to be made, an Event of Default exists in the payment of Fixed Rent or Additional Rent, then Landlord may offset the amount of such arrearages against the installment due from Landlord under this Section 6.5. If there shall be existing an Event of Default under this Lease at the time Tenant makes application for payment under this Section 6.5, Landlord shall advise Tenant and if Tenant shall cure the same, Tenant shall have the right to reapply to Landlord for payments due Tenant under this Section 6.5. If Tenant disputes whether such an Event of Default exists, it may refer the dispute to the arbitration described in Section 39.22.

(D) Subject to the terms and conditions set forth in this Section 6.5, within thirty (30) days after the last to occur of (i) Tenant’s request for the final installment of the Tenant Improvement Allowance, (ii) completion of the Initial Alterations in accordance with the terms hereof, (iii) delivery to Landlord of general releases and waivers of lien from all contractors, subcontractors and materialmen involved in the performance of the Initial Alterations and the supply of materials used in connection with the Initial Alterations, (iv) a certificate from Tenant’s independent licensed architect certifying that (x) in his or her opinion the Initial Alterations has been performed in a good and workmanlike manner and completed substantially in accordance with Tenant’s plans and specifications for the Initial Alterations, and (y) to his or her knowledge all contractors, subcontractors and materialmen have been paid for the Initial Alterations, and materials furnished through such date, and (v) satisfaction of all of the conditions set forth above in this Section 6.5, Landlord shall fund the balance of the Tenant Improvement Allowance which had been retained. Tenant expressly agrees that Landlord’s obligation to pay the final installment of the Tenant Improvement Allowance shall also be conditioned upon Tenant’s compliance with the requirements set forth in subparagraph (B) above.

(E) In no event shall the aggregate amount paid by Landlord to Tenant ever exceed the amount of the Tenant Improvement Allowance. If the costs and expenses for the Initial Alterations are less than the amount of the Tenant Improvement Allowance, or if Tenant has not submitted a request for any installment of the Tenant Improvement Allowance within the outside date set forth above, time being of the essence, Tenant shall not be entitled to any payment or credit for such excess or unused amounts.

(F) (1) If Landlord fails to pay the applicable portion of the Tenant Improvement Allowance within thirty (30) days after receipt of the required deliveries described in Section 6.5(B), then Tenant may send a Notice to Landlord stating that, if Landlord fails to make such payment within ten (10) days after receipt of the Notice, Tenant intends to, and shall have the right to, offset the amount owed to Tenant against the Rental thereafter payable under this Lease, unless Landlord notifies Tenant that Landlord disputes Tenant’s entitlement to the requested Tenant Improvement Allowance under this Section 6.5, in which event Tenant shall not offset such amount unless it prevails in the arbitration referred to in Section 39.22.

(2) In the event Tenant gives the notice referred to above and Landlord does not pay the requested Tenant Improvement Allowance within the ten (10) day period referred to above, or if Landlord notifies Tenant that Landlord disputes Tenant’s entitlement to the requested Tenant Improvement Allowance under this Section 6.5, then either party may refer such dispute to expedited arbitration under Section 39.22 of this Lease. In the event Tenant is the prevailing party in the foregoing arbitration, Landlord shall pay to Tenant interest at the Applicable Rate on the applicable portion of the Tenant Improvement Allowance from the date on which Landlord was required to pay such amount under Section 6.5(B) until the date such amount is paid by Landlord.

Section 6.6 Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

ARTICLE 7

REPAIRS; FLOOR LOAD

Section 7.1 Tenant, at Tenant’s sole cost and expense, shall take good care of the Premises and the fixtures, equipment and appurtenances therein (including the HVAC distribution system, ie., the ductwork, VAV and controls) and make all repairs thereto as and when needed to preserve them in good working order and condition, except for (a) reasonable wear and tear, (b) obsolescence and (c) damage for which Tenant is not responsible pursuant to the provisions of Article 13. Except as otherwise provided in this Section 7.1, Tenant shall not be obligated to repair any exterior or structural components of the Building or Building Systems, except that Landlord, at Tenant’s expense, shall maintain the fire and life safety system and its components (“Class E Systems”) within the Premises by entering into a maintenance contract with the Building’s Class E System contractor. Landlord also shall enter into a maintenance contract with the Building’s Class E System contractor for the fire and life safety system and its components outside of the Premises. The design and decoration of the public corridors and elevator areas of any floor of the Premises occupied by Tenant and any other occupants that is not an affiliate of Tenant shall be under the sole control of Landlord. The design and decoration of the elevator areas of each floor of the Premises that is occupied solely by Tenant (or any other occupant that is an affiliate of Tenant) shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Notwithstanding any provision contained in this Lease to the contrary, all damage or injury to the Premises, and all damage or injury to any other part of the Building, or to its fixtures, equipment and appurtenances (including the Building Systems), whether requiring structural or non-structural repairs, caused by the moving of Tenant’s Property or caused by or resulting from any act or wrongful or negligent omission of, or Alterations made by, Tenant or Persons Within Tenant’s Control, shall be repaired by Tenant, at Tenant’s sole cost and expense, to the reasonable satisfaction of Landlord (if the required repairs are non-structural in nature and do not affect any Building Systems), or by Landlord at Tenant’s sole cost and expense (if the required repairs are structural in nature or affect any Building Systems). All of the aforesaid repairs shall be performed in a manner and with materials and design of first class and quality consistent with first-class office buildings in Manhattan and shall be made in accordance with the provisions of Article 6. If Tenant shall fail, after ten (10) Business Days’ Notice (or such shorter period as may be required because of an emergency), to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Landlord, at the reasonable expense of Tenant, and the expenses thereof incurred by Landlord, with interest thereon at the Applicable Rate, shall be paid to Landlord, as Additional Rent, within thirty (30) days after rendition of a bill or statement therefor. Tenant shall give Landlord Notice promptly after becoming aware of any defective condition in any Building Systems located in, servicing or passing through the Premises.

Section 7.2 Tenant shall not place a load upon any floor of the Premises which exceeds the per square foot “live load” for such floor that such floor was designed to carry, which Landlord represents is at least 50 pounds live load per square foot. Tenant shall not locate or move any safe, heavy machinery, heavy equipment, business machines, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, and Tenant shall make payment to Landlord of

Landlord’s reasonable out-of pocket costs in connection therewith (if such move is not part of an Alteration). If such safe, machinery, equipment, freight, bulky matter or fixture requires special handling (as reasonably determined by Landlord), Tenant shall employ only persons holding a Master Rigger’s license to do said work. All work in connection therewith shall comply with the Requirements, and shall be done during such hours as Landlord may reasonably designate. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance.

Section 7.3 Landlord (at its expense, but subject to the reimbursement by Tenant under the provisions of Article 3) shall operate, maintain and make all necessary repairs (both structural and non-structural) to the Building Systems and the common areas and other public portions of the Building, both exterior (including the Building façade and lobby storefronts) and interior, in conformance with standards applicable to first-class office buildings in the vicinity of the Building, except for those repairs for which Tenant is responsible pursuant to any other provision of this Lease. Landlord shall also promptly make any repairs to the Premises necessitated by the negligence or willful misconduct of Landlord or its agents, contractors or employees. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises in making any repairs, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs in connection with such repairs, alterations, additions or improvements. Notwithstanding the foregoing, if Tenant shall so request, Landlord shall employ contractors or labor at so-called overtime or other premium pay rates or incur other overtime costs in making such repairs, alterations, additions or improvements, provided Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after demand therefor, an amount equal to the reasonable, out-out-of-pocket overtime costs incurred by Landlord by reason of compliance with Tenant’s request, unless Landlord’s failure to perform its obligations under this Section 7.3 shall unreasonably interfere with Tenant’s access to the Premises or shall unreasonably interfere with Tenant from conducting Tenant’s normal business operations in the Premises, in which event Landlord shall pay for such overtime costs. Except as expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or its fixtures, appurtenances or equipment.

ARTICLE 8

WINDOW CLEANING

Section 8.1 Tenant shall not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law, or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

ARTICLE 9

REQUIREMENTS OF LAW

Section 9.1 Tenant shall not do, and shall not permit Persons Within Tenant’s Control to do, any act or thing in or upon the Premises or the Building which will invalidate or be in conflict with the certificate of occupancy for the Premises or the Building or violate any Requirements. Tenant shall, at Tenant’s sole cost and expense, take all action, including making any required Alterations necessary to comply with all Laws (including, but not limited to, applicable terms of Local Laws No. 5 of 1973, No. 16 of 1984, No. 76 of 1985, No. 58 of 1987 and the Americans With Disabilities Act of 1990 (the “ADA”), each as modified and supplemented from time to time) which shall impose any violation, order or duty upon Landlord or Tenant arising from, or in connection with, the Premises, Tenant’s occupancy, use or manner of use of the Premises (including, without limitation, any occupancy, use or manner of use that constitutes a “place of public accommodation” under the ADA), or any installations in the Premises, or required by reason of a breach of any of Tenant’s covenants or agreements under this Lease, whether or not such Laws shall now be in effect or hereafter enacted or issued, and whether or not any work required shall be ordinary or extraordinary or foreseen or unforeseen at the date hereof. Notwithstanding the preceding sentence, Tenant shall not be obligated to perform any Alterations necessary to comply with any Requirements, unless compliance shall be required by reason of (i) any cause or condition arising out of any Alterations or installations in the Premises made by Tenant or by Landlord on behalf of Tenant, other than Landlord’s Work, or (ii) Tenant’s particular use, manner of use or occupancy on behalf of Tenant of the Premises (as opposed to mere office use), or (iii) any breach of any of Tenant’s covenants or agreements under this Lease, or (iv) any wrongful act or wrongful or negligent omission by Tenant or Persons Within Tenant’s Control, or (v) Tenant’s use or manner of use or occupancy of the Premises as a “place of public accommodation” within the meaning of the ADA, in which event Tenant’s obligation to perform any Alteration by reason of this clause (v) shall apply only to the Premises. Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant shall comply with all Laws with respect to all restrooms on any full floor of the Premises (whether or not any such restroom is existing as of the date of this Lease and whether or not Tenant has retrofitted or altered the same) and with respect to all elevator lobbies serving any full floor of the Premises (whether or not Tenant has retrofitted or altered any such elevator lobby); such compliance shall include the making of any Alterations that may be required by any Laws.

Section 9.2 Tenant covenants and agrees that Tenant shall, at Tenant’s sole cost and expense, comply at all times with all Laws governing the use, generation, storage, treatment and/or disposal of any Hazardous Materials (as defined below), the presence of which results from the act or omission of Tenant or Persons Within Tenant’s Control or the breach of this Lease by Tenant or Persons Within Tenant’s Control. The term “Hazardous Materials” shall mean any biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. § 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601, et seq., any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Laws. Tenant shall indemnify and hold harmless all Indemnitees from and against any loss, cost, damage, liability or expense (including attorneys’ fees and disbursements) arising by reason of any clean up, removal, remediation, detoxification action or any other activity required or recommended of any Indemnitees by any Government Authority by reason of the presence in or about the Building or the Premises of any Hazardous Materials, to the extent resulting from the act or omission of Tenant or Persons Within Tenant’s Control or the breach of this Lease by Tenant or Persons Within Tenant’s Control. The foregoing covenants and indemnity shall survive the expiration or any termination of this Lease.

Section 9.3 If Tenant shall receive notice of any violation of, or defaults under, any Requirements, liens or other encumbrances applicable to the Building or the Premises, Tenant shall give prompt Notice thereof to Landlord.

Section 9.4 If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business and if the failure to secure such license or permit would, in any way, affect Landlord or the Building, then Tenant, at Tenant’s expense, shall promptly procure and thereafter maintain, submit for inspection by Landlord, and at all times comply with the terms and conditions of, each such license or permit.

Section 9.5 Tenant, at Tenant’s sole cost and expense and after Notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Laws affecting the Premises provided that: (a) neither Landlord nor any Indemnitees shall be subject to criminal penalties, nor shall the Real Property or any part thereof be subject to being condemned or vacated, nor shall the certificate of occupancy for the Premises or the Building be suspended or threatened to be suspended, by reason of non-compliance or by reason of such contest; (b) such non-compliance or contest shall not constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Mortgage or Superior Lease, or if such Superior Lease or Mortgage conditions such non-compliance or contest upon the taking of action or furnishing of security by Landlord, such action shall be taken or such security shall be furnished at the expense of Tenant; and (c) Tenant shall keep Landlord regularly advised as to the status of such proceedings.

Section 9.6 Landlord shall remove, treat or encapsulate, in accordance with applicable Laws, at its expense, any asbestos-containing materials existing in the Premises (other than in the 2nd through 5th and 11th and 12th Floors) and in any areas outside of such portions of the Premises (such as shaftways) that Tenant shall reasonably be required to access during the performance of the Initial Alterations or that Tenant has the exclusive right to use pursuant to the express provisions of this Lease or that is discovered in the Premises during the Term, so long as such asbestos-containing materials were not introduced into the Premises by Tenant or by Persons Within Tenant’s Control. To the extent the completion of Tenant’s Initial Alterations in any affected areas of the Premises is actually delayed due to the performance of such work by

Landlord, Tenant shall be entitled to an additional abatement of Fixed Rent and Escalation Rent (if applicable) to be applied after the applicable Rent Commencement Date, on a per diem basis, equal to the duration of such actual delay, provided that Tenant shall have given Landlord Notice promptly after Tenant becomes aware of the existence of such asbestos-containing material, shall afford Landlord access to the affected area of the Premises and shall otherwise reasonably cooperate with Landlord in eliminating or reducing the duration of any such delay.

ARTICLE 10

SUBORDINATION

Section 10.1 Subject to the terms of this Article 10, this Lease shall be subject and subordinate to the lien of each Superior Lease and to each Mortgage, whether made prior to or after the execution of this Lease, and to the lien of all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder. This clause shall be self-operative and no further agreement of subordination shall be required to make the interest of any Lessor or Mortgagee superior to the interest of Tenant hereunder. In confirmation of such subordination, however, Tenant shall promptly execute and deliver, at its own cost and expense, any reasonable document, in recordable form if requested, that Landlord, any Lessor or any Mortgagee may request to evidence such subordination. If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, or if, in connection with the entering into of a Superior Lease, any lending institution or Lessor, as the case may be, requests reasonable modifications of this Lease that do not increase Rental or change the Term of this Lease, or otherwise adversely affect either the rights or obligations of Tenant or the obligations of Landlord under this Lease, Tenant shall make such modifications.

Section 10.2 If, at any time prior to the expiration of the Term, any Superior Lease shall terminate or shall be terminated for any reason, or any Mortgagee comes into possession of the Real Property or the Building or the estate created by any Superior Lease by receiver or otherwise, Tenant shall attorn, from time to time, to any such owner, Lessor or Mortgagee or any person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Mortgage or the granting of a deed in lieu of foreclosure, upon the then executory terms and conditions of this Lease (except as provided below), for the remainder of the Term, provided that such owner, Lessor or Mortgagee, as the case may be, or receiver caused to be appointed by any of the foregoing, is then entitled to possession of the Premises. Any such attornment shall be made upon the condition that no such owner, Lessor or Mortgagee (other than any such owner, Lessor or Mortgage that shall be an affiliate of Landlord or its members, shareholders or partners) shall be:

(1) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord); provided, however, except as may be otherwise provided in this Lease, if such Lessor or Mortgagee succeeds to the interest of Landlord under this Lease, it shall be liable for (x) the performance of the covenants and obligations of Landlord accruing from and after the date such Lessor or Mortgagee succeeds to the interest of Landlord

(including the performance of Landlord’s Work) and (y) curing defaults of a continuing nature that can be cured by performing a service or making a repair or performing work (including Landlord’s Work); or

(2) subject to any defense, abatement, or offsets (except as expressly set forth in this Lease, including, without limitation, the offset for the Tenant Improvement Allowance, as set forth herein) which Tenant may have against any prior landlord (including, without limitation, the then defaulting landlord); or

(3) bound by any payment of Rental which Tenant might have paid for more than one month in advance of its due date to any prior landlord (including, without limitation, the then defaulting landlord); or

(4) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such owner, Lessor or Mortgagee succeeded to any prior landlord’s interest, except that such owner, Lessor or Mortgagee shall be obligated to pay the Tenant Improvement Allowance in accordance with the terms hereof; or

(5) bound by any obligation to perform any work or to make improvements to the Premises except for (i) repairs and maintenance pursuant to the provisions of Article 7 and compliance with Law obligations under Article 9, (ii) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 13, (iii) repairs to the Premises as a result of a partial condemnation pursuant to Article 14 and (iv) the obligations set forth in the immediately preceding clause (1). The provisions of this Section 10.2 shall inure to the benefit of any such owner, Lessor or Mortgagee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease, and shall be self-operative upon any such demand, and no further agreement shall be required to give effect to said provisions. Tenant, however, upon demand of any such owner, Lessor or Mortgagee, shall execute, from time to time, agreements in confirmation of the foregoing provisions of this Section 10.2, reasonably satisfactory to any such owner, Lessor or Mortgagee, and to Tenant, and acknowledging such attornment and setting forth the terms and conditions of its tenancy.

Section 10.3 If requested by any Mortgagee, any Lessor or Landlord, Tenant shall promptly execute and deliver, at Tenant’s own cost and expense, any document meeting the requirements of this Article 10, in recordable form, to evidence such subordination and non-disturbance.

Section 10.4 At any time and from time to time within ten (10) Business Days after notice to Tenant or Landlord given by the other, or to Tenant given by a Lessor or Mortgagee, Tenant or Landlord, as the case may be, shall, without charge, execute, acknowledge and deliver a statement in writing addressed to such party as Tenant, Landlord, Lessor or Mortgagee, as the case may be, may designate, in form reasonably satisfactory to Tenant, Landlord, Lessor or Mortgagee, as the case may be, certifying all or any of the following: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (ii) whether the Term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid; (iii) whether or not, to the best knowledge of the signer of such certificate, Landlord is in default in performance of any of the terms of this Lease and, if so, specifying each such event of default of which the signer may have knowledge; (iv) whether Tenant has accepted possession of the Premises; (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim; (vi) either that Tenant does not know of any default in the performance of any provision of this Lease or specifying the default of which Tenant may have knowledge; and (vii) such further reasonable information with respect to this Lease or the Premises as Landlord or Tenant may reasonably request or Lessor or Mortgagee may require; it being intended that any such statement delivered pursuant hereto may be relied upon by (I) with respect to a statement requested by Landlord, any prospective purchaser of the Real Property or any part thereof or of the interest of Landlord in any part thereof, by any Mortgagee or prospective Mortgagee, by any Lessor or prospective Lessor, by any tenant or prospective tenant of the Real Property or any part thereof, or by any prospective assignee of any Mortgage and (II) with respect to a statement requested by Tenant, any assignee or subtenant of Tenant, any Person that acquired control of Tenant (provided that such assignment, sublease or transfer of control is accomplished in a manner that complies with the provisions of Article 15 hereof), or any Persons that extends credit to Tenant.

The failure of either Tenant or Landlord to execute, acknowledge and deliver to the other a statement in accordance with the provisions of this Section 10.4 within said ten (10) Business Day period shall constitute an acknowledgment by Tenant or Landlord, as the case may be, which may be relied on by any person who would be entitled to rely upon any such statement, that such statement as submitted by Landlord or Tenant, as the case may be, is true and correct.

Section 10.5 As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant has given written notice of such act or omission to all Lessors and Mortgagees at such addresses as may have been furnished to Tenant by such Lessors and Mortgagees and, if any such Lessor or Mortgagee, as the case may be, notifies Tenant within thirty (30) days following receipt of such notice of its intention to remedy such act or omission, then Tenant shall not have the right to so terminate this Lease unless Lessor or Mortgage fails to remedy such act or omission within a reasonable period of time after the date that Lessor or Mortgagee gives such notice to Tenant (it being understood that such Lessor or Mortgagee shall have the right, but not the obligation, to remedy such act or omission). If there is any conflict between the provisions of this Section 10.5 and the terms and provisions of any Non-Disturbance Agreement executed in accordance with this Article 10, then the terms of such Non-Disturbance Agreement shall control. The foregoing provisions are not intended to afford Tenant an express termination right, except to the extent Tenant otherwise has such termination right pursuant to the provisions of this Lease.

Section 10.6 Landlord shall cause the existing Mortgagee to execute and deliver to Tenant a non-disturbance agreement substantially in the form of Schedule G annexed to this Lease, within thirty (30) days after Tenant delivers to Landlord the non-disturbance agreement executed by Tenant. Landlord represents that there is no Superior Lease affecting the Real Property as of the date of this Lease. Landlord represents that the only Mortgage affecting the

Real Property as of the date of this Lease is as described in the Non-Disturbance Agreement annexed to this Lease as Schedule G.

Section 10.7 As a condition to the subordination of this Lease described in Section 10.1, Landlord shall obtain from the holder of any future Mortgage or the Lessor under any future Superior Lease a Non-Disturbance Agreement in recordable form that provides in substance that, so long as there shall be no Event of Default that then remains uncured, Tenant’s possession of the Premises in accordance with this Lease shall not be disturbed by such person giving the Non-Disturbance Agreement or any successor or purchaser at a foreclosure sale (as the case may be) which shall succeed to the rights of Landlord under this Lease. Such agreement shall otherwise be in such form as is customarily used by the Mortgagee or Lessor, provided the same is commercially reasonable taking into account the percentage of the rentable area of the Building then subject to this Lease (a “Non-Disturbance Agreement”). The form of Non-Disturbance Agreement annexed hereto as Schedule G is deemed to be commercially reasonable.

ARTICLE 11

RULES AND REGULATIONS

Section 11.1 Tenant shall comply and shall cause Persons Within Tenant’s Control to comply with the Rules and Regulations. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees. Landlord shall not discriminate against Tenant in enforcing the Rules and Regulations. In case of any conflict or inconsistency between the provisions of this Lease and of any of the Rules and Regulations as originally or as hereinafter adopted, the provisions of this Lease shall control.

ARTICLE 12

INSURANCE, PROPERTY LOSS OR DAMAGE; REIMBURSEMENT

Section 12.1

(A) No Tenant shall entrust any property to any Building employee. Any Building employee to whom any property is entrusted by or on behalf of Tenant in violation of the foregoing prohibition shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Landlord and Landlord’s agents shall not be liable for any damage to any of Tenant’s Property or for interruption of Tenant’s business, however caused, including but not limited to damage caused by other tenants or persons in the Building. Landlord shall not be liable for any latent defect in the Premises or in the Building, except as set forth in Article 21. The foregoing shall not relieve Landlord from liability to Tenant (other than for consequential damages) to the extent resulting from the negligence or willful misconduct of Landlord, the Manager, and their employees, contractors and agents.

(B) If at any time any windows of the Premises are temporarily closed, darkened or covered in connection with the repair, maintenance, alteration or improvement to the Building, or any of such windows are permanently closed, darkened or bricked-up by reason of any Requirements, Landlord shall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation therefor nor to an abatement of Fixed Rent or any other item of Rental, nor shall the same release Tenant from Tenant’s obligations hereunder nor constitute an eviction. Landlord shall (i) give Tenant Notice at least five (5) Business Days prior to the date of any temporary closing, darkening or bricking-up of any windows by reason of repairs, maintenance, alterations or improvements (but shall be permitted to give Tenant oral notice in cases where a Notice would be impracticable, such as in an emergency), and (ii) cause any such work to be performed as expeditiously as is commercially reasonable.

(C) Tenant shall give a Notice to Landlord promptly after Tenant learns of any accident, emergency, occurrence for which Landlord might be liable, fire or other casualty and all damages to or defects in the Premises or the Building for the repair of which Landlord might be responsible or which constitutes Landlord’s property. Such Notice shall be given by telecopy or personal delivery to the address(es) of Landlord in effect pursuant to Article 27.

Section 12.2 Tenant shall not do or permit to be done any act or thing in or upon the Premises which will invalidate or be in conflict with the terms of the New York State standard policies of fire insurance and liability (hereinafter referred to as “Building Insurance”); and Tenant, at Tenant’s own expense, shall comply with all rules, orders, regulations and requirements of all insurance boards (except for structural changes, repairs or Laws with which Landlord is otherwise required to comply under this Lease), and shall not do or permit anything to be done in or upon the Premises or bring or keep anything therein or use the Premises in a manner which increases the rate of premium for any of the Building Insurance over the rate in effect at the commencement of the Term of this Lease.

Section 12.3 If by reason of any failure of Tenant to comply with the provisions of this Lease, the rate of premium for Building Insurance or other insurance on the property and equipment of Landlord shall increase, Tenant shall reimburse Landlord for that part of the insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant. Tenant shall make said reimbursement within thirty (30) days after Landlord’s rendition of a statement therefor.

Section 12.4

(A) Tenant, at Tenant’s sole cost and expense, shall obtain, maintain and keep in full force and effect during the Term commercial general liability insurance in a form approved in New York State (including broad form property damage coverages and coverage for contractual liability recognizing the indemnity provisions of this Lease and protecting the Indemnitees as required, whether or not Tenant is negligent or otherwise responsible for the additional insured’s loss, liability or expense). The limits of liability shall be not less than Ten

Million and 00/100 ($10,000,000.00) Dollars per occurrence, which amount may be satisfied with a primary commercial general liability policy of not less than $1,000,000.00 per occurrence /$2,000,000.00 general aggregate and an excess (or “Umbrella”) liability policy affording coverage, at least as broad as that afforded by the primary commercial general liability policy, in an amount not less than the difference between $10,000,000 and the amount of the primary policy. Landlord, the Manager, any Lessors and any Mortgagees shall be included as additional insureds in said policies and shall be protected against all liability arising in connection with this Lease, whether or not Tenant is negligent or otherwise responsible for the additional insured’s loss, liability or expense (such protection being that provided under form CG 20 10 dated prior to July 2004). All said policies of insurance shall be written as “occurrence” policies. Whenever, in Landlord’s reasonable judgment, good business practice and changing conditions indicate a need for additional amounts or different types of insurance coverage, Tenant shall, within thirty (30) days after Landlord’s gives Tenant a Notice with respect thereto, obtain such insurance coverage, at Tenant’s expense, provided that the owners of buildings in the vicinity of and similar in nature to the Building are generally requiring such additional amounts or different types of insurance coverage.

(B) Tenant, at Tenant’s sole cost and expense, shall obtain, maintain and keep in full force and effect during the Term: (i) “All Risk” insurance, with deductibles in an amount reasonably satisfactory to Landlord, protecting and indemnifying Tenant against any and all damage to or loss of any Alterations and leasehold improvements, including any made by Landlord to prepare the Premises for Tenant’s occupancy, and Tenant’s Property. Such insurance shall not contain any exclusions for flood, mold/fungus or acts of terrorism or similar events. All said policies shall cover the full replacement value of all Alterations, leasehold improvements and Tenant’s Property; (ii) Workers’ compensation and occupational disease insurance, employee benefit insurance or any other insurance in the statutory amounts required by the laws of the State of New York with broad form all-states endorsement, and employer’s liability insurance with a limit of One Million ($1,000,000.00) Dollars for each accident and (iii) Business interruption insurance (including Extra Expense) fully compensating for the amount of Fixed Rent, additional rent and other charges owed to Landlord by Tenant for a period of not less than twelve (12) months. The coverage shall be “All Risk” as stated in clause (i) above.

(C) All policies of insurance shall be: (i) written as primary policy coverage and not contributing with or in excess of any coverage which Landlord or any Lessor may carry; and (ii) issued by reputable and independent insurance companies rated in Best’s Insurance Guide or any successor thereto (or, if there is none, an organization having a national reputation), as having a general policyholder rating of “A-” and a financial rating of at least “10”, and which are licensed to do business in the State of New York. Tenant shall, not later than ten (10) Business Days prior to the Commencement Date, deliver to Landlord the policies or certificates of insurance and shall thereafter furnish to Landlord, at least fifteen (15) days prior to the expiration of any such policies and any renewal thereof, a new policy or certificate in lieu thereof. Each of said policies shall also contain a provision whereby the insurer agrees not to cancel, fail to renew or materially modify said insurance policy(ies) without endeavoring to give Landlord, the Manager and any Lessors and Mortgagees at least thirty (30) days prior written notice thereof (ten (10) days in the event of non-payment). Tenant shall promptly send to Landlord a copy of all notices sent to Tenant by Tenant’s insurer relating to the Premises.

(D) Tenant shall pay all premiums and charges for all of said policies, and, if Tenant shall fail to make any payment when due or carry any such policy, Landlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Landlord, with interest thereon (at the Applicable Rate), shall be repaid to Landlord by Tenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute Additional Rent hereunder. Payment by Landlord of any such premium, or the carrying by Landlord of any such policy, shall not be deemed to waive or release the default of Tenant with respect thereto.

Section 12.5

(A) Landlord shall cause each policy carried by Landlord insuring the Building against loss, damage or destruction by fire or other casualty, and Tenant shall cause each insurance policy carried by Tenant and insuring the Premises and Tenant’s Alterations, leasehold improvements and Tenant’s Property against loss, damage or destruction by fire or other casualty, to be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Landlord, Tenant and any tenant of space in the Building in connection with any loss or damage covered by any such policy. Neither party shall be liable to the other for the amount of such loss or damage which is in excess of the applicable deductible, if any, caused by fire or any of the risks enumerated in its policies, provided that such waiver was obtainable at the time of such loss or damage. However, if such waiver cannot be obtained, or shall be obtainable only by the payment of an additional premium charge above that which is charged by companies carrying such insurance without such waiver of subrogation, then the party undertaking to obtain such waiver shall give Notice to the other party of such fact and such other party shall have a period of ten (10) days after the giving of such Notice to agree in writing to pay such additional premium if such policy is obtainable at additional cost (in the case of Tenant, pro rata in proportion of Tenant’s rentable area to the total rentable area covered by such insurance); and if such other party does not so agree or the waiver shall not be obtainable, then the provisions of this Section 12.5 shall be null and void as to the risks covered by such policy for so long as either such waiver cannot be obtained or the party in whose favor a waiver of subrogation is desired shall refuse to pay the additional premium. If the release of either Landlord or Tenant, as set forth in the second sentence of this Section 12.5, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but no action or rights shall be sought or enforced against such party unless and until all rights and remedies against the other’s insurer are exhausted and the other party shall be unable to collect such insurance proceeds.

(B) The waiver of subrogation referred to in Section 12.5(A) above shall extend to the agents and employees of each party (including, as to Landlord, the Manager), but only if and to the extent that such waiver can be obtained without additional charge (unless such party shall pay such charge). Nothing contained in this Section 12.5 shall be deemed to relieve either party from any duty imposed elsewhere in this Lease to repair, restore and rebuild.

Section 12.6 Landlord shall maintain and keep in full force and effect, with reputable insurance companies rated in Best’s Insurance Guide or any successor thereto (or, if there is none, an organization having a national reputation), as having a general policyholder rating of

“A-” and a financial rating of at least “10”, and which are licensed to do business in the State of New York, the following insurance: (a) commercial general liability insurance (including premises operation, bodily injury, personal injury, death, independent contractors, products and completed operations, broad form contractual liability and broad form property damage coverages) in a combined single limit amount of not less than $10,000,000, arising from the conduct of Landlord, or omissions of Landlord, its agents, servants and contractors and (b) “all-risk” insurance in an amount equal to Landlord’s estimate, given on an annual basis, of 100% of the replacement value of the Building, exclusive of footings. Landlord shall deliver to Tenant certificates of insurance evidencing such coverage on the same date or dates that Tenant is required to deliver to Landlord hereunder Tenant’s certificates of insurance. Such policies shall contain a provision whereby the insurer agrees not to cancel, fail to renew or materially modify said insurance policy(ies) without endeavoring to give Tenant at least thirty (30) days prior written notice thereof (ten (10) days in the event of non-payment). Tenant shall be included as an additional insured in said policies and shall be protected against all liability arising in connection with this Lease.

ARTICLE 13

DESTRUCTION BY FIRE OR OTHER CAUSE

Section 13.1 If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall promptly give Landlord a Notice thereof. Landlord shall, subject to the provisions of Sections 13.2 and 13.3 below, proceed with commercially reasonable diligence, after receipt of the net proceeds of Landlord’s insurance, to repair or cause to be repaired such damage to the shell and core of the Building and the Premises at its expense, but in no event shall Landlord be obligated to repair any damage to or to restore any of Tenant’s leasehold improvements or Alterations, whether initially installed by Landlord or Tenant. Tenant, after receipt of the net proceeds of Tenant’s insurance and the Substantial Completion of the repair of the damage by Landlord, shall repair and restore in accordance with Article 6 and with reasonable dispatch all leasehold improvements and Alterations made by or for Tenant in the Premises. If the Premises, or any part thereof, shall be rendered untenantable by reason of such damage, then the Fixed Rent and the Escalation Rent hereunder, or an amount thereof apportioned according to the area of the Premises so rendered untenantable (if less than the entire Premises shall be so rendered untenantable), shall be abated for the period from the date of such damage to the date that is the earlier of ninety (90) days after the repair of such damage shall have been Substantially Completed or Tenant’s occupancy of the affected area of the Premises for the conduct of its business, provided that such ninety (90) day period shall be extended for the period of time that Landlord’s insurer pays to Landlord the proceeds that such insurer is required to pay to Landlord on account of rent proceeds pursuant to Landlord’s “all-risk” property insurance policy. Notwithstanding any provisions contained in this Lease to the contrary, there shall be no abatement with respect to any portion of the Premises which has not been so damaged and which is accessible and reasonably usable by Tenant for its normal business operations, or as to which Tenant is not obligated to pay Fixed Rent or Escalation Rent, provided that the continued use of such undamaged portion of the Premises does not require the expenditure by Tenant of any cost to render such portion of the Premises usable (other than in a de minimis amount). Landlord shall give Tenant Notice of the date when Landlord determines that the Premises are tenantable, which date shall be controlling unless Tenant disputes the same by giving Landlord Notice thereof within 10 Business Days after receipt of Landlord’s Notice to Tenant, and pending the resolution of such dispute by expedited arbitration proceeding in accordance with Section 39.22 thereof, Tenant shall commence the payment of the Fixed Rent and the Escalation Rent that had been abated, as of the date specified by Landlord. If the determination in such proceeding is that Landlord’s determination of the date of tenantability was incorrect, the Landlord shall pay or credit Tenant with any Fixed Rent and Escalation Rent paid by Tenant and attributable to the period prior to the date of tenantability (as determined in such arbitration proceeding), together with interest at the Applicable Rate. Tenant shall cooperate with Landlord and any Lessor or any Mortgagee in their efforts to collect insurance proceeds (including rent insurance proceeds) payable to such parties. Landlord shall not be liable for any delay which may arise by reason of adjustment of insurance on the part of Landlord and/or Tenant, or any cause beyond the control of Landlord or contractors employed by Landlord.

Section 13.2 Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage from fire or other casualty or the repair thereof. Tenant understands that Landlord, in reliance upon Section 12.4, will not carry insurance of any kind on Tenant’s Property, Tenant’s Alterations and on leasehold improvements, and that Landlord shall not be obligated to repair any damage thereto or replace the same. In the event of a partial or total destruction of the Premises, Tenant shall as soon as practicable remove any and all of Tenant’s Property from the Premises or the portion thereof destroyed, as the case may be, and if Tenant does not promptly so remove Tenant’s Property, Landlord may discard the same after giving Tenant fifteen (15) Business Days’ prior Notice of the same or may remove Tenant’s Property to a public warehouse for deposit or retain the same in its own possession.

Section 13.3

(A) Notwithstanding anything to the contrary contained in Sections 13.1 and 13.2 above, in the event that:

(i) at least 150,000 rentable square feet of the Building shall be damaged by fire or other casualty so that substantial alteration or reconstruction of the Building shall, in Landlord’s sole but reasonable discretion, be required; or

(ii) there shall be any damage to the Premises within the last year of the Term wherein the cost of repair exceeds an amount equal to three (3) monthly installments of Fixed Rent,

then Landlord in the case of the circumstances described in clauses (i) and (ii) above, and Tenant, in the case of the circumstances described in clause (ii) above only, may, in such party’s sole and absolute discretion, terminate this Lease and the term and estate hereby granted, by giving Notice thereof to the other party in writing of such termination within ninety (90) days after the date of such damage. In the event that such Notice shall be given, then this Lease and the term and estate hereby granted shall expire as of the date of termination stated in said Notice with the same effect as if that were the Fixed Expiration Date, and the Fixed Rent and Escalation Rent hereunder shall be apportioned as of such date.

(B) Notwithstanding anything to the contrary contained in this Section 13.3, Landlord shall deliver to Tenant within sixty (60) days after the date of any casualty (which date shall be extended to the extent the condition of the Real Property precludes adequate access by Landlord’s contractor) an estimate prepared by a reputable independent contractor selected by Landlord setting forth such contractor’s estimate as to the time reasonably required to repair such damage. If the period to repair set forth in any such estimate exceeds fifteen (15) months from the date of such casualty, Tenant may elect to terminate this Lease by giving Landlord Notice thereof not later than thirty (30) days following Tenant’s receipt of such estimate. If Tenant exercises to right to terminate this Lease as aforesaid, this Lease and the term and estate hereby granted shall expire as of the 60th day after the date Tenant gives such Notice to Landlord with the same effect as if that were the Fixed Expiration Date, and the Fixed Rent and Escalation Rent hereunder shall be apportioned as of such date. If (i) Tenant shall not have exercised its right to terminate this Lease pursuant to this Section 13.3(B), but the damage shall not have been repaired by the date set forth in such estimate (subject to extension due to Unavoidable Delay for up to three months or Tenant Delay), or (ii) if the period to repair in such estimate is fifteen (15) months or less, but the damage shall not have been repaired within fifteen (15) months after the date of the casualty (subject to extension due to Unavoidable Delay for up to three months or Tenant Delay), Tenant may elect to terminate this Lease by Notice given to Landlord not later than thirty (30) days following the period set forth in such estimate for completion (where the same exceeds fifteen (15) months in the circumstances contemplated in clause (i) or following such fifteen (15) month period (where the period set forth in such estimate for completion was fifteen (15) months or more, in the circumstances contemplated in clause (ii)), and the Term shall expire on the date Tenant gives Landlord such Notice unless prior to the giving of such Notice, Landlord shall have Substantially Completed such repair.

Section 13.4 This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York providing for such a contingency in the absence of express agreement and any other law of like import now or hereafter in force, shall have no application in such case.

ARTICLE 14

EMINENT DOMAIN

Section 14.1 If the whole of the Real Property, the Building or the Premises is acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if said date were the Fixed Expiration Date. If only a part of the Real Property and not the entire Premises is so acquired or condemned then, (1) except as hereinafter provided in this Section 14.1, this Lease and the Term shall continue in effect but, if a part of the Premises is included in the part of the Real Property so acquired or condemned, from and after the date of the vesting of title, the Fixed Rent and Tenant’s Share shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation; (2) Landlord, at Landlord’s option, may give to Tenant, within sixty (60) days next following the date upon which Landlord receives notice of vesting of title, a sixty (60) day notice of termination of this Lease (so long as Landlord terminates all other leases, if any, of office space in the Building); and (3) if the part of the Real Property so acquired or condemned contains more than fifteen (15%) percent of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable access to the Premises, Tenant, at Tenant’s option, may give to Landlord, within sixty (60) days next following the date upon which Tenant receives notice of vesting of title, a sixty (60) day Notice of termination of this Lease. If any such sixty (60) day Notice of termination is given, by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the expiration of said sixty (60) days with the same effect as if the date of expiration of said sixty (60) days were the Fixed Expiration Date. If a part of the Premises is so acquired or condemned and this Lease and the Term are not terminated pursuant to the foregoing provisions of this Section 14.1, Landlord, at Landlord’s cost and expense, shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit, exclusive of Tenant’s Alterations, Tenant’s leasehold Improvements and Tenant’s Property. In the event of any termination of this Lease and the Term pursuant to the provisions of this Section 14.1, the Fixed Rent shall be apportioned as of the date of sooner termination and any prepaid portion of the Fixed Rent or Escalation Rent for any period after such date shall be refunded by Landlord to Tenant.

Section 14.2 In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 14.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the value of any Tenant’s Property or Alterations paid by Tenant included in such taking, and for any moving expenses, so long as Landlord’s award is not reduced thereby.

Section 14.3 If the whole or any part of the Premises is acquired or condemned temporarily during the Term for any public or quasi-public use or purpose, Landlord and Tenant shall give prompt Notice thereof to the other party and the Term shall not be reduced or affected in any way and Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, as long as Tenant obtains the award for such temporary condemnation, it being agreed that only Tenant shall be entitled to receive any award or payments for such use, provided, however, that if the acquisition or condemnation is for a period extending beyond the Term, such award or payment shall be apportioned between Landlord and Tenant as of the Expiration Date.

ARTICLE 15

ASSIGNMENT, SUBLETTING, MORTGAGE, ETC.

Section 15.1 Except as otherwise provided in this Article 15, Tenant shall not (a) assign this Lease (whether by operation of law, transfers of interests in Tenant or otherwise); or (b) mortgage or encumber Tenant’s interest in this Lease, in whole or in part; or (c) sublet, or permit the subletting of, the Premises or any part thereof; or (d) permit the Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise by any person other than Tenant. Tenant shall not advertise or authorize a broker to advertise for a subtenant or assignee, without in each instance, obtaining the prior written consent of Landlord to the form of such advertisement, which shall not be unreasonably withheld or delayed and which shall be deemed approved if Landlord fails to respond to such request within five (5) Business Days.

Section 15.2 If Tenant’s interest in this Lease shall be assigned in violation of the provisions of this Article 15, such assignment shall be invalid and of no force and effect against Landlord; provided, however, that Landlord may collect an amount equal to the then Fixed Rent plus any other item of Rental from the assignee as a fee for its use and occupancy. If the Premises or any part thereof are sublet to, or occupied by, or used by, any person other than Tenant, whether or not in violation of this Article 15, Landlord, after default by Tenant under this Lease, may collect any item of Rental or other sums paid by the subtenant, user or occupant as a fee for its use and occupancy, and shall apply the net amount collected to the Fixed Rent and the items of Rental reserved in this Lease. No such assignment, subletting, occupancy, or use, whether with or without Landlord’s prior consent, nor any such collection or application of Rental or fee for use and occupancy, shall be deemed a waiver by Landlord of any term, covenant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as Tenant hereunder, nor shall the same, in any circumstances, relieve Tenant of any of its obligations under this Lease. The consent by Landlord to any assignment, subletting, occupancy or use shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment, subletting, occupancy or use. Any person to which this Lease is assigned with Landlord’s consent shall be deemed without more to have assumed all of the obligations arising under this Lease from and after the date of such assignment and shall execute and deliver to Landlord, upon demand, an instrument confirming such assumption. Notwithstanding and subsequent to any assignment, Tenant’s primary liability hereunder shall continue notwithstanding (a) any subsequent amendment hereof, or (b) Landlord’s forbearance in enforcing against Tenant any obligation or liability, without notice to Tenant, to each of which Tenant hereby consents in advance. If any such amendment operates to increase the obligations of Tenant under this Lease, the liability under this Section 15.2 of the assigning Tenant shall continue to be no greater than if such amendment had not been made (unless such party shall have expressly consented in writing to such amendment).

Section 15.3

(A) For purposes of this Article 15, (i) the transfer of a majority of the issued and outstanding capital stock of any corporate tenant, or of a corporate subtenant, or the transfer of a majority of the total interest in any partnership tenant or subtenant, or the transfer of control in any general or limited liability partnership tenant or subtenant, or the transfer of a majority of the issued and outstanding membership interests in a limited liability company tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, involving the tenant, subtenant and/or its parent (including, without limitation, and by way of example only, the transfer of a majority of the outstanding capital stock of a company, which company owns 100% of a second tier company, which in turn owns 51% of the outstanding capital stock of a corporate tenant hereunder), shall be deemed an assignment of this Lease, or of such sublease, as the case may be, except that the transfer of the outstanding capital stock of any corporate tenant, subtenant or parent, shall be deemed not to include the sale of such stock by persons or parties, other than those deemed “affiliates” of Tenant within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, through the “over-the-counter market” or through any recognized stock exchange, (ii) any increase in the amount of issued and/or outstanding capital stock of any corporate tenant, or of a corporate subtenant, or such tenant’s or subtenant’s parent, or of the issued and outstanding membership interests in a limited liability company tenant or subtenant, or such tenant’s or subtenant’s parent, and/or the creation of one or more additional classes of capital stock of any corporate tenant or any corporate subtenant, or such tenant’s or subtenant’s parent, in a single transaction or a series of related or unrelated transactions involving the tenant, subtenant and/or its parent, resulting in a change in the legal or beneficial ownership of such tenant, subtenant or parent so that the shareholders or members of such tenant, subtenant or parent existing immediately prior to such transaction or series of transactions shall no longer own a majority of the issued and outstanding capital stock or membership interests of such entity, shall be deemed an assignment of this Lease, (iii) an agreement by any other person or entity, directly or indirectly, to assume Tenant’s obligations under this Lease shall be deemed an assignment, (iv) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 15, (v) a material modification, material amendment or extension of a sublease shall be deemed a sublease, and (vi) the change or conversion of Tenant from an entity in which the partners or members have personal liability to a limited liability company, a limited liability partnership or any other entity which possesses the characteristics of limited liability shall be deemed an assignment. Tenant agrees to furnish to Landlord on request at any time such information and assurances as Landlord may reasonably request that neither Tenant, nor any previously permitted subtenant, has violated the provisions of this Article 15.

(B) The provisions of clauses (a), (c) and (d) of Section 15.1 shall not apply to (and Landlord’s consent shall not be required for) (i) a change in ownership of Tenant as a result of a merger, consolidation or reorganization or the sale of substantially all of Tenant’s assets (provided such merger, consolidation, reorganization or transfer of assets is for a good business purpose and not principally for the purpose of transferring the leasehold estate created by this Lease, and provided further, that the assignee has a net worth at least equal to or in excess of the net worth of Tenant as of the date immediately prior to such merger, consolidation, reorganization or transfer); (ii) the sale, exchange, issuance or other transfer of Tenant’s stock on a national stock exchange; or (iii) the assignment of this Lease or sublease of all or any portion of the Premises to, or the use of the Premises by, an entity which controls, is controlled by or is under the common control of Tenant (i.e., a parent, subsidiary or affiliate). Tenant shall give

Landlord Notice before any such transaction is consummated, unless such prior Notice violates any securities laws or regulatory requirements applicable to Tenant, in which event Tenant shall give Landlord Notice of any such transaction promptly after Tenant is permitted to do so. Landlord shall not be entitled to exercise its recapture rights set forth in this Article 15 or to any share of profits pursuant to Sections 15.5 or 15.6 in connection with any transaction described in this clause (B).

(C) The term “control” as used in this Lease (i) in the case of a corporation shall mean ownership of more than fifty (50%) percent of the outstanding capital stock of that corporation, (ii) in the case of a general or limited liability partnership, shall mean more than fifty (50%) percent of the general partnership or membership interests of the partnership, (iii) in the case of a limited partnership, shall mean more than fifty (50%) percent of the general partnership interests of such limited partnership, and (iv) in the case of a limited liability company, shall mean more than fifty (50%) percent of the membership interests of such limited liability company.

Section 15.4

(A) If Landlord shall not exercise its rights pursuant to paragraph (B)(x) or (y) or (D) of this Section 15.4, Landlord shall not unreasonably withhold, condition or delay its consent to a proposed subletting of the Premises, or an assignment of this Lease (and shall provide Tenant with Landlord’s reasons for any disapproval), provided that in each such instance, the following requirements shall have been satisfied (if Tenant proposes a partial sublet, references in this Section 15.4 to the Premises shall, unless the context otherwise requires, refer to such portion):

(1) in the case of a proposed subletting, the listing or advertising for subletting of the Premises shall not have included a proposed rental rate, provided, however, that Tenant may quote in writing directly to prospective subtenants the proposed rental rate;

(2) no Event of Default shall have occurred and be continuing;

(3) the proposed subtenant or assignee shall have a financial standing, be engaged in a business, and propose to use the Premises in a manner in keeping with the standards in such respects of the other tenancies in the Building;

(4) provided that Landlord then has comparably-sized space available for lease in the Building or reasonably expects to have comparably-sized space available for lease in the Building within the following eight month period, the proposed subtenant or assignee shall not be (x) a Person with whom Landlord is then actively negotiating the leasing of space in the Building, which shall be evidenced by the issuance of a proposed term sheet or offer by Landlord or its agent or by the proposed subtenant or assignee or its broker; or (y) a tenant in or occupant of the Building or any Person that, directly or indirectly, is controlled by, controls or is under common control with any such tenant or occupant;

(5) omitted;

(6) any subletting shall be expressly subject to all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease and any assignment or subletting shall be subject to the further condition and restriction that this Lease or the sublease shall not be further assigned, encumbered or otherwise transferred or the subleased premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the assignee or subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent shall be governed by all of the applicable provisions of this Article 15 (including Section 15.3), and if Landlord shall consent to any further subletting by the subtenant or the assignment of the sublease, Sections 15.5 and 15.6 of this Lease shall apply to any such transactions as if the further subletting or assignment of the sublease were a proposed subletting or assignment being made by Tenant under this Lease so that Landlord shall be entitled to receive all amounts described in such Sections;

(7) the subleased premises shall be regular in shape and at no time shall there be more than three (3) occupants with separately demised space for each full floor, including Tenant, in the Premises, all of whom shall have direct access through existing public corridors to elevators, fire stairs and core rest rooms.

(8) Tenant shall reimburse Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, any reasonable processing fees, attorneys’ fees and disbursements, and the reasonable costs of making investigations as to the acceptability of the proposed assignee or subtenant;

(9) any sublease shall expressly provide that in the event of termination, re-entry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any offset that theretofore accrued to such subtenant against Tenant, (iii) bound by any previous modification of such sublease or by any previous prepayment of more than one month’s rent unless previously approved by Landlord, (iv) bound by any covenant to undertake or complete or make payment to or on behalf of a subtenant with respect to any construction of the Premises or any portion thereof demised by such sublease and (v) bound by any obligations to make any other payment to or on behalf of the subtenant, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such termination, reentry or dispossession by Landlord under this Lease and which Landlord is required to perform hereunder with respect to the subleased space at Landlord’s expense; and

(10) The nature of the occupancy, the use and the manner of use of the Premises by the proposed subtenant or assignee shall not impose on Landlord any requirements of the ADA in excess of those requirements imposed on Landlord in the absence of such proposed subtenant or assignee or such occupancy, use or manner of use, unless such proposed subtenant or assignee shall have agreed to comply with each of such excess requirements.

The forms of Landlord’s consent to a proposed assignment of this Lease or a proposed subletting of all or a portion of the Premises shall be substantially in the forms annexed to this Lease as Schedules U and V, respectively, subject to modification where appropriate to take into account particular provisions of the assignment instrument or the sublease.

(B) Should Tenant desire to assign this Lease or sublet the Premises or any portion thereof for a term ending within one year of the Expiration Date, other than as contemplated by Section 15.3(B), Tenant shall give Notice (the “Sublease or Assignment Statement”) thereof to Landlord specifying the financial terms on which Tenant is willing to assign this Lease or sublet the Premises or the applicable portion thereof and the effective date of such assignment or subletting, which shall be no less than forty (40) nor more than ninety (90) days after the date of Tenant’s Notice to Landlord. Landlord shall have the following rights, exercisable within thirty (30) days after Landlord’s receipt of the Sublease or Assignment Statement (including any additional information reasonably requested by Landlord): (x) in the case of an assignment of this Lease or a subletting of the entire Premises, to sublet (in its own name or that of its designee) the entire Premises from Tenant on the terms and conditions set forth in paragraph (C) of this Section 15.4, or to terminate this Lease or to take an assignment of this Lease from Tenant or (y) in the case of a subletting of a portion of the Premises, to sublet (in its own name or that of its designee) such portion of the Premises (the entire Premises sublet by Landlord (or its designee) pursuant to clause (x) or such portion of the Premises sublet by Landlord (or its designee) pursuant to this clause (y) being referred to as the “Recapture Space”) from Tenant on the terms and conditions set forth in paragraph (C) of this Section 15.4, or to terminate this Lease with respect only to the Recapture Space or (z) to approve or disapprove the proposed assignment or sublease in accordance with the provisions of Section 15.4 (A). If Landlord shall fail to give Tenant Notice within said thirty (30) day period of Landlord’s intention to exercise its rights pursuant to clauses (x) or (y) of this Section 15.4(B), or to have approved or disapproved the transaction, Landlord shall be deemed to have not exercised its right to sublet or terminate or take an assignment of this Lease and shall be deemed to have approved such transaction, provided that Tenant shall have sent Landlord a second request for approval by Notice containing the following language in eighteen-point print: “THIS IS A SECOND REQUEST FOR APPROVAL OF THE PROPOSED [ASSIGNMENT] OR [SUBLETTING]. IF LANDLORD DOES NOT RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS, LANDLORD’S APPROVAL SHALL BE DEEMED GRANTED PURSUANT TO THE PROVISIONS OF THIS LEASE” and Landlord shall have failed to respond within such time period. If pursuant to the exercise of any of Landlord’s options pursuant to this Section 15.4, this Lease is terminated as to only a portion of the Premises, then the Fixed Rent and Escalation Rent shall be adjusted in proportion to the portion of the Premises affected by such termination.

(C) (1) If Landlord shall exercise its option to sublet the Recapture Space, then, notwithstanding the terms contained in the Sublease or Assignment Statement, such sublease (a “Recapture Sublease”) to Landlord or its designee as subtenant (the “Recapture Subtenant”) or assignee shall:

(a) be at a rental, at all times throughout the term of the Recapture Sublease, equal to (if Tenant had proposed to sublet the Premises) the net rental that Tenant would have received (after deducting applicable expenses) from the subtenant had Landlord consented to the sublease and received the Sublease Additional Rent under Section 15.5;

(b) otherwise be upon the same terms and conditions as those contained in the Sublease or Assignment Statement (other than, in the case of an assignment, payment of consideration therefor to Tenant) and (except as modified by the Sublease or Assignment Statement) the terms and conditions contained in this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this paragraph (C);

(c) give the Recapture Subtenant the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease and to further sublet the Recapture Space or any part thereof and to make any and all changes, alterations, and improvements in and to the Recapture Space;

(d) provide in substance that any such changes, alterations, and improvements made in the Recapture Space may be removed, in whole or in part, prior to or upon the expiration or other termination of the Recapture Sublease provided that any material damage and injury caused thereby shall be repaired. In no event shall Tenant be obligated to remove any changes, alterations or improvements made in the Recapture Space by Recapture Subtenant;

(e) provide that (i) the parties to such Recapture Sublease expressly negate any intention that any estate created under the Recapture Sublease be merged with any estate held by either of said parties, (ii) prior to the commencement of the term of the Recapture Sublease, Tenant, at its expense, shall make such alterations as may be required or reasonably deemed necessary by the Recapture Subtenant to physically separate the Recapture Space from the balance of the Premises and to provide appropriate means of access thereto and to the public portions of the balance of the floor such as toilets, janitor’s closets, telephone and electrical closets, fire stairs, elevator lobbies, etc., and (iii) at the expiration of the term of such Recapture Sublease, Tenant will accept the Recapture Space in its then existing condition, broom clean; and

(f) provide that the Recapture Subtenant or occupant shall use and occupy the Recapture Space for any purpose approved by Landlord (without regard to any limitation set forth in the Sublease or Assignment Statement).

(2) Until the termination of a Recapture Sublease, performance by Recapture Subtenant under a Recapture Sublease shall be deemed performance by Tenant of any similar obligation under this Lease and Tenant shall not be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of Recapture Subtenant under the Recapture Sublease or is occasioned by or arises from any act or omission of any occupant under the Recapture Sublease. If Recapture Subtenant fails to pay Tenant rent under a Recapture Sublease, then Tenant may offset an equal amount against the Rental payable under this Lease. During the Term of a Recapture Sublease, Landlord shall deliver to Tenant, upon Tenant’s request, a description of the Recapture Subtenant and all financial information available from such Recapture Subtenant, including audited financial statements if such statements are prepared.

(3) If Recapture Subtenant is unable to give Tenant possession of the Recapture Space at the expiration of the term of the Recapture Sublease by reason of the holding over or retention of possession of any tenant or other occupant, then (w) until the date upon which Recapture Subtenant gives Tenant possession of such Recapture Space free of occupancies, Recapture Subtenant shall continue to pay all charges previously payable, and comply with all other obligations under the Recapture Sublease and the provisions of Section 15.4(C)(2) shall continue to apply, (x) neither the Expiration Date nor the validity of this Lease shall be affected, (y) Tenant waives any rights under Section 223-a of the Real Property Law of New York, or any successor statute of similar import, to rescind this Lease and further waives the right to recover any damages from Landlord or Recapture Subtenant that may result from the failure of Landlord to deliver possession of the Recapture Space at the end of the term of the Recapture Sublease, and (z) Recapture Subtenant, at Recapture Subtenant’s expense, shall use its reasonable efforts to deliver possession of such Recapture Space to Tenant and in connection therewith, if necessary, shall institute and diligently and in good faith prosecute holdover and any other appropriate proceeding against the occupant of such Recapture Space. Notwithstanding the foregoing, if Recapture Subtenant is unable to give Tenant possession of the Recapture Space at the Expiration Date, then provided that Tenant has complied with its obligation to surrender the remainder of the Premises, if any, in accordance with the terms of this Lease, this Lease shall end as of the Expiration Date and Tenant shall not be liable for any costs incurred nor shall Tenant have any further obligations with respect to the Recapture Space, other than any obligations under this Lease which accrued prior to the commencement of the term of the Recapture Sublease and which by their terms survive the expiration or earlier termination of this Lease.

(4) The failure by Landlord to exercise its option under Section 15.4(B)(x) or (y) with respect to any subletting or assignment shall not be deemed a waiver of such option with respect to any extension of such subletting or assignment or any subsequent subletting or assignment.

(D) Upon obtaining a proposed assignee or subtenant, upon terms satisfactory to Tenant, Tenant shall submit to Landlord in writing (i) the name and business address of the proposed assignee or subtenant; (ii) in the case of a sublease, a description of the portion of the Premises to be sublet; (iii) the terms and conditions of the proposed assignment or subletting, including the sublease rent or consideration payable for the assignment; (iv) the nature and character of the business and credit of the proposed assignee or subtenant, (v) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial statements, certified by an independent certified public accountant if such financial statements are so certified (or, if not, certified by such entity’s chief financial officer as being true and correct) and (vi) any other information that Landlord may reasonably request. If the term of or the financial terms of such subletting or assignment, when measured as a whole, are at least 5% more favorable to the subtenant or the assignee than those offered to Landlord pursuant to Section15.4(B) of this Lease, Landlord shall have the further option, to be exercised within ten (10) Business Days from submission of the information and documents referred to in the preceding sentence, to sublet (in its own name or that of its designee) the Recapture Space from Tenant on the terms and conditions of Paragraph (C) of this Section 15.4, or to terminate this Lease with respect to the Recapture Space, or to take an assignment of this Lease from tenant, as set forth in paragraph (B) of this Section 15.4.

(E) Tenant shall deliver to Landlord, within five (5) days after execution thereof by Tenant, but no less than ten (10) days prior to the effective date of the contemplated sublease or assignment, an original counterpart of any executed sublease or instrument of assignment.

Section 15.5 If Tenant sublets any portion of the Premises to a Person in a transaction for which Landlord’s consent is required, Landlord shall be entitled to and Tenant shall pay to Landlord, as Additional Rent (the “Sublease Additional Rent”), a sum equal to fifty (50%) percent of any rents, additional charges and other consideration payable under the sublease to Tenant by the subtenant in excess of the Fixed Rent and Escalation Rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant under this Lease) pursuant to the terms of this Lease (including, but not limited to, sums paid for the sale or rental of Tenant’s Property and Alterations less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax or federal information returns) and less the actual out-of-pocket expenses reasonably incurred by Tenant in connection with such sublease on account of brokerage commissions, advertising expenses, legal fees, work contributions and the cost of work performed by Tenant to prepare the Premises for the subtenant’s occupancy, all amortized on a straight-line basis over the term of the sublease. Such Sublease Additional Rent shall be payable as and when received by Tenant.

Section 15.6 If Tenant shall assign this Lease to a Person in a transaction for which Landlord’s consent is required, Landlord shall be entitled to and Tenant shall pay to Landlord, as Additional Rent, an amount equal to fifty (50%) percent of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale or rental of Tenant’s Property and Alterations less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax or federal information returns) and less the actual out-of-pocket expenses reasonably incurred by Tenant in connection with such assignment on account of brokerage commissions, advertising expenses, legal fees, work contributions and the cost of work performed by Tenant to prepare the Premises for the assignee’s occupancy. Such Additional Rent shall be payable as and when received by Tenant from the assignee.

Section 15.7 Landlord shall have no liability for brokerage commissions incurred with respect to any assignment of this Lease or any subletting of all or any part of the Premises by or on behalf of Tenant. Tenant shall pay, and shall indemnify and hold Landlord harmless from and against, any and all cost, expense (including reasonable attorneys’ fees and disbursements) and liability in connection with any compensation, commissions or charges claimed by any broker or agent with respect to any such assignment or subletting.

Section 15.8

(A) Notwithstanding anything to the contrary contained in this Article 15, if Tenant subleases a portion of the Premises with Landlord’s consent and such sublease constitutes a Qualifying Sublease (as defined below), Landlord shall, upon the request of Tenant, provided that no Event of Default shall then be continuing under this Lease, execute and deliver to the subtenant, an agreement, substantially in the form annexed to this Lease as Schedule M, which shall not be recorded, stating, in substance, that so long as such subtenant shall not be in default of any of its obligations under the Qualifying Sublease, beyond any applicable notice and grace period, such subtenant’s leasehold estate shall not be terminated or disturbed by reason of the termination of this Lease in the event of the default of Tenant hereunder, provided that (i) such subtenant shall attorn to and recognize Landlord as the sublandlord under such Qualifying Sublease, (ii) such Qualifying Sublease shall require the payment of a pro-rata share of all Escalation Rent payable under Article 3 hereof, (iii) the Qualifying Sublease shall provide that, upon the recognition and attornment by the subtenant and Landlord, the subtenant shall thereafter be obligated to pay fixed annual rent equal to the greater of the Fixed Rent payable under this Lease for such portion of the Premises covered by the Qualifying Sublease (prorated on a rentable square foot basis) and the fixed annual rent payable under the Qualifying Sublease and (iv) such subtenant shall agree that, to the extent it enters into any modification, amendment or abridgement of such Qualifying Sublease which either extends the term or increases the obligations of the sublandlord thereunder in a material manner, without Landlord’s prior written consent, such non-disturbance agreement shall automatically become null and void.

(B) Upon the attornment and recognition referred to in the preceding sentence, the Qualifying Sublease shall continue in full force and effect as, or as if it were, a direct lease between Landlord and such subtenant upon all of the then executory terms, conditions and covenants as are set forth in such Qualifying Sublease, except that Landlord shall not be (i) liable for any act, omission or default of any prior sublessor under such Qualifying Sublease or for the return of any security deposit unless actually received by Landlord; (ii) subject to any offsets, claims or defenses which such subtenant might have against any prior sublessor under such Qualifying Sublease; (iii) bound by any fixed annual rent or Escalation Rent which such subtenant might have paid to any prior sublessor for more than one month in advance; (iv) bound by any covenant to undertake or complete any construction of the Premises or any portion thereof demised by the sublease or to pay any sums to subtenant or to provide any work allowance or contribution in connection therewith; (v) bound by any obligation to make any payment to the subtenant, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of the termination of this Lease, it being expressly understood, however, that Landlord shall not be bound by any obligation to make payment to a subtenant with respect to construction performed by or on behalf of such subtenant in the subleased portion of the Premises; (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgement, cancellation or surrender of the sublease made without the written consent of Landlord; or (vii) bound by any agreement to provide a free rent period under the sublease. Tenant shall promptly deliver to Landlord a copy of any modification, amendment or abridgment of such Qualifying Sublease, or any cancellation or surrender of the same.

(C) Tenant shall reimburse Landlord within thirty (30) days after demand for any out-of-pocket reasonable costs incurred by Landlord in connection with the granting of a non-disturbance agreement under this Section 15.8, including without limitation, the costs of making investigations as to whether or not the particular sublease is a Qualifying Sublease and all reasonable legal costs incurred in connection with the granting of any requested non-disturbance agreement.

(D) A “Qualifying Sublease” is a sublease entered into with Landlord’s prior written consent in accordance with this Article 15, to a subtenant which is a bona fide third party, which is not an affiliate of Tenant and which meets the Non-disturbance Net Worth Test, of not less than two entire floors of the Premises, provided that the floors included in the sublease shall start with the lowest or highest floor (which has not been previously sublet by Tenant) in any group of floors leased by Tenant at the time of its request for Landlord’s consent.

(E) The “Non-disturbance Net Worth Test” shall mean that the subtenant (and/or any guarantor of the subtenant’s obligations under the Qualifying Sublease) shall have a net worth in excess of a sum equal to twenty (20) times the greater of the following amounts (the “Applicable Qualifying Sublease Rental”): (i) the Fixed Rent and Escalation Rent payable under this Lease during the year in which the Qualifying Sublease in question is executed and delivered for such portion of the Premises covered by such Qualifying Sublease (prorated on a rentable square foot basis) and (ii) the fixed or base rent and all other fixed charges under the Qualifying Sublease in question and an estimate of the escalations, if any, payable under the Qualifying Sublease during the first year of the term of such sublease, as evidenced by the subtenant’s (and/or the guarantor’s) separate unconsolidated audited financial statements with a clean and unqualified auditor’s opinion, and dated not more than fifteen (15) months prior to the date submitted to Landlord, delivered to Landlord along with Tenant’s request for a non-disturbance agreement (which audited financial statement shall relate to the subtenant’s and/or guarantor’s immediately preceding fiscal year). Notwithstanding the foregoing, the Non-disturbance Net Worth Test can also be met by the delivery of a security deposit in the form of a letter of credit meeting the requirements of Article 40, in the amount of one-tenth of any deficiency in net worth, but in no event shall the subtenant have a net worth of less than fifteen (15) times the Applicable Qualifying Sublease Rental.

Section 15.9 Notwithstanding anything to the contrary contained in this Article 15, up to 15% of the rentable square feet of the Premises may be used or occupied by other individuals or entities not employed by Tenant so long as and to the extent such individuals or entities have an ongoing business relationship with Tenant (“Permitted Occupants”) for use only as executive and general offices, without the consent of Landlord, provided that (A) Tenant shall have given prior Notice to Landlord of such intended use and occupancy along with the name and address of each such Permitted Occupant and (B) no demising walls are installed in the Premises in connection with such occupancy (and there is no separate reception area). Such occupancy shall not be subject to Landlord’s rights under Sections 15.4(A) and (B), 15.5 or 15.6 of this Lease but all other provisions of this Lease shall apply to such occupancy. The Permitted Occupants shall have no rights against Landlord under this Lease.

ARTICLE 16

ACCESS TO PREMISES

Section 16.1

(A) Tenant shall permit Landlord, Landlord’s agents and public utilities servicing the Building to erect, use and maintain ducts, pipes and conduits in and through the Premises, provided same (i) do not unreasonably interfere with Tenant’s use or occupancy of the Premises, (ii) do not diminish the usable area of the Premises by more than a de minimis amount, and (iii) comply with Section 16.1(C) below. Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times upon (except in case of emergency) reasonable prior Notice, which notice may be oral, to examine the same, to show the same to prospective purchasers, Mortgagees or Lessors or, within the last 18 months of the Term, of prospective tenants of space in the Building, and, upon reasonable prior Notice, to make such repairs, alterations, improvements or additions (a) as Landlord may deem necessary or desirable to the Premises or to any other portion of the Building, or (b) which Landlord may elect to perform at least ten (10) Business Days after Notice (except in an emergency when no Notice shall be required) following Tenant’s failure to make repairs or perform any work which Tenant is obligated to make or perform under this Lease, or (c) for the purpose of complying with Requirements, and Landlord shall be allowed to take all material into (but not store) and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Fixed Rent (and any other item of Rental) shall in no respect abate or be reduced by reason of said repairs, alterations, improvements or additions, wherever located, or while the same are being made, by reason of loss or interruption of business of Tenant, or otherwise. Landlord shall promptly repair any damage caused to the Premises by such work, alterations, improvements or additions.

(B) Any work performed or installations made pursuant to this Article 16 shall be made with reasonable diligence and otherwise pursuant to Section 7.3.

(C) Any pipes, ducts, or conduits installed in or through the Premises pursuant to this Article 16 shall, if reasonably practicable, either be concealed behind, beneath or within partitioning, columns, ceilings or floors located or to be located in the Premises, or completely furred at points immediately adjacent to partitioning, columns or ceilings located or to be located in the Premises (except that, based upon the design of the Premises, condenser water piping may not be concealed but shall be run as close to the slab as feasible consistent with Laws and proper construction and engineering standards).

(D) Notwithstanding anything to the contrary herein, from time to time during the Term of this Lease, Tenant shall have the right to designate portions of the Premises, on at least ten (10) Business Days’ Notice to Landlord (each, a “Secured Area”), to be a secure and confidential area, which Tenant shall require to house sensitive information or critical operations or the storage of securities and to which access shall be limited. Tenant shall provide Landlord with at least ten (10) Business Days’ Notice if Tenant wishes to change the location of any Secured Area within the Premises. Provided that Tenant shall keep the Secured Area locked at all times when it is not being used by Tenant and Tenant shall clearly identify the area as the Secured Area, Landlord shall only access the Secured Area upon prior notice to Tenant and if accompanied by a representative of Tenant, which representative Tenant shall make available to Landlord upon reasonable Notice, except in the event of an emergency where there is an imminent threat to life or property, in which event no prior Notice shall be required prior to any entry into a Secured Area. Landlord shall not be required to provide cleaning services in accordance with Section 28.1(E) to the Secured Area or any other services that may require entry into the Secured Area, unless and until such entry is granted by Tenant.

Section 16.2 If Tenant is not present when for any reason entry into the Premises may be necessary or permissible in the case of emergency (or for normal janitorial services performed during non-Operating Hours), Landlord or Landlord’s agents may enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents accord reasonable care to Tenant’s Property), and without in any manner affecting this Lease.

Section 16.3 Subject to Tenant’s rights under Article 31, Landlord also shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or other public parts of the Building, provided any such change does not unreasonably interfere with, or deprive Tenant of access to, the Building or the Premises and, provided further, Landlord shall not permanently reduce the number of elevators servicing the Premises; to put so-called “solar film” or other energy-saving installations on the inside and outside of the windows; and to change the name, number or designation by which the Building is commonly known. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of inspection, operation, maintenance, alteration and repair, subject to Landlord’s compliance with the provisions of this Article 16.

ARTICLE 17

CERTIFICATE OF OCCUPANCY

Section 17.1 Tenant shall not at any time use or occupy the Premises in violation of any certificate of occupancy issued for the Premises or for the Building. In the event that any Government Authority hereafter contends or declares by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose that is a violation of such certificate of occupancy, Tenant shall, upon three (3) Business Days’ Notice from Landlord or any Government Authority, immediately discontinue such use of the Premises; provided, however, that nothing herein shall prevent Tenant from contesting such violation pursuant to and in accordance with the provisions of Section 9.5.

ARTICLE 18

DEFAULT

Section 18.1 Each of the following events shall be an “Event of Default” under this Lease:

(A) if Tenant shall on any occasion default in the payment when due of any installment of Fixed Rent or in the payment when due of any other item of Rental and such default shall continue for six (6) Business Days after Landlord shall have given Tenant Notice of such default (provided that such period shall be extended to fifteen (15) Business Days with respect to the first installment of Fixed Rent attributable to floors 2 through 5, 11 and 12 and/or 7, 8 and 9); or

(B) if the Premises shall be abandoned by Tenant; or

(C) if Tenant’s interest in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 15 hereof; or

(D) (1) if Tenant shall not, or shall be unable to, or shall admit in writing Tenant’s inability to, as to any obligation, pay Tenant’s debts as they become due; or

(2) if Tenant shall commence or institute any case, proceeding or other action (a) seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Tenant or Tenant’s debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(3) if Tenant shall make a general assignment for the benefit of creditors; or

(4) if any case, proceeding or other action shall be commenced or instituted against Tenant (a) seeking to adjudicate Tenant a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Tenant or Tenant’s debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of Tenant’s property, which either (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (ii) remains undismissed for a period of ninety (90) days; or

(5) if a trustee, receiver or other custodian shall be appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within ninety (90) days; or

(6) if Tenant rejects this Lease in connection with any action or proceeding under the Bankruptcy Code; or

(E) if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant shall fail to remedy such default within 30 days after Notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of 30 days and the continuation of which for the period required for cure will not subject Landlord to the risk of criminal liability or termination of any Superior Lease or foreclosure of any Mortgage, if Tenant shall not, (i) within said 30 day period advise Landlord of Tenant’s intention duly to institute all steps necessary to remedy such situation, (ii) duly institute within said 30 day period, and thereafter diligently and continuously prosecute to completion all steps necessary to remedy the same and (iii) complete such remedy within such time after the date of the giving of said Notice by Landlord as shall reasonably be necessary.

Section 18.2 If an Event of Default shall occur, Landlord may, at any time thereafter (unless such Event of Default has been remedied or waived by Landlord), at Landlord’s option, give Notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such Notice, which date shall not be less than five (5) days after the giving of such Notice, whereupon this Lease and the Term and all rights of Tenant under this Lease shall automatically expire and terminate as if the date specified in the Notice given pursuant to this Section 18.2 were the Fixed Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable for damages as provided herein or pursuant to law. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 18.1(F), or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession fails to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) days’ Notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said five (5) day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

Section 18.3 If, at any time, (i) Tenant shall consist of two (2) or more persons, or (ii) Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant’s interest in this Lease has been assigned, the word “Tenant” as used in Section 18.1(F), shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 18.1(F) shall be deemed paid as compensation for the use and occupancy of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rental or a waiver on the part of Landlord of any rights under Section 18.2.

ARTICLE 19

REMEDIES AND DAMAGES

Section 19.1

(A) If any Event of Default shall occur, or this Lease and the Term shall expire and come to an end as provided in Article 18:

(1) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such Event of Default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, either by summary proceedings, or by any other applicable legal action or legal proceeding (without being liable to indictment, prosecution or damages therefor), but excluding by force, and may repossess the Premises and dispossess Tenant and any other persons from the Premises by summary proceedings or otherwise (excluding by force) and remove any and all of their property and effects from the Premises (and Tenant shall remain liable for damages as provided herein or pursuant to law); and

(2) Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date, at such rent or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in Landlord’s sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such Alterations, in and to the Premises as Landlord, in Landlord’s sole discretion, shall consider advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(B) Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end that may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights that Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination is by operation of law or pursuant to the provisions of this Lease. The words “re-entry”, “re-enter” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

Section 19.2

(A) If this Lease and the Term shall expire and come to an end as provided in Article 18, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 19.1, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(1) Tenant shall pay to Landlord all Fixed Rent, Escalation Rent, other Additional Rent and other items of Rental payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(2) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (“Deficiency”) between the Rental for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 19.1(A)(2) for any part of such period (after first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s reentry upon the Premises and such reletting including, but not limited to, all repossession costs, brokerage commissions (apportioned based on the ratio between the unexpired Term of this Lease and any new lease of the Premises by Landlord to a third party, if longer than the unexpired Term of this Lease), attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent; Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(3) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the unpaid Rental for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the Base Rate; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, are relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be evidence of the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(B) If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 19.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents exceed the Fixed Rent reserved in this Lease. Solely for the purposes of this Article 19, the term “Escalation Rent” as used in Section 19.2(A) shall mean the Escalation Rent in effect immediately prior to the Expiration Date, or the date of re-entry upon the Premises by Landlord, as the case may be, adjusted to reflect any increase pursuant to the provisions of Article 3 hereof for the Operating Year immediately preceding such event. Nothing contained in Article 18 or this Article 19 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 19.2.

ARTICLE 20

FEES AND EXPENSES

Section 20.1 If (i) an Event of Default shall occur under this Lease, or (ii) Tenant fails to comply with its obligations under this Lease and Landlord in its good faith determination believes that there is, as a direct result, a material and imminent threat to the preservation of property or the safety of any tenant, occupant or other person, Landlord may (1) perform the same for the account of Tenant and shall give Tenant Notice after such performance, or (2) make any expenditure or incur any obligation for the payment of money in connection with any obligation owed to Landlord, including, but not limited to, reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, and in either case the cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days after rendition of any bill or statement to Tenant therefor accompanied by reasonable evidence thereof.

Section 20.2 If Tenant shall fail to pay any installment of Fixed Rent, Additional Rent or any other item of Rental for a period longer than five (5) days after the same shall have become due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent, Additional Rent or other item of Rental, as the case may be, as a late charge and as Additional Rent, a sum equal to three (3%) percent of the amount unpaid. If Tenant shall fail to pay any installment of Fixed

Rent, Additional Rent or any other item of Rental for a period longer than 10 days after the same shall have become due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent, Additional Rent or other item of Rental, as the case may be, and in addition to the late charge payable by Tenant pursuant to the preceding sentence, as a late charge and as Additional Rent, a sum equal to interest at the Applicable Rate on the amount unpaid. All late charges payable by Tenant hereunder shall be computed from the date such payment was due (without regard to any grace period set forth in this Section 20.2), to and including the date of payment. Notwithstanding the foregoing, (i) in the first instance only during each twelve (12) consecutive month period during the Term, no late charge shall be payable unless and until the applicable payment is not paid within three (3) Business Days after the date that Landlord gives Tenant a Notice that such payment is due and (ii) the late charge described in the first sentence of this Section 20.2 shall not apply to the first three late payments during any twelve (12) consecutive month period.

ARTICLE 21

NO REPRESENTATIONS BY LANDLORD

Section 21.1 Landlord and Landlord’s agents have made no representations, warranties or promises with respect to the Building, the Real Property or the Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. Tenant shall accept possession of the Premises in its “as is” but broom-clean condition on the Commencement Date, and vacant and free of occupants, with Landlord’s Work Substantially Completed to the extent required under Article 38, and except that Tenant acknowledges that it is in possession of the 2nd through 5th floors and the 11th and 12th floors of the Building and that Landlord shall not be obligated to deliver such space vacant, free of occupants or broom-clean. Subject to the performance of Landlord’s Work, Landlord shall have no obligation to perform any work or make any installations in order to prepare the Premises for Tenant’s occupancy. The taking or continuation of occupancy of the whole or any part of the Premises by Tenant shall be conclusive evidence, as against Tenant, that Tenant accepts possession of the same and that the Premises and the Building were in good and satisfactory condition at the time such occupancy was so taken and that the Premises were substantially as shown on Schedule A, but subject to the performance by Landlord of the items on Tenant’s Punchlist. The foregoing is not intended to relieve Landlord from its ongoing repair obligations under this Lease. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval executed by Landlord and no other consent or approval of Landlord shall be effective for any purpose whatsoever.

ARTICLE 22

END OF TERM

Section 22.1 Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear excepted, and Tenant shall remove all of Tenant’s Alterations to the extent required pursuant to Article 6. Tenant shall also remove all of Tenant’s Property and all other personal property and personal effects of all persons claiming through or under Tenant, and shall pay the cost of repairing all damage to the Premises and the Real Property occasioned by such removal. Any Tenant’s Property or other personal property that remains in the Premises after the termination of this Lease shall be deemed to have been abandoned and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit. If such Tenant’s Property or other personal property or any part thereof is sold, Landlord may receive and retain the proceeds of such sale as the property of Landlord. Any expense incurred by Landlord in removing or disposing of such Tenant’s Property or other personal property or Alterations required to be removed as provided in Article 6, as well as the cost of repairing all damage to the Building or the Premises caused by such removal, shall be reimbursed to Landlord by Tenant, as Additional Rent, on demand.

Section 22.2 If the Expiration Date falls on a day which is not a Business Day, then Tenant’s obligations under Section 22.1 shall be performed on or prior to the immediately preceding Business Day.

Section 22.3 Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights that Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any similar or successor law of like import then in force in connection with any holdover proceedings that Landlord may institute to enforce the provisions of this Article.

Section 22.4 If the Premises are not surrendered within 45 days after the expiration or other termination of this Lease, Tenant hereby indemnifies Landlord against liability or expense (including any consequential damages but excluding punitive damages) resulting from delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant or prospective tenant founded upon such delay and agrees to be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises in order to induce such tenant not to terminate its lease by reason of the holding-over by Tenant and (ii) the loss of the benefit of the bargain if any such tenant shall terminate its lease by reason of the holding-over by Tenant. Landlord shall give Tenant Notice if Landlord enters into a lease of the Premises with a third party. Landlord’s rights under this Section 22.4 are in addition to the holdover rental payable by Tenant under Section 39.7.

Section 22.5 Tenant’s obligations under this Article shall survive the expiration or termination of this Lease.

ARTICLE 23

POSSESSION

Section 23.1 If Landlord shall be unable to deliver possession of the Premises on the Commencement Date or any additional space to be included within the Premises on the specific date (if any) designated in this Lease for any reason whatsoever, Landlord shall not be subject to any liability therefor and the validity of this Lease shall not be impaired thereby, but the Commencement Date shall be postponed until five (5) Business Days following notice from Landlord that the Premises or such additional space, as the case may be, are available for occupancy by Tenant. If the existing tenant of floors 7, 8 and 9 holds over after the expiration of its lease term, Landlord, at its expense, shall use commercially reasonable efforts, which shall include the prompt commencement and diligent prosecution of an eviction action against such holdover tenant, to obtain possession of such portion of the Premises. In addition, to the extent Landlord collects any holdover rental (exclusive of electricity) from such existing tenant in excess of the Fixed Rent and Escalation Rent that Tenant would have been obligated to pay Landlord for the corresponding period under this Lease, Landlord shall pay Tenant one-half of such excess, after first recovering the expenses incurred by Landlord in connection with such holdover proceeding. Tenant expressly waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or under any present or future statute of similar import then in force and further expressly waives the right to recover any damages that may result from Landlord’s failure to deliver possession of the Premises or such additional space on the specific date (if any) designated for the commencement of the Term. Tenant agrees that the provisions of this Article 23 are intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a.

ARTICLE 24

NO WAIVER

Section 24.1 No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant shall at any time desire to have Landlord sublet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive the keys for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such subletting.

Section 24.2 The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or, in the case of Landlord, any of the Rules and Regulations, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord or payment by Tenant of Fixed Rent, Additional Rent or any other item of Rental with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. Except as expressly provided to the contrary in this Lease, no provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver shall be in writing and shall be signed by the waiving party. No payment by Tenant or receipt by

Landlord of a lesser amount than the Rental then due and payable shall be deemed to be other than on account of the earliest item(s) of Rental, or as Landlord may elect to apply the same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance due of the Rental or pursue any other remedy in this Lease provided. This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Any executory agreement hereafter made shall be ineffective to change, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, discharge or abandonment is sought.

ARTICLE 25

WAIVER OF TRIAL BY JURY

Section 25.1 Landlord and Tenant shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, whether during or after the Term, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord shall commence any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant or Landlord.

ARTICLE 26

INABILITY TO PERFORM

Section 26.1 Except as expressly provided to the contrary in this Lease, this Lease and the obligation of Tenant to pay Rental hereunder and to perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of Landlord’s obligations under this Lease, expressly or implicitly to be performed by Landlord, or because Landlord is unable to make or is delayed in making any repairs, additions, alterations, improvements or decorations, or is unable to supply or is delayed in supplying any services, equipment or fixtures, if Landlord is prevented from or delayed in so doing by reason of acts of God, casualty, strikes or labor troubles, accident, acts of war, terrorism, bioterrorism (i.e., the release or threatened release of an airborne agent that may adversely affect the Building or its occupants), governmental preemption in connection with an emergency, Laws, conditions of supply and demand which have been or are affected by war, terrorism, bioterrorism or other emergency, or any other cause whatsoever, whether similar or dissimilar to the foregoing, beyond Landlord’s reasonable control (“Unavoidable Delays”).

Section 26.2 Tenant shall not be liable for any failure or delay in performing its obligations under this Lease, except for the payment of any Rental, if Tenant is prevented from or delayed in so doing by reason of acts of God, casualty, strikes or labor troubles, accident, acts of war, terrorism, bioterrorism (as described above), governmental preemption in connection with an emergency, Laws, conditions of supply and demand which have been or are affected by war, terrorism, bioterrorism or other emergency or any other cause whatsoever, whether similar or dissimilar to the foregoing, beyond Tenant’s reasonable control. The inability of Tenant to pay for goods or services or to meet its debts shall not excuse Tenant from performing its obligations under this Lease.

ARTICLE 27

BILLS AND NOTICES

Section 27.1

(A) Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease (“Notice(s)”) shall be in writing and shall be deemed sufficiently given or rendered only if delivered by hand (against a signed receipt), by a recognized overnight courier service (with a signed receipt) or if deposited in a securely fastened, postage prepaid envelope in a depository that is regularly maintained by the U.S. Postal Service, sent by registered or certified mail (return receipt requested) and in any case addressed:

if to Tenant (a) at the Building, Attention: FACILITIES MANAGER, or at any place where Tenant or any agent or employee of Tenant may be found if given subsequent to Tenant’s vacating, deserting, abandoning or surrendering such address, with simultaneous copies as follows:

(i)	DIGITAS INC.

33 Arch Street

Boston, MA 02110

Attention: Alan Wallach,

(ii)	DIGITAS INC.

230 East Avenue

Norwalk, CT 06855

Attention: Michelle Russo

Vice President

Director of Real Estate and Corporate Services

And

(iii)	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

One Financial Center

Boston, MA 02111

Attention: Stuart A. Offner, Esq.

if to Landlord, at Landlord’s address set forth in this Lease, Attn: General Counsel, with simultaneous copies to each of

(i)	RFR Realty LLC

390 Park Avenue

New York, New York 10022

Attn: President,

(ii)	Brown Raysman Millstein Felder & Steiner LLP

900 Third Avenue

New York, New York 10022

Attention: Raymond A. Sanseverino, Esq.,

And

(iii)	any Mortgagee or Lessor who may have requested the same, by Notice given in accordance with the provisions of this Article 27, at the address designated by such Mortgagee or Lessor.

Landlord or Tenant may designate new address(es) by Notice given to the other in accordance with the provisions of this Article 27.

(B) Notices shall be deemed to have been rendered or given (i) on the Business Day delivered, if delivered by hand or by recognized overnight courier service, prior to 5:00 p.m. of such Business Day, or if delivered on a day other than a Business Day or after 5:00 p.m. on any day, then on the next Business Day following such delivery, or (ii) three (3) Business Days after the date mailed, if mailed as provided in Section 27.1(A). Notice given by counsel for either party on behalf of such party or by the Manager on behalf of Landlord shall be deemed valid notices if addressed and sent in accordance with the provisions of this Article.

Section 27.2 Notwithstanding the provisions of Section 27.1, Notices requesting services for Overtime Periods pursuant to Article 28 may be given by delivery to the Building superintendent or any other person in the Building designated by Landlord to receive such Notices.

ARTICLE 28

SERVICES AND EQUIPMENT

Section 28.1 Landlord shall, at Landlord’s expense:

(A) Provide passenger elevator service to the Premises on Business Days during Operating Hours and, subject to Section 28.3, have two passenger elevators on call at all other times. Tenant agrees that Landlord may, at its election, install elevators with or without operators and may change the same from time to time as long as, subject to Section 28.3, Landlord does not reduce the number of passenger elevators serving the Premises on the date of this Lease or reduce the number of passenger elevators on call during other than Operating Hours below two passenger elevators.

(B) Provide one (1) freight elevator serving the Premises on call on a “first come, first served” basis on Business Days from 8:00 a.m. to 5:00 p.m., and on a reservation, “first come, first served” basis from 5:00 p.m. to 8:00 a.m. on Business Days and at any time on days other than Business Days.

(C) Furnish and distribute air-conditioning to the Premises, through the HVAC System, during Operating Hours and on Saturdays from 8:00 a.m. to 1:00 p.m., air-conditioning as needed to conform with Schedule O, and heat and/or ventilation as needed to conform with Schedule O from October 15 through April 30. Tenant shall pay Landlord for such Saturday service at the rates set forth in Schedule Q attached hereto. Landlord, at Tenant’s expense, shall construct a new mechanical equipment room on the fourth floor of the Premises simultaneously with the performance of the work described in Section 38.1(H). Tenant shall reimburse Landlord for Landlord’s actual out-of-pocket costs in performing such work. In addition, specifications for the doors to all mechanical equipment rooms to be installed by Landlord are annexed to this Lease as Schedule O-1. Tenant shall draw and close the draperies or blinds for the windows of the Premises whenever the ventilation or air-conditioning system is in operation and the position of the sun so requires and shall, at all times, reasonably cooperate with Landlord and abide by all of the Rules and Regulations which Landlord may prescribe for the proper functioning of the HVAC System. Subject to the provisions of this Section 28.1(C), the HVAC System shall perform in accordance with the specifications set forth in Schedule O annexed to this Lease. Tenant expressly acknowledges that some or all windows are or may be hermetically sealed and will not open and Landlord makes no representation as to the habitability of the Premises at any time the HVAC System is not in operation. Landlord will not be responsible for the failure of the HVAC System if such failure results from the occupancy of the Premises by more than an average of one person for each 100 square feet of usable area or if Tenant uses in excess of six (6) watts connected load of electricity per rentable square foot. Landlord, throughout the Term, shall have free access to all mechanical installations of Landlord, including but not limited to air-cooling, heating equipment, fan, ventilating and machine rooms and electrical closets, and Tenant shall not construct or place partitions, furniture or other obstructions that may interfere with Landlord’s access thereto on the terms and conditions contained in Article 16 or the proper functioning of Building Systems, or interfere with the moving of Landlord’s equipment to and from the enclosures containing said installations. Neither Tenant nor its agents, employees or contractors shall at any time enter the said enclosures or tamper with, adjust, touch or otherwise in any manner affect said mechanical installations. Landlord shall not be in violation of this Section 28.1(C) if the hours during which Landlord may supply HVAC to the Premises are limited or restricted by Laws applicable to Landlord or the Building.

(D) Furnish cold water through a water riser to the Premises for ordinary drinking, cleaning, pantry and lavatory purposes. Landlord shall also provide hot water to service the core restrooms on each floor of the Premises through independent hot water heaters installed by Landlord. If Tenant requires, uses or consumes water for any other purposes, Tenant agrees that Tenant shall install a meter or meters or other means to measure Tenant’s water consumption, and Tenant further agrees to pay for the cost of the meter or meters and the installation thereof, and to pay for the cost to maintain said meter equipment and/or to pay Landlord’s cost of other means of measuring such water consumption by Tenant. In such event, Tenant shall reimburse Landlord for Landlord’s out-of-pocket cost, plus 4%, of all water consumed (including costs of generating hot water) as measured by said meter or meters or as otherwise measured, including sewer rents, as Additional Rent within thirty (30) days after bills are rendered.

(E) Provided Tenant shall keep the Premises in order, Landlord, at Landlord’s expense, shall cause the Premises, and excluding any portions thereof used as security areas or used for the storage, preparation, service or consumption of food or beverages, to be cleaned on Business Days in accordance with the cleaning specifications annexed to this Lease as Schedule D. If, however, any additional cleaning of the Premises is to be done by Tenant, it shall be done at Tenant’s sole expense, and no one other than persons approved by Landlord shall be permitted to enter the Premises or the Building for such purpose. Tenant shall either contract directly with the cleaning contractor for the Building or Tenant shall pay to Landlord the commercially reasonable cost of removal of any of Tenant’s refuse and rubbish from the Premises and the Building (i) to the extent that the same, in any one day, exceeds the average daily amount of refuse and rubbish usually attendant upon the use of such Premises as offices, as described and included in Landlord’s cleaning contract for the Building and (ii) related to or deriving from the preparation or consumption of food or drink. Bills for the same shall be rendered by Landlord to Tenant monthly and shall be due and payable as Additional Rent within thirty (30) days after the time rendered. Tenant shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by vermin, rodents or roaches, whenever there is evidence of any infestation. If Landlord shall have implemented a Building wide extermination program, or is using the Building cleaning contractor to perform extermination service in the Building, Tenant shall use such contractor (provided its rates are commercially reasonable) and shall not permit any other person to enter the Premises or the Building for the purpose of providing such extermination services. If so requested by Landlord, Tenant, at Tenant’s expense, shall store any refuse generated by the consumption of food or beverages on the Premises in a cold box or similar facility.

(F) If any sprinkler system installed in the Building or any of its appurtenances are damaged or injured or not in proper working order by reason of any act or omission of Tenant or of Persons Within Tenant’s Control, Tenant shall forthwith restore the same to good working condition at Tenant’s expense; and if the New York Board of Fire Underwriters or the New York Insurance Rating Organization or any Government Authority requires or recommends that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant’s business, or the location of the partitions, trade fixtures, or other contents of the Premises, Tenant shall, at Tenant’s expense, promptly make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment (pursuant to submission of necessary engineering plans and specifications for Landlord’s approval).

(G) Subject to the Rules and Regulations, Tenant (and its employees, permitted subtenants and occupants, and invitees) shall have access to the Premises 24 hours per day seven (7) days per week.

(H) Furnish and distribute to the Building lobbies presently known as the 355 Lobby (hereinafter defined) and the 345 Lobby, through the HVAC System during Operating Hours, air-conditioning from May 1 through October 14 and heat or ventilation (as needed) from October 15 through April 30. The “345 Lobby” shall mean the ground floor lobby of the Building at 345 Park Avenue South.

Section 28.2 The Fixed Rent does not reflect or include any charge to Tenant for the furnishing of any necessary freight elevator facilities or HVAC to the Premises during periods (“Overtime Periods”) other than the hours and days set forth above. Accordingly, if Landlord furnishes any such freight elevator facilities or HVAC to the Premises at the request of Tenant during Overtime Periods, and on Saturdays as set forth in Section 28.1, Tenant shall pay Landlord Additional Rent for such services at the rates described below. As of the date of this Lease, Landlord’s standard charges for building services are set forth in Schedule Q annexed to this Lease, which charges shall increase only to the extent of any increase in the component of such hourly charge attributable to Landlord’s actual costs. Notwithstanding the foregoing, provided Tenant has scheduled such use with Landlord, Tenant without charge, may use the freight elevator during Overtime Periods for up to eight hours for each floor of the Premises, in blocks of at least four hours each, during the performance by Tenant of its Initial Alterations and move into the Premises. Landlord shall not be required to furnish any such services during any Overtime Periods unless Landlord has received advance notice from Tenant requesting such services prior to 2:00 p.m. of the day upon which such services are requested or by 2:00 p.m. of the last preceding Business Day if such Overtime Periods are to occur on a day other than a Business Day. If Tenant fails to give Landlord such advance notice, then failure by Landlord to furnish or distribute any such services during such Overtime Periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business or otherwise, provided that Landlord shall nevertheless use reasonable efforts to accommodate Tenant’s request.

Section 28.3 (A) Landlord reserves the right to stop the furnishing of the Building services and to stop service of the Building Systems, when necessary, by reason of accident, or emergency, or, after reasonable prior Notice to Tenant, for Alterations in the judgment of Landlord desirable or necessary to be made, until said Alterations shall have been completed;

and, subject to clause (B) of this Section 28.3, Landlord shall have no responsibility or liability for failure to supply air-conditioning, ventilation, heat, elevator, plumbing, electric, or other services during said period or when prevented from so doing by strikes, lockouts, labor troubles, difficulty of obtaining materials, accidents or by any cause beyond Landlord’s reasonable control, or by Laws or failure of electricity, water, steam, coal, oil or other suitable fuel or power supply, or inability by exercise of reasonable diligence to obtain electricity, water, steam, coal, oil or other suitable fuel or power. Except as otherwise expressly provided in this Lease, including, without limitation, in clause (B) of this Section 28.3, no diminution or abatement of rent or other compensation shall or will be claimed by Tenant as a result therefrom, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of such interruption, curtailment or suspension, nor shall the same constitute an actual or constructive eviction. Landlord shall act diligently to restore Building services and service of the Building Systems after any stoppage under this Section 28.3 that is within Landlord’s reasonable control, including performing any such work on an overtime basis at Landlord’s cost if Tenant, in good faith, advises Landlord that such stoppage is unreasonably interfering with Tenant’s access to the Premises or the conduct of Tenant’s normal business operations in the Premises. Without limiting events that may constitute “any cause beyond Landlord’s reasonable control,” the following are items which Landlord and Tenant agree are beyond Landlord’s reasonable control:

(1) Lack of access to the Building or the Premises (which shall include, but not be limited to, the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas);

(2) any cause outside the Building;

(3) Reduced air quality or other contaminants within the Building that would adversely affect the Building or its occupants (including, but not limited to, the presence of biological or other airborne agents within the Building or the Premises);

(4) Disruption of mail and deliveries to the Building or the Premises resulting from a casualty;

(5) Disruption of telephone and telecommunications services to the Building or the Premises resulting from a casualty; or

(6) Blockages of any windows, doors, or walkways to the Building or the Premises resulting from a casualty.

(B) If, by reason of Landlord’s failure to (i) provide the electricity or other utilities elsewhere is this Lease required to be provided by Landlord under Article 4 and such failure is due to the wrongful act or omission of Landlord or its agents, employees or contractors or (ii) make repairs required to be made by Landlord pursuant to this Lease, or (iii) provide the services required to be provided by Landlord under this Article 28 or (iv) perform alterations or improvements to the Building in a manner conforming with the provisions of Section 7.3 of this Lease (such required electrical services or required repairs or required services obligations or manner of performance being referred to individually and/or collectively as “Critical Services”), and as a result thereof a portion of the Premises (other than a de minimis portion) is rendered untenantable for the conduct of Tenant’s business and Tenant ceases to use such portion of the Premises for the conduct of its business, and Landlord’s failure to provide such Critical Services continues unremedied for more than seven (7) consecutive days after Tenant gives written notice to Landlord of such failure and the fact that a portion of the Premises (other than a de minimis portion) has been rendered untenantable for the conduct of Tenant’s business by reason of such Landlord failure and that Tenant shall have ceased using such portion of the Premises for the conduct of its business, then the Fixed Rent and the Escalation Rent shall be abated during the time that such portion remains so untenantable and unused by reason of such Landlord failure to provide such Critical Services after such seventh (7th) day, apportioned according to the rentable area of the Premises so rendered untenantable and unused. Nothing contained in this Section 28.3(B) is intended to, or shall be deemed to, make any event described in or contemplated by Articles 13, 14 or 26 or Section 28.3(A) or any event resulting from an act or omission of Tenant or Persons Within Tenant’s Control, a Landlord failure to provide Critical Services. If Landlord and Tenant dispute whether the Premises (or applicable portion) has been rendered untenantable for Tenant’s normal business purposes due to Landlord’s failure to provide Critical Services, either party may submit such dispute to expedited arbitration pursuant to Section 39.22 of this Lease.

Section 28.4 Tenant agrees to reasonably cooperate with Landlord, and to abide by all reasonable requirements which Landlord may prescribe, to ensure the effective and energy-efficient operation of the Building, and for the proper protection and functioning of its Building Systems and the furnishing of the Building services; provided, however, that such cooperation shall not entail any unreasonable interference with Tenant’s use or occupancy of, or access to, the Premises or entail more than a de minimis cost to Tenant. Tenant further agrees to reasonably cooperate with Landlord in any conservation effort pursuant to a program or procedure promulgated or recommended by the public utility serving the Building, or ASHRAE or any Requirements.

Section 28.5 Landlord shall have no obligation to clean, repair, replace or maintain any “private” plumbing fixtures or facilities (i.e., plumbing fixtures and facilities located outside of the core restrooms).

Section 28.6 Subject to all of the provisions of this Lease governing Alterations, including, but not limited to, the submission of plans and specifications and the obtaining of Landlord’s consent to same as required under Article 6, Tenant, at Tenant’s sole cost and expense, shall have the right to install an air-cooled supplemental air conditioning system (with louvers) in the Premises (“Tenant’s Supplemental A/C System”). During the Term, Tenant, at Tenant’s sole cost and expense, shall maintain and repair Tenant’s Supplemental A/C System. Landlord shall, at Tenant’s cost (to be reimbursed to Landlord within thirty (30) days after demand), install a meter to measure the electricity required to operate Tenant’s Supplemental A/C System (or Landlord may connect Tenant’s Supplemental A/C System to the submeters referred to in Article 4) and Tenant shall pay for the cost of such electricity as shown on such meter within fifteen (15) days after receipt of each bill therefor in accordance with the provisions of Article 4. Landlord shall provide Tenant, at no cost to Tenant, with all reasonable and non-exclusive access to the shafts and risers in the Building for Tenant’s installation, removal, replacement, repair, maintenance and operation therein of lines, cables and other installations for telecommunications purposes. Landlord and Tenant each acknowledges that, depending upon the location of Tenant’s computer room, Tenant may be required to install telecommunications conduits in the stairwells (or an alternate location designated by Landlord) from the sixth (6th) floor of the Premises to a higher floor in the Premises where Tenant’s computer room may be located, necessitated by virtue of one of the shaftways where Tenant is permitted to run conduits terminating on the sixth (6th) floor of the Building. Accordingly, Landlord will not unreasonably withhold, condition or delay its consent to Tenant, at Tenant’s cost and expense, installing any such conduits in the stairwell (or such alternate location) for such purpose. An such installation shall be governed by Article 6 of this Lease as if such installation were an Alteration hereunder.

Section 28.7 Landlord, at Tenant’s request, shall discuss with Tenant any reasonable security concerns that Tenant may have with respect to the Building, including the implementation of enhanced training for security personnel in the lobby of the Building and permitting Tenant to station its own security personnel in the lobby, and Landlord shall implement Tenant’s recommendations, provided that Tenant agrees to pay any incremental costs therefor.

Section 28.8 If Tenant is dissatisfied with the costs or level or quality of service provided by any of the Building service providers or vendors, then Tenant may give Landlord Notice thereof, setting forth in reasonable detail the nature of the deficiency. Landlord, at Tenant’s request, shall cause representatives of Landlord’s or the Manager’s upper management and representatives of the upper management of such service provider or vendor, to meet with Tenant’s designated representatives to resolve such issues, so that the costs, level and quality of services conform to the applicable provisions of this Lease. If, despite such meetings and repeated complaints, problems with a particular service provider or vendor shall persist, Landlord may determine to (but shall not be obligated to) put the particular service provider’s or vendor’s contract out to bid with other like-qualified providers or vendors. Landlord and Tenant shall act reasonably and in good faith in connection with any action taken by such party under this Section 28.8. If Landlord determines not to put the service provider’s or vendor’s contract out to bid, and such problems still persist, Tenant may deliver to Landlord a Notice (a “Cure Notice”), again setting forth in reasonable detail the nature of the deficiency, provided that such Cure Notice shall be limited to purported deficiencies in performance by the cleaning and/or security contractor for the Building. If, upon receipt of the Cure Notice, Landlord believes that Tenant is not acting reasonably and in good faith or that such contractor’s performance meets the standards set forth in this Lease, Landlord may refer the dispute to expedited arbitration under Section 39.22 of this Lease. Otherwise, upon Landlord’s receipt of the Cure Notice, Landlord and Tenant shall meet to draft a proposed request for services and/or bid package for the cleaning and/or security contractor, and Landlord shall put such service provider’s or vendor’s contract out to bid to not less than three (3) like-qualified providers or vendors. Bids for such services (“Service Bids”) shall be delivered to both Landlord and Tenant. Upon receipt of the Service Bids, representatives of Landlord and Tenant shall meet to review the Service Bids, and attempt to resolve such issues, whether by substitution of the service provider or vendor or by retaining the services of the existing provider or vendor if such provider or vendor shall agree to perform the required services. The final decision as to the selection or retention of the service provider or vendor shall be made by Landlord acting reasonably. In no event shall Landlord be obligated to deliver, at its expense, a higher level of service than Landlord is required to deliver under this Lease. If Tenant believes that Landlord is not acting reasonably, either party may refer the dispute to expedited arbitration under Section 39.22 of this Lease.

ARTICLE 29

PARTNERSHIP TENANT

Section 29.1 If Tenant is a partnership, or is comprised of two (2) or more persons, individually or as co-partners of a partnership (any such partnership and such persons are referred to in this Article 29 as “Partnership Tenant”), or if Tenant’s interest in this Lease shall be assigned to a Partnership Tenant, the following provisions shall apply to such Partnership Tenant: (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several; (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by (i) any written agreement that may hereafter be executed by Partnership Tenant or any successor entity, changing, extending or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord, and (ii) any Notices that may hereafter be given by Partnership Tenant or by any of the parties comprising Partnership Tenant; (c) any Notices given or rendered to Partnership Tenant or to any of such parties shall be binding upon Partnership Tenant and all such parties; (d) if Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed joint and several liability for the performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed; (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner assumes joint and several liability for the performance of all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of clause (d) of this Article 29); and (f) any present or future partner of Partnership Tenant who is no longer a partner of Partnership Tenant at the time of any default under this Lease shall, nevertheless, remain liable for the obligations of Tenant under this Lease, as if any such partner had been a partner of Partnership Tenant on the date of such default. The provisions of this Article 29 shall be inapplicable to the Tenant named in this Lease and to its corporate successors under Section 15.3(B).

ARTICLE 30

VAULT SPACE

Section 30.1 Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, any vaults, vault space or other space outside the boundaries of the Real Property are not included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license, and if any such license is revoked, or if the amount of such space is diminished or required by any Government Authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord. Any fee, tax or charge imposed by any Government Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.

ARTICLE 31

SIGNS

Section 31.1 The location, size, materials, quality, design, color and lettering of any signs desired by Tenant shall be subject to the prior approval of Landlord (which Landlord shall not unreasonably withhold, condition or delay) and shall be subject to the terms of this Article 31 and in compliance with the standards (if any) set forth in the Building Rules and Building Standards for Alterations, provided that Landlord’s approval shall not be required with respect to Tenant’s signage within the interior of the Premises, except in the elevator lobbies of the Premises on any full floor solely occupied by Tenant, which are subject to Landlord’s approval and which approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s signs (including any exterior signs) consented to by Landlord shall not be changed by Tenant without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed with respect to any changes in Tenant’s corporate logo generally used by Tenant in its other locations. At Landlord’s option, Landlord may install any such signs, and Tenant shall pay all reasonable costs associated with such installation, as Additional Rent, within thirty (30) days after demand therefor.

Section 31.2 So long as Tenant (and its affiliates and the Permitted Occupants) physically occupy at least 161,760 rentable square feet of office space in the Building and subject to the rights of American Lawyer Media, Inc. as of the date of this Lease (a summary of which has previously been delivered to Tenant), Tenant shall have the right to erect one sign identifying Tenant as an occupant of the Building on each of the exterior façade of the Building, the roof and in the lobby of the Building. Landlord approves the renderings (and specifications) of Tenant’s Building lobby signage, as depicted in Schedule I annexed hereto. The location and rendering (including the specifications) of the exterior façade signage is depicted on Schedule J and is approved by Landlord. The location and specifications of the roof signage is subject to Landlord’s reasonable approval. Tenant, at Tenant’s sole cost and expense, shall operate, maintain and repair any Tenant signs (including any exterior signs) that Tenant erects pursuant to this Article 31 in a first class manner and in compliance with all applicable Laws. Tenant shall not have the right to affix items to the interior or exterior of the windows of the Premises. Tenant, at Tenant’s sole cost and expense, shall remove the Tenant signs, including the exterior signs on or before the Fixed Expiration Date (or earlier termination of this Lease) or on such earlier date if Tenant no longer has such signage rights under this Section 31.2, and shall repair any damage caused by the installation of such signs or such removal. As of the date of this

Lease, no other Person has any rights to erect signage on the exterior of the Building (other than retail tenants) or in the lobbies of the Building (other than in the tenant directory) other than American Lawyer Media, Inc. So long as no Event of Default exists and Tenant (and its affiliates and the Permitted Occupants) physically occupy at least 161,760 rentable square feet of office space in the Building, Landlord shall not hereafter grant to another tenant any signage rights in the lobby of the Building (other than in the tenant directory) or on the exterior of the Building, other than on the exterior of any retail space that may be leased by such tenant.

Section 31.3 Tenant’s signage rights under this Article 31 are personal to Tenant named in this Lease (and to any entity to which this Lease has been properly assigned in accordance with the provisions of Article 15), but may not otherwise be assigned or transferred in any manner or granted to a sublessee.

ARTICLE 32

BROKER

Section 32.1 Landlord represents and warrants to Tenant that Landlord has not dealt with any broker or Person in connection with this Lease other than the Broker(s). Tenant represents and warrants to Landlord that Tenant has not dealt with any broker or Person in connection with this Lease other than the Broker(s). The execution and delivery of this Lease shall be conclusive evidence that the parties have relied upon the foregoing representation and warranty. Landlord and Tenant shall indemnify and hold harmless the other party from and against any and all claims for commission, fee or other compensation by any Person (including the Brokers with respect to Landlord’s indemnity to Tenant and excluding Broker(s) with respect to Tenant’s indemnity to Landlord) who claims to have dealt with the indemnitor in connection with this Lease and for any and all costs incurred by the indemnitee in connection with such claims, including, without limitation, attorneys’ fees and disbursements. Landlord shall pay Broker their commissions pursuant to separate agreement. This provision shall survive the expiration or earlier termination of this Lease.

ARTICLE 33

INDEMNITY

Section 33.1 Tenant shall not do or permit any act or thing to be done upon the Premises or the Real Property that may subject any Indemnitee to any liability or responsibility for injury, damage to persons or property or to any liability by reason of the existence or application of, compliance with or violation of any Requirement, but shall exercise such control over the Premises as to protect each Indemnitee fully against any such liability and responsibility. Tenant shall indemnify and save harmless the Indemnitees from and against (a) all claims of whatever nature against the Indemnitees arising from any act, omission or negligence of Tenant or Persons Within Tenant’s Control, (b) all claims against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Premises during the Term or during Tenant’s occupancy of the Premises, unless and to the extent caused by the act, omission or negligence of Landlord, the Manager or the principals, officers, employees, agents or contractors of either, (c) all claims against the Indemnitees arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Real Property, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Tenant or Persons Within Tenant’s Control, and (d) any breach, violation or non-performance of any covenant, condition or agreement contained in this Lease to be fulfilled, kept, observed and performed by Tenant. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, and all collection costs (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Landlord in enforcing this indemnity provision against Tenant, but shall be offset to the extent of any insurance proceeds collected by the Indemnitees under policies covering the Indemnitees. In addition, the foregoing indemnity shall exclude consequential damages, other than as set forth in Section 22.4.

Section 33.2 Except to the extent otherwise expressly limited in this Lease, Landlord shall indemnify and save Tenant harmless from and against (a) all claims of whatever nature against Tenant and its shareholders, officers, directors, employees, agents and contractors (“Tenant Indemnitees”) arising from any willful misconduct or negligence of Landlord, the Manager, or their agents, servants, contractors, licensees or employees, (b) all claims against the Tenant Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring within or about the Real Property to the extent such accident, injury or damage results or is claimed to have resulted from the willful misconduct or negligence of Landlord, the Manager, or any of their agents, servants, contractors, licensees or employees and (c) any breach, violation or non-performance of any covenant, condition or agreement contained in this Lease to be fulfilled, kept, observed and performed by Landlord. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind of nature (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claims or proceeding brought thereon, and the defense thereof, and all collection costs (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Tenant in enforcing this indemnity provision against Landlord, but shall be offset to the extent of any insurance proceeds collected by the Tenant Indemnitees under policies covering the Tenant Indemnitees. In addition, the foregoing indemnity shall exclude consequential damages.

Section 33.3 If any claim, action or proceeding is made or brought against (i) any Indemnitee, against which claim, action or proceeding Tenant is obligated to indemnify such Indemnitee pursuant to the terms of this Lease, or (ii) any Tenant Indemnitee against which claim, action or proceeding Landlord is obligated to indemnify such Tenant Indemnitee pursuant to the terms of this Lease, then, upon demand by the Indemnitee or Tenant Indemnitee (as the case may be), the applicable indemnitor, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s or Tenant’s Indemnitee’s name if necessary, by such attorneys as the indemnitor may select, subject to the Indemnitee’s or Tenant’s Indemnitee’s reasonable consent. Notwithstanding the foregoing, an Indemnitee or a Tenant

Indemnitee may retain its own attorneys to defend or assist in defending any claim, action or proceeding involving potential liability of Seven Million Five Hundred Thousand Dollars ($7,500,000) or more, and the indemnitor shall pay the reasonable fees and disbursements of such attorneys. The provisions of this Article 33 shall survive the expiration or earlier termination of this Lease.

ARTICLE 34

ADJACENT EXCAVATION; SHORING

Section 34.1 If an excavation shall be made upon land adjacent to the Building, or shall be authorized to be made, Tenant shall, upon reasonable advance Notice, afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the walls of the Building from injury or damage and to support the same by proper foundations without any claim for eviction or constructive eviction, damages or indemnity against Landlord, or diminution or abatement of Rental, provided that Tenant continues to have access to the Premises.

ARTICLE 35

OPTION TO CANCEL

Section 35.1 Provided that (i) an Event of Default under this Lease shall not then be continuing and (ii) this Lease shall be in full force and effect at all times mentioned below, and (iii) Tenant shall not have assigned its interest in this Lease in a transaction requiring Landlord’s consent, Tenant shall have the one-time right to cancel this Lease effective as of the twelfth anniversary of the First Commencement Date (the “Cancellation Option Termination Date”), provided that Tenant shall have given Landlord, at least eighteen (18) months prior to the Cancellation Option Termination Date, a Notice (the “Cancellation Notice”) of Tenant’s cancellation of this Lease effective as of the Cancellation Option Termination Date. As a condition of the effective cancellation of this Lease, Tenant shall have paid Landlord, an amount equal to (x) the unamortized costs incurred and paid by Landlord in connection with this Lease for (a) brokerage commissions, (b) free rent, (c) the cost of Landlord’s Work and the Tenant Improvement Allowance and (d) legal fees, all amortized on a straight-line basis over the originally scheduled Term, at an annual interest rate of 8% plus (y) an amount equal to six (6) months of Fixed Rent and Escalation Rent payable at the rates in effect as of the Cancellation Option Termination Date (collectively, the “Cancellation Payment”). Upon Tenant’s request, Landlord shall deliver to Tenant an itemized list of such costs incurred by Landlord and, where applicable, evidence of such costs. One-half of the Cancellation Payment shall be paid simultaneously with the giving of the Cancellation Notice and the balance of the Cancellation Payment shall be paid no later than six months after the giving of the Cancellation Notice. Time is of the essence with respect to the giving of the Cancellation Notice by Tenant and the payment of each installment of the Cancellation Payment by Tenant by the dates set forth above. Upon the timely giving of the Cancellation Notice and the timely payment of the Cancellation

Payment, the Term of this Lease shall expire on the Cancellation Option Termination Date as if such date were the Fixed Expiration Date and neither party shall have any further rights or obligations under this Lease except for such rights and obligations which expressly survive the termination or expiration of the Term of this Lease.

ARTICLE 36

RENT REGULATION

Section 36.1 If at any time or times during the Term of this Lease, the Rental reserved in this Lease is not fully collectible by reason of any Law, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents that may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved under this Lease). Upon the termination of such legal rent restriction (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the remainder of the Term, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to (i) the items of Rental that would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect. This provision shall survive the expiration or earlier termination of this Lease to the maximum enforceable extent.

ARTICLE 37

COVENANT OF QUIET ENJOYMENT

Section 37.1 Landlord covenants that, upon Tenant paying the Fixed Rent and Additional Rent and observing and performing all the terms, agreements, covenants, provisions and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises, subject nevertheless to the terms and conditions of this Lease, and provided, however, that no eviction of Tenant by reason of the foreclosure of any Mortgage now or hereafter affecting the Premises or by reason of any termination of any Superior Lease to which this Lease is subject and subordinate, whether such termination is effected by operation of law, by agreement or otherwise, shall be construed as a breach of this covenant nor shall any action by reason thereof be brought against Landlord, and provided further that this covenant shall bind and be enforceable against Landlord or any successor to Landlord’s interest, subject to the terms hereof, only so long as Landlord or any successor to Landlord’s interest, is in possession and is collecting rent from Tenant but not thereafter.

ARTICLE 38

LANDLORD’S WORK

Section 38.1 Landlord, at its expense (subject to the provisions of Article 45), shall perform the following work in the Building and/or the Premises (other than in the 2nd through 5th floors and the 11th and 12th floors, in which no Landlord’s Work shall be performed, except as provided otherwise in item (B) below) (“Landlord’s Work”):

(A) demolish and remove all existing leasehold improvements back to the core walls, in accordance with the demolition specifications annexed to this Lease as Schedule C;

(B) either install two renovated, ADA-compliant restrooms or renovate the two existing restrooms and install one unisex ADA-compliant restroom, on each floor of the Premises (other than the 11th and 12th floors) (the “Restroom Work”), all of such restrooms substantially consistent with the finish quality of the core restrooms on the 11th floor, which is more particularly described in Schedule R annexed to this Lease, provided that Landlord may substitute other finishes and materials of similar or higher quality, provided further that Landlord shall first obtain Tenant’s consent to any substitution of finishes or materials, which consent shall not be unreasonably withheld, conditioned or delayed and which, in any event, shall be given or withheld by Tenant with three (3) Business Days after Landlord shall have requested Tenant’s consent. Landlord shall designate the location on the floor of any unisex ADA-compliant restroom to be installed by Landlord, subject to Tenant’s approval (which shall not be unreasonably withheld, conditioned or delayed and which, in any event, shall be given or withheld by Tenant within three (3) Business Days after Landlord identifies such locations to Tenant);

(C) deliver three (3) original Forms ACP-5 with respect to the Premises within five (5) Business Days after the submission to Landlord for its review of Tenant’s plans and specifications for the applicable Initial Alterations, which ACP-5 shall state that no asbestos or asbestos-containing materials shall be required to be encapsulated, abated or otherwise removed in connection with Tenant’s performance of its Initial Alterations; provided, however, that if, during the course of Tenant’s Initial Alterations, Tenant encounters asbestos or asbestos-containing materials, then the provisions of Section 9.6 of this Lease shall apply, and, after Landlord performs the work described in Section 9.6, Landlord shall deliver to Tenant a Form ACP-5 stating that no asbestos or asbestos-containing materials shall be required to be encapsulated, abated or otherwise removed;

(D) complete the mechanical modernization and cosmetic upgrade of the interiors of the elevator cabs (including the freight elevator) in the Building, in accordance with the contract annexed to this Lease as Schedule S-1 (the “Elevator Work”). The interior cab (along with a description of the finishes and materials) is depicted in Schedule S annexed to this Lease, provided that Landlord may substitute other finishes and materials of similar or higher quality;

(E) cosmetically upgrade the 345 Park Avenue South and 355 Park Avenue South lobbies of the Building substantially in accordance with the renderings (along with a description of the finishes and materials) contained in Schedule K, provided that Landlord may substitute other finishes and materials of similar or higher quality (the “Building Lobby Work”);

(F) upgrade the 345 Park Avenue South and 355 Park Avenue South storefronts and entrance doors substantially in accordance with the renderings contained in Schedule L, provided that Landlord may substitute other finishes and materials of similar or higher quality (the “Building Storefront Work”);

(G) repair and upgrade, as required by Laws, the standard and emergency back-up lighting in the fire stairwells between Tenant’s floors (the work described in this clause (G), together with the work described in clause (I) below, collectively “Stairwell Work”);

(H) install a new cooling tower to service the Premises, other than the 11th and 12th floors and replace the HVAC package units on floors 2 through 10. All new HVAC package units shall be equipped with variable frequency drives and ready for the installation of Tenant’s VAV ductwork system; and

(I) paint the existing fire stairwells between Tenant’s floors in a color jointly selected by Landlord and Tenant from Landlord’s Building-standard color chart.

With respect to the items described in items (E) and (F) above, Landlord shall include Tenant in the review process for the finishes and materials and shall take into consideration (without being bound thereby) Tenant’s reasonable comments and recommendations.

Notwithstanding anything to the contrary contained in the Reference Page or elsewhere in this Lease, the work described in item (A) above is the only item of Landlord’s Work that must be Substantially Completed as a condition of the occurrence of the Commencement Date, and Tenant acknowledges that the work described in item (A) with respect to the 6th and 10th floors has been Substantially Completed as of the date of this Lease. Other than such work, Landlord shall perform Landlord’s Work (including the removal of the internal staircase and the sealing of the penetration in the slabs between floors 7, 8 and 9, if elected by Tenant) after the occurrence of the Commencement Date and Tenant shall grant Landlord access to the Premises, if required, to perform such work. Tenant acknowledges that in order for Landlord to properly perform the work described in item (B) above, each such floor must be vacant (and Tenant shall have given Landlord at least 120 days advance notice of such vacancy, except with respect to floors 6 and 10) prior to the commencement by Landlord of such work. Landlord shall perform Landlord’s Work expeditiously and shall use commercially reasonable efforts to Substantially Complete certain elements of such work in accordance with dates set forth in Article 45. In any event, to the extent such work is required to be performed within the Premises, Landlord shall perform such work in a manner which shall not cause a delay by Tenant in the completion of the Initial Alterations in the Premises. Landlord and Tenant shall take commercially reasonable steps to coordinate the performance by Landlord of Landlord’s Work and the performance by Tenant of the Initial Alterations so that neither party is delayed in the completion of its work. Articles 45 and 46 set forth certain remedies of Tenant if Landlord fails to complete certain elements of Landlord’s Work by the dates set forth therein.

ARTICLE 39

MISCELLANEOUS

Section 39.1 This Lease is presented for signature by Tenant and it is understood that this Lease shall not constitute an offer by or be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and delivered a fully executed copy of this Lease to the other.

Section 39.2 The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord under this Lease thereafter arising, to the extent, subject to the remaining provisions of this Section 39.2, such transferee has assumed all obligations of the Landlord under this Lease arising after the effective date of the transfer. No trustee, partner, shareholder, director or officer of Landlord, or of any partner or shareholder of Landlord (collectively, the “Parties”) shall have any direct or personal liability for the performance of Landlord’s obligations under this Lease, and Tenant shall look solely to Landlord’s interest in the Real Property (and the net proceeds derived therefrom including, without limitation, any sales, insurance, condemnation or refinancing proceeds therefrom) to enforce Landlord’s obligations hereunder and shall not otherwise seek any damages against Landlord personally or any of the Parties whatsoever. Tenant shall not look to any other property or assets of Landlord or any property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

Section 39.3 Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Escalation Rent, Additional Rent or Rental, shall constitute rent for the purposes of Section 502(b)(7) of the Bankruptcy Code.

Section 39.4

(A) Tenant represents and warrants that to its actual knowledge (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction , or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that this Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure that the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(B) Tenant covenants and agrees (a) to comply with all Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately give Landlord Notice if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they no may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(C) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Term shall be a material default of this Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of this Lease.

In connection with this Lease or any proposed assignment of this Lease or sublease, Tenant shall provide to Landlord the names of the persons holding an ownership interest in Tenant or any proposed assignee or sublessee, as applicable, for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001), as amended.

Section 39.5 Except as otherwise expressly stated in this Lease, including, without limitation, Section 39.22 of this Lease, any consent or approval required to be obtained from Landlord may be granted by Landlord in its sole discretion. In any instance in which Landlord agrees not to act unreasonably, Tenant hereby waives any claim for damages against or liability of Landlord that Tenant may have based upon any assertion that Landlord has unreasonably withheld, unreasonably conditioned or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy, other than as set forth in Section 39.22 of this Lease, shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold, condition or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Except as set forth in Section 39.22 of this Lease, Tenant’s sole remedy for Landlord’s unreasonably withholding, conditioning or delaying consent or approval shall be as provided in this Section 39.5.

Section 39.6 Omitted.

Section 39.7 If Tenant shall remain in possession of the Premises after the Expiration Date, without the execution by both Tenant and Landlord of a new lease, Tenant, at the election of Landlord, shall be deemed to be occupying the Premises as a Tenant from month-to-month, at a monthly rental equal to (i) for the first 30 days of such holdover, 100% of the Rental payable during the last month of the Term, (ii) for the next 30 days of such holdover, 125% of the Rental payable during the last month of the Term, (iii) for the next 30 days of such holdover, 150% of the Rental payable during the last month of the Term, (iv) for the next 30 days of such holdover, 175% of the Rental payable during the last month of the Term and (v) thereafter during such holdover, 200% of the Rental payable during the last month of the Term, subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy. At least six months in advance of the Expiration Date, Tenant shall give Landlord Notice if Tenant reasonably anticipates in good faith holding over in the Premises and Tenant shall keep Landlord apprised of the date of Tenant’s anticipated surrender of the Premises if Tenant’s circumstances change. However, neither the giving of such Notices by Tenant nor the acceptance of any holdover rental paid by Tenant pursuant to this Section 39.7 shall preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

Section 39.8 This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. If any words or phrases in this Lease are stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that such words or phrases were stricken out or otherwise eliminated.

Section 39.9 Landlord shall make available to Tenant on the directory in the lobby of the Building Tenant’s Share of the total number of listings available, which listings may include subtenants occupying the Premises in accordance with the terms hereof. The initial listing shall be without charge to Tenant. From time to time, but not more frequently than once every three (3) months, Landlord shall revise the directory to reflect such changes in the listings therein as Tenant may request, and Tenant within thirty (30) days after demand by Landlord shall pay to Landlord, as Additional Rent, Landlord’s reasonable cost in making each revision that Tenant requests.

Section 39.10 If either Landlord or Tenant is required to reimburse the other for the other’s costs pursuant to any provision of this Lease, then the reimbursing party shall pay the reasonable, out-of-pocket costs incurred by such other party on or prior to thirty (30) days after such other party’s rendition of a statement therefor, which shall be accompanied by documentation reasonably substantiating the charges set forth thereon.

Section 39.11 If any of the provisions of this Lease, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby and shall remain valid and enforceable, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 39.12 Landlord shall have the right to erect any gate, chain or other obstruction or to close off any portion of the Real Property to the public at any time to the extent necessary to prevent a dedication thereof for public use, so long as Tenant’s access to the Premises shall not be cut off.

Section 39.13 Landlord and Tenant each hereby represents to the other party that it is not entitled, directly or indirectly, to diplomatic or sovereign immunity and agrees that in all disputes arising directly or indirectly out of this Lease it shall be subject to service of process in, and the jurisdiction of the courts of, the State of New York. The provisions of this Section 39.13 shall survive the expiration of this Lease.

Section 39.14 This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. This Lease may not be changed, abandoned or discharged, in whole or in part, nor may any of its provisions be waived except by a written agreement that (a) expressly refers to this Lease, and (b) is executed by the party against whom enforcement of the change, abandonment, discharge or waiver is sought.

Section 39.15 Any apportionment or prorations of Rental to be made under this Lease shall be based upon the number of days contained in the applicable month in which any Rental shall be apportioned.

Section 39.16 This Lease shall be governed by the laws of the State of New York without regard to conflict of laws principles.

Section 39.17 Each person executing this Lease on behalf of Landlord and Tenant hereby covenants, represents and warrants that such entity is duly incorporated or duly qualified (if foreign) and is authorized to do business in the State of New York; and that each person executing this Lease on behalf of such party is an officer or member or partner of such party (or such party’s partner) and that he or she is duly authorized to execute, acknowledge and deliver this Lease (a copy of a resolution to that effect to be supplied to Landlord by Tenant upon request).

Section 39.18 The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

Section 39.19 The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

Section 39.20 From and after the date of this Lease, Tenant, its officers, principals and employees, shall maintain the terms and conditions of this Lease confidential and, without Landlord’s prior written consent, shall neither discuss nor disclose the terms and conditions of this Lease with any tenant or occupant of the Building or with any other person, (I) other than (i) the Broker, (ii) Tenant’s attorneys, (iii) Tenant’s accountants, (iv) Tenant’s lenders and prospective lenders and (v) any proposed subtenant of the Premises or assignee of this Lease, or (II) other than in connection with any litigation, expedited arbitration proceeding, or any other proceeding regarding this Lease or required to be disclosed by law or judicial process, or (III) except to the extent required to be disclosed in connection with Tenant’s status as a public company and (IV) except to the extent that any term and condition of this Lease has already been disclosed and made public other than through Tenant’s breach of this Section 39.20. Tenant acknowledges that a breach or threatened breach of this section will cause irreparable injury and damage to Landlord, and, therefore, agrees that, in addition to any other remedies that may be available to Landlord, Landlord shall be entitled to an injunction and/or other equitable relief (without the requirement of posting a bond or other security) as a remedy for a breach or threatened breach of this section and to secure its enforcement.

Section 39.21 For the purposes of this Lease and all agreements supplemental to this Lease, unless the context otherwise requires:

(a) The words “herein”, “hereof”, “hereunder” and “hereby” and words of similar import shall be construed to refer to this Lease as a whole and not to any particular Article or Section unless expressly so stated.

(b) Tenant’s obligations hereunder shall be construed in every instance as conditions as well as covenants, each separate and independent of any other terms of this Lease.

(c) Reference to Landlord as having “no liability” or being “without liability” shall mean that Tenant shall not be entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other right or liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

(d) Reference to “termination of this Lease” or “expiration of this Lease” and words of like import includes expiration or sooner termination of this Lease and the Term and the estate hereby granted or cancellation of this Lease pursuant to any of the provisions of this Lease or to law. Upon the termination of this Lease, the Term and estate granted by this Lease shall end at noon on the date of termination as if such date were the Fixed Expiration Date, and neither party shall have any further obligation or liability to the other after such termination except (i) as shall be expressly provided for in this Lease, and (ii) for such obligations as by their nature under the circumstances can only be, or by the provisions of this Lease, may be, performed after such termination, and, in any event, unless expressly otherwise provided in this Lease, any liability for a payment (which shall be apportioned as of such termination) which shall have accrued to or with respect to any period ending at the time of termination shall survive the termination of this Lease.

(e) Words and phrases used in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include any other gender.

(f) The rule of “ejusdem generis” shall not be applicable to limit a general statement following or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned.

Section 39.22 Any dispute that is expressly stated in this Lease to be subject to an expedited arbitration proceeding at the option of one or both of the parties shall be settled and finally determined by arbitration in The City of New York in accordance with the following provisions of this Section. Within five Business Days following the giving of a Notice by one party to the other stating that it wishes such dispute to be so determined, Landlord and Tenant shall each give a Notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If either party shall fail to give Notice of such designation within said five Business Days, then the arbitrator chosen by the other side shall make the determination alone. The two arbitrators shall designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of a third arbitrator within five Business Days after the designation of the second arbitrator, then either party may apply to the Supreme Court of the State of New York or to any other court having jurisdiction, for the designation of such arbitrator. All arbitrators shall be persons who shall have had at least ten years of continuous experience in the business of owning or managing real estate in the Borough of Manhattan, The City of New York. The three arbitrators shall conduct such hearings as they deem appropriate, making their determination in writing and giving notice to Landlord and Tenant of their determination as soon as practicable, and if possible, within five Business Days after the designation of the third arbitrator; the concurrence of any two of said arbitrators shall be binding upon Landlord and Tenant, or, in the event no two of the arbitrators shall render a concurrent determination, then the determination of the third arbitrator designated shall be binding upon Landlord and Tenant. Judgment upon any award rendered in any arbitration held pursuant to this Section shall be final and binding upon Landlord and Tenant, whether or not a judgment shall be entered in any court. If the arbitrators determine that one party is entirely unsuccessful, then such party shall pay all the fees of the arbitrators. If the arbitrators determine that both parties are partially successful, then each party shall be responsible for the arbitrators’ fees only to the extent such party is unsuccessful (e.g., if Landlord is eighty percent (80%) successful and Tenant is twenty percent (20%) successful, then Landlord shall be responsible for twenty percent (20%) of the arbitrators’ fees and Tenant shall be responsible for eighty percent (80%) of the arbitrators’ fees). The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.

ARTICLE 40

SECURITY DEPOSIT

Section 40.1 Tenant has deposited with Landlord on the signing of this Lease the Security Deposit by Letter of Credit (as defined and further described in Section 40.2), as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. Tenant agrees that in the event (i) of the occurrence of an Event of Default or (ii) Tenant has defaulted in the performance of any of its obligations under this Lease, including the payment of any item of Rental, and the transmittal of a Notice of default by Landlord is barred by applicable law, Landlord may draw the entire amount of the Letter of Credit and use, apply or retain the whole or any part of such proceeds, to the extent required for the payment of any Fixed Rent, Escalation Rent, or any other sum as to which Tenant is in default, or for any sum that Landlord may expend or may be required to expend by reason of the default (including any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord). If Landlord applies or retains any portion or all of the proceeds of the Letter of Credit, Tenant shall forthwith restore the amount so applied or retained by delivering an additional or new Letter of Credit so that, at all times, the amount of the Security Deposit shall be the amount set forth on the Reference Page. Provided there is no uncured default, any balance of the proceeds of the Letter of Credit held by Landlord and not used, applied or retained by Landlord as above provided, and any remaining Letter of Credit, shall be returned to Tenant after the Expiration Date and after delivery of possession of the entire Premises to Landlord in accordance with the terms of this Lease.

Section 40.2 Tenant shall deliver to Landlord a clean, irrevocable and unconditional letter of credit (such letter of credit, and any replacement thereof as provided herein, is called a “Letter of Credit”) issued and drawn upon any commercial bank approved by Landlord with offices for banking purposes in the City of New York (“Issuing Bank”), which Letter of Credit shall have a term of not less than one year, be in form and content reasonably satisfactory to Landlord, be for the account of Landlord and be in the amount of the Security Deposit set forth in the Reference Page. The form of letter of credit annexed to this Lease as Schedule E is satisfactory. The Letter of Credit shall provide that:

(1) The Issuing Bank shall pay to Landlord or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn;

(2) The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the Term, unless the Issuing Bank sends written notice (the “Non-Renewal Notice”) to Landlord by certified or registered mail, return receipt requested, at least thirty (30) days prior to the expiration date of the Letter of Credit, to the effect that it elects not to have such Letter of Credit renewed;

(3) The Letter of Credit delivered in respect of the last year of the Term shall have an expiration date of not earlier than sixty (60) days after the Fixed Expiration Date; and

(4) The Letter of Credit shall be transferable by Landlord as provided in Section 40.4.

Section 40.3 Landlord, after receipt of the Non-Renewal Notice, shall have the right to draw the entire amount of the Letter of Credit and to hold the proceeds as a cash Security Deposit. Landlord shall release such proceeds to Tenant upon delivery to Landlord of a replacement Letter of Credit complying with the terms hereof.

Section 40.4 In the event of the sale or lease of the Building or the Real Property, Landlord shall transfer the Security Deposit, without charge for such transfer, to the purchaser or lessee, and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit. In such event, Tenant agrees to look solely to the new Landlord for the return of said Security Deposit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Landlord. Tenant shall execute such documents as may be necessary to accomplish such transfer or assignment of the Letter of Credit.

Section 40.5 Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Security Deposit held hereunder, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. In the event that any bankruptcy, insolvency, reorganization or other debtor-creditor proceedings shall be instituted by or against Tenant, its successors or assigns, or any guarantor of Tenant hereunder, the security shall be deemed to be applied to the payment of the Fixed Rent and Additional Rent due Landlord for periods prior to the institution of such proceedings and the balance, if any, may be retained by Landlord in partial satisfaction of Landlord’s damages.

Section 40.6 Prior to October 1, 2008, Tenant shall deliver to Landlord an additional Security Deposit in the form of a Letter of Credit in an amount equal to the Fixed Rent and Escalation Rent payable for the 7th, 8th and 9th floors at the rates then payable under this Lease, which is presently estimated at approximately $765,192, to be held and disbursed in accordance with this Article 40. Upon the occurrence of the Commencement Date for the 2nd through 5th floors and the 11th and 12th floors and provided that no Event of Default has occurred and is continuing, the Security Deposit may be reduced by the amount by which the Security Deposit then held by Landlord exceeds the Fixed Rent and Escalation Rent for the entire Premises at the rates then payable under this Lease for a period of four months, which reduction is presently estimated at approximately $469,789.15, leaving a Security Deposit of approximately $2,995,402.87. Tenant may effect such reduction either by delivering to Landlord an amendment to the existing Letter(s) of Credit (which Landlord shall promptly countersign) or by exchanging a Letter of Credit in the reduced amount for the existing Letter of Credit.

ARTICLE 41

ROOF INSTALLATIONS

Section 41.1 Tenant shall have the right to install, remove, replace, repair, maintain and operate on the available space on the roof of the Building, at Tenant’s sole cost and expense (and by using a contractor approved by Landlord, which approval shall not be unreasonably withheld or delayed), a satellite dish and support equipment (hereinafter collectively referred to as the “Installations”), at a mutually agreeable location reasonably suitable for the installation and operation thereof, subject to all of the terms, covenants and conditions of this Lease (including Article 6), and subject to Landlord’s prior written approval, including, without limitation, approval as to size, weight, location and method of attachment, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval shall also be required for modifications to, and the removal of, the Installations, which approval shall not be unreasonably withheld, conditioned or delayed. In connection with Tenant’s installation, removal, replacement, repair, maintenance and operation of its Installations, Tenant shall comply with all Laws and shall procure, maintain and pay for all permits and licenses required therefor, including all renewals thereof. Landlord shall cooperate with Tenant to assist Tenant in obtaining such permits and licenses. The parties agree that Tenant’s use of the roof of the Building is a non-exclusive use and Landlord may permit the use of any other portion of the roof to any other person, firm or corporation for any use, including the installation of other antennas, generators and/or communications systems. Tenant shall ensure that its use of the roof does not impair such other person’s, firm’s or corporations data transmission and reception via their respective antennas and support equipment, if any. Tenant, at its sole cost and expense, shall install any screening device reasonably requested by Landlord at any time to ensure that the Installations cannot be viewed or seen by the public and, if such screening device is installed, it shall be deemed to be an Installation under this clause.

Section 41.2 In no event shall the maximum level of emissions from the Installations exceed a reasonable portion of the total emissions allowable for the Building under applicable Laws, taking into account the number of rooftop installations at the Building.

Section 41.3 Tenant shall pay for all electrical service required for Tenant’s use of the Installations in accordance with Article 4 of this Lease. Tenant shall be responsible for connecting the Installations and the Premises by core drilling and, if necessary, installing a conduit in the Building shafts and risers, and Landlord shall provide Tenant, at no cost to Tenant, with all reasonable and non-exclusive access to such shafts and risers for Tenant’s installation, removal, replacement, repair, maintenance and operation therein of lines, cables and other installations. Such shafts and risers shall accommodate two 2-1/2” conduits.

Section 41.4 Tenant, at Tenant’s sole cost and expense, shall promptly repair any and all damage to the roof of the Building and to any part of the Building caused by or resulting from the installation, maintenance and repair, operation or removal of the Installations erected or installed by Tenant pursuant to the provisions of this Article 41. Tenant further covenants and agrees that the Installations and any related equipment erected or installed by Tenant pursuant to the provisions of this Article 41 shall be erected, installed, repaired, maintained and operated by Tenant at the sole cost and expense of Tenant and without charge, cost or expense to Landlord.

Section 41.5 The Installations and related equipment installed by Tenant pursuant to the provisions of this Article 41 shall be Tenant’s Property, and, upon the expiration or earlier termination of the Term of this Lease shall be removed by Tenant, at Tenant’s sole cost and expense and Tenant shall repair any damage to the roof of the Building, or any other portion or portions of the Building caused by or resulting from said removal.

Section 41.6 Landlord may require Tenant to relocate the Installations and related equipment to another reasonably suitable portion of the roof upon thirty (30) days’ notice to Tenant or to remove the Installations if their existence would constitute a violation of any Laws.

ARTICLE 42

OPTIONS TO RENEW

Section 42.1 Provided that both at the time of the exercise of each Renewal Option (as hereinafter defined) and, except with respect to the occupancy requirement described in clause (iii) below, at the time of the commencement of the respective Renewal Terms (as hereinafter defined): (i) this Lease shall be in full force and effect; (ii) an Event of Default shall not have occurred and be continuing; and (iii) Tenant (and its affiliates and the Permitted Occupants) are in physical occupancy of at least two-thirds of the rentable area of the office portion of the Premises that is the subject of Tenant’s Renewal Notice (as defined below), Tenant shall have two options to extend the Term of this Lease (as applicable, the “First Renewal Option” and the “Second Renewal Option”; collectively, the “Renewal Option(s)”), each for a period of five (5) years (as applicable, the “First Renewal Term” and the “Second Renewal Term”; collectively, the “Renewal Term(s)”). A Renewal Option may be exercised with respect to the entire Premises or with respect to a portion of the Premises comprised of at least four full contiguous floors (and no partial floors), as specified by Tenant in the Renewal Notice, provided that in such event, the floors must start with either the highest or lowest floors in the Building. If Tenant sends a Renewal Notice but fails to specify whether Tenant is exercising the Renewal Option with respect to the entire Premises or with respect to only a portion of the Premises, Tenant shall be deemed to have exercised the Renewal Option for the entire Premises. The First Renewal Term shall commence on the day following the Fixed Expiration Date and the Second Renewal Term shall commence on the day following the last day of the First Renewal Term (the “First Renewal Term Expiration Date”). The Renewal Options shall be exercisable by Notice (in either case, the “Renewal Notice”) to Landlord given not later than eighteen (18) months prior to the Fixed Expiration Date (with respect to the First Renewal Option) or the First Renewal Term Expiration Date (with respect to the Second Renewal Option). Notwithstanding the first sentence of this Section 42.1, Landlord, in its sole discretion, may waive any default by Tenant and no such default may be used by Tenant to negate the effectiveness of Tenant’s exercise of either Renewal Option. The Renewal Terms shall constitute an extension of the Term of this Lease and shall be upon all of the same terms and conditions as the existing Term, except that (A) during the First Renewal Term there shall be no further option to renew the Term of this

Lease except for the Second Renewal Option, (B) during the Second Renewal Term there shall be no further option to renew the Term of this Lease, (C) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s continued occupancy during either Renewal Term and Landlord shall not be required to reimburse Tenant for any Alterations made or to be made by Tenant during or in preparation of either Renewal Term, and (D) the Fixed Rent for the Renewal Term shall be payable at a rate per annum equal to the Fair Market Value of the Premises as of the first day of the applicable Renewal Term. During the Renewal Terms, all Escalation Rent that Tenant is obligated to pay under Article 3 of this Lease during the existing Term hereof shall continue without interruption, it being the intention of the parties hereto that the Renewal Terms shall be deemed a part of and continuation of the existing Term of this Lease. “Fair Market Value” shall mean the fixed annual rent that a willing tenant would pay pursuant to a direct lease and a willing landlord would accept for the Premises for a renewal term pursuant to a direct lease during the applicable Renewal Term, determined on the basis of rentals for comparable space in buildings of comparable quality and age of the Building, taking into account all relevant factors, whether favorable to Landlord or Tenant. Landlord, at Tenant’s request, shall meet with Tenant, prior to the date by which Tenant must exercise a Renewal Option, to discuss the proposed rental for the Premises for the Renewal Term, with no liability to either Landlord or Tenant with respect to such discussions.

Section 42.2 If Tenant has given the Renewal Notice in accordance with Section 42.1, the parties shall endeavor to agree upon the Fair Market Value of the Premises, as of the commencement date of the applicable Renewal Term. In the event that the parties are unable to agree upon the Fair Market Value for the applicable Renewal Term within four months prior to the first day of such Renewal Term then the same shall be determined as follows. Landlord shall give Tenant Notice of Landlord’s good faith determination of the Fair Market Value, which shall constitute the maximum that Landlord can claim is the Fair Market Value of the Premises for the applicable Renewal Term in any arbitration thereof (“Landlord’s Maximum Determination”). If Landlord fails to give Tenant Landlord’s Maximum Determination, Tenant may request that Landlord do so and Landlord shall thereafter respond within ten (10) days. Within 30 days after Landlord shall have given Tenant Landlord’s Maximum Determination (time being of the essence as to Tenant’s obligation to give Landlord Tenant’s Minimum Determination by such date), Tenant shall give Landlord Notice whether Tenant disputes Landlord’s Maximum Determination and, if Tenant disputes Landlord’s Maximum Determination, Tenant shall set forth in such Notice Tenant’s good faith determination of the Fair Market Value of the Premises for the applicable Renewal Term, which shall constitute the minimum that Tenant can claim is the Fair Market Value for the Premises for the applicable Renewal Term in any arbitration thereof (“Tenant’s Minimum Determination”). If Tenant fails to dispute Landlord’s Maximum Determination or to set forth Tenant’s Minimum Determination within the time period set forth above (time being of the essence as to Tenant’s obligation to give Landlord Tenant’s Minimum Determination by such date), then Tenant shall be deemed to have accepted Landlord’s Maximum Determination as the Fair Market Value for the applicable Renewal Term.

Section 42.3 If Tenant disputes Landlord’s Maximum Determination, and Landlord and Tenant fail to agree as to the amount thereof within 30 days after the giving of Tenant’s Minimum Determination, then the dispute shall be resolved by arbitration as set forth below. If the dispute shall not have been resolved on or before the first day of the applicable Renewal

Term, then pending such resolution, Tenant shall pay, as Fixed Rent for the applicable Renewal Term, an amount equal to the average of Landlord’s Maximum Determination and Tenant’s Minimum Determination. Within 30 days after the final determination of Fair Market Value for the applicable Renewal Term, Landlord and Tenant shall reconcile any overpayments or underpayments. Any dispute as to Fair Market Value shall be determined as follows. A senior officer of a recognized New York City leasing brokerage firm (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the American Arbitration Association (“AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall not have been employed by Landlord or Tenant during the previous five-year period and shall have at least ten years experience in the leasing of office space in Manhattan in the vicinity of the Building. Landlord and Tenant shall each submit to the Baseball Arbitrator and to the other its determination of the Fair Market Value for the applicable Renewal Term, as set forth above, which need not be Landlord’s Maximum Determination or Tenant’s Minimum Determination. The Baseball Arbitrator shall determine which of the two rent determinations more closely represents the Fair Market Value for the applicable Renewal Term, taking into account all relevant factors, whether favorable to Landlord or Tenant. The Baseball Arbitrator may not select any other rental value for the applicable Renewal Term other than one submitted by Landlord or Tenant. The determination of the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for the Fixed Rent payable for the applicable Renewal Term. After a determination has been made of the Fair Market Value, the parties shall execute and deliver an instrument setting forth the Fixed Rent for the applicable Renewal Term, but the failure to so execute and deliver any such instrument shall not affect the determination of such Fixed Rent in accordance with this Article 42. Landlord and Tenant shall share equally the costs of the Baseball Arbitrator and shall otherwise pay its own counsel and expert fees.

Section 42.4 If Tenant exercises a Renewal Option for a portion of the Premises, then prior to the commencement of the Renewal Term, Tenant, at its expense, shall (i) remove any internal staircase and seal the slab between the highest or lowest floor of the Building that Tenant shall continue to lease during the Renewal Term and the contiguous floor that Tenant shall not lease during the Renewal Term and (ii) perform any work necessary to separate any Building Systems or shared facilities that existed between portions of the Premises to enable the portion of the Premises that Tenant shall no longer lease during the Renewal Term to function as an independent leaseable unit. To the extent that Tenant leases only a portion of the Premises during the First Renewal Term, it may not exercise the Second Renewal Option for any other portion of the originally-demised Premises.

ARTICLE 43

INTENTIONALLY OMITTED

ARTICLE 44

SELF-HELP

Section 44.1 (A) Subject to the Notice requirements set forth below, in the event Tenant gives Landlord Notice that Tenant claims Landlord has failed to perform its obligations with respect to the repair and maintenance of the Building in accordance with the express terms of Article 7 (collectively, the “Landlord Performance Obligations”), Tenant shall have the right to remedy such Landlord failure provided that such failure by Landlord of the Landlord Performance Obligations has a material adverse impact on Tenant’s ability to conduct Tenant’s normal business operations in the Premises.

(B) Tenant’s right to remedy the foregoing Landlord failure shall (x) arise immediately in case of an emergency whereby Tenant believes, in good faith, there is (i) imminent threat of physical injury to persons or (ii) imminent threat of damage (other than a de minimis nature) to property that reasonably mandates an immediate response, and (y) in all other cases arise only after Tenant shall have first delivered to Landlord written notice of such failure as set forth below. If Landlord fails to commence to remedy a failure (a) where such remedy shall affect only the Premises or a mechanical area in any other part of the Building outside the Premises which services the Premises exclusively, within fifteen (15) days after delivery of Tenant’s Notice (but within five (5) Business Days with respect to a failure to deliver HVAC when required under Section 28.1), or (b) where such remedy shall affect the Premises and other portions of the Building outside the Premises, within thirty (30) days after delivery of Tenant’s Notice, Tenant may deliver a second written notice of such failure to Landlord stating: “LANDLORD HAS FAILED TO PERFORM ITS OBLIGATIONS UNDER ARTICLE 7 OF THE LEASE. IF LANDLORD FAILS TO COMMENCE TO REMEDY LANDLORD’S FAILURE OF SUCH LANDLORD PERFORMANCE OBLIGATIONS WITHIN THREE (3) BUSINESS DAYS [TWO (2) BUSINESS DAYS WITH RESPECT TO AN HVAC FAILURE], TENANT INTENDS TO EXERCISE ITS RIGHT OF SELF-HELP UNDER ARTICLE 44 OF THE LEASE,” and if Tenant delivers such second notice in either the circumstances of clause (a) or (b) and Landlord fails to commence such remedy within such three (3) Business Day period, and thereafter diligently pursue such remedy, then Tenant shall immediately have the right to remedy such failure as provided above. Notwithstanding the time periods described above, Landlord shall use good faith efforts to commence the Landlord Performance Obligations as soon as commercially practicable. If Tenant performs any of Landlord’s Performance Obligations, Landlord shall pay to Tenant its reasonable out-of-pocket costs of performance within thirty (30) days after a statement is given to Landlord of the amount of such costs and the parties to which such payments have been made. If Landlord fails to pay to Tenant the amounts owed pursuant to the prior sentence within the time period provided, Tenant shall have the right on notice given to Landlord to offset the amount owed to Tenant against the Rental thereafter payable under this Lease, unless Landlord notifies Tenant that Landlord disputes either the propriety of Tenant’s action and/or that the costs incurred by Tenant were excessive, in which event Tenant shall not offset such amounts unless it prevails in the arbitration referred to in Section 44.2.

(C) In addition to Tenant’s rights under Sections 44.1(A) and (B), if Landlord has not completed (i) the Building Lobby Work, the Building Storefront Work and the Stairwell Work by the date that is eighteen months after the date of this Lease, or (ii) the Elevator Work by August 31, 2007 (in each case subject to Tenant Delay and Unavoidable Delay), and either of such failures continues for 30 days after notice by Tenant to Landlord as follows: “LANDLORD HAS FAILED TO COMPLETE [THE BUILDING LOBBY WORK AND BUILDING STOREFRONT WORK] [THE ELEVATOR WORK]. If LANDLORD FAILS TO COMPLETE SUCH WORK WITHIN 30 DAYS, TENANT INTENDS TO EXERCISE ITS RIGHT OF SELF-HELP UNDER ARTICLE 44 OF THE LEASE”, then Tenant shall have the right to complete such work. If Tenant exercises such self-help right and completes such work, Landlord shall pay Tenant its reasonable out-of-pocket costs of performance within thirty (30) days after a statement is given to Landlord of the amount of such costs and the parties to which such payments have been made. If Landlord fails to pay the amount owed pursuant to the prior sentence within the time period provided, Tenant shall have the right on notice given to Landlord to offset the amount owed to Tenant against the Rental thereafter payable under this Lease, unless Landlord notifies Tenant that Landlord disputes either the propriety of Tenant’s action and/or that the costs incurred by Tenant were excessive, in which event Tenant shall not offset such amounts unless it prevails in the arbitration referred to in Section 44.2. Notwithstanding the foregoing, if Tenant exercises its rights under this Section 44.1(C), Tenant shall not be entitled to the rent abatements described in Section 45.6.

Section 44.2 In the event Landlord contends that Tenant improperly exercised its rights set forth in Section 44.1 above and/or that the costs incurred by Tenant in exercising such rights were excessive, such dispute shall be settled by expedited arbitration in accordance with the arbitration procedure set forth in Section 39.22 of this Lease. In the event Tenant is the prevailing party in the foregoing arbitration, Landlord shall pay to Tenant the costs incurred by Tenant in exercising such rights. If Landlord is the prevailing party in the foregoing arbitration and the arbitrator finds that Tenant improperly exercised its rights under Section 44.1, then Landlord shall not be obligated to reimburse Tenant for its costs. If the arbitrator finds Tenant properly exercised its rights under Section 44.1 but that its costs were excessive, Landlord shall only be obligated to reimburse Tenant for the portion of such costs which were not found to be excessive.

ARTICLE 45

CAPITAL IMPROVEMENT AMORTIZATION

Section 45.1 Tenant has requested that Landlord perform certain capital improvements to the Building and the Building Systems on an accelerated basis. To induce Landlord to perform the work (the “Accelerated Capital Improvements Work”, as hereinafter further defined) on such basis, Tenant has agreed to pay Landlord, as Additional Rent, the amount of $7,151.51 for each of the first eleven (11) years and four (4) months of the Term commencing on the First Rent Commencement Date (the “Accelerated Capital Improvements Payment”), payable along with each monthly installment of Fixed Rent.

Section 45.2 Schedule T contains a work schedule setting forth certain times during the Term that Tenant shall afford Landlord access to portions of the Premises in order for Landlord to perform, among other things, the Accelerated Capital Improvements Work. Landlord and Tenant shall cooperate in modifying such schedule (prior to and during the performance of the Accelerated Capital Improvements Work), if necessary, so the Accelerated Capital Improvements Work can be performed in an efficient and commercially reasonable manner, taking into account the legitimate needs of both parties. Such entry by Landlord in the Premises shall not constitute an eviction nor be the basis for any abatement of Rental under this Lease. Without limiting the foregoing provisions, Tenant acknowledges that, in order for Landlord to properly perform the HVAC Work (as defined in Section 45.3(A) below), Tenant must give Landlord at least 120 days advance Notice of the date on which Tenant shall afford Landlord access to the applicable floor of the Premises (except that such advance Notice shall not be required with respect to floors 6 and 10) and that such floor must be vacant with the leasehold improvements therein demolished (but demolished only to the extent required for Landlord to perform such work and otherwise containing a clear and unencumbered pathway from the freight elevator to the applicable mechanical equipment room) prior to the commencement by Landlord of such work.

Section 45.3 The Accelerated Capital Improvements Work shall consist of the following:

(A) Landlord shall replace the package HVAC units serving each of the 2nd through 10th floors of the Building (the “HVAC Work”); and

(B) Landlord shall upgrade the elevator which provides service to Tenant’s exclusive lobby on the ground floor of the Building (the “355 Lobby”) in accordance with the standards set forth in Section 38.1(D).

Section 45.4 Landlord had contemplated cosmetically upgrading the 355 Lobby, including the storefronts and entrance doors relating thereto (the “355 Lobby Work”), by the end of 2011. Tenant has requested that Landlord accelerate the performance of such work and to combine such two lobbies of the Building so as to achieve uniform design for the two lobbies in anticipation of Tenant’s occupancy of the entire Building, which constitutes part of Landlord’s Work under Article 38. In such event, Tenant shall pay to Landlord (i) the portion of the cost of combining the two lobbies attributable to any required structural work, provided that, if it is determined that the wall separating the two lobbies is not load-bearing and structural in nature, Landlord shall pay for the entire cost of combining the two lobbies and (ii) an amount to compensate Landlord for the loss of the use of the funds required to pay for the cost of the 355 Lobby Work for the period of time that Landlord incurs such costs prior to the end of 2011, using an annual interest rate of 6%. Tenant shall pay Landlord the amounts described in clauses (i) and (ii) in equal monthly installments along with each Accelerated Capital Improvements Payment. The design and materials to be used by Landlord in performing the 355 Lobby Work shall be consistent with Landlord’s obligations under Sections 38.1(E) and (F) of this Lease. To the extent Tenant wishes to change the design or materials used in such work, Tenant shall pay Landlord any incremental costs incurred by Landlord in connection therewith.

Section 45.5 To the extent that (i) (x) Landlord has not completed the HVAC Work on a particular floor by the date that is 90 days after the date that Tenant shall have delivered access to such floor in the condition required by Section 45.2, or (y) Landlord has not completed the Restroom Work on a particular floor by the date that is 120 days after the date that Tenant shall have delivered access to such floor in the condition required by Article 38, or (z) Landlord has not Substantially Completed the demolition of floors 7, 8 and 9 within 120 days after the date on which Landlord has obtained vacant possession of such floors, (ii) Tenant gives Landlord Notice that Tenant shall be entitled to the abatement described below and (iii) such failure continues for five (5) Business Days after Landlord’s receipt of such Notice (such fifth (5th) Business Day with respect to the HVAC Work, the “Outside HVAC Date”, such fifth (5th) Business Day with respect to the Restroom Work, the “Outside Restroom Work Date”) and such fifth (5th) Business Day with respect to the demolition work (the “Outside Demolition Date”), then Tenant, provided that no Event of Default shall have occurred and be continuing, shall be entitled to an additional credit against the Fixed Rent (in addition to any abatement of Fixed Rent to which Tenant is otherwise entitled) equal to one day of Fixed Rent payable for such floor for each day beyond the Outside HVAC Date or the Outside Restroom Work Date or the Outside Demolition Date (as the case may be) that such work has not been completed on such floor. To the extent that such work shall be delayed beyond the Outside HVAC Date or the Outside Restroom Work Date or the Outside Demolition Date by reason of Tenant Delay or Unavoidable Delay, the date that shall constitute the Outside HVAC Date or the Outside Restroom Work Date or the Outside Demolition Date shall be delayed by the period of time equal to the duration of all such delays. In addition, to the extent the delay in the completion of such work beyond the Outside HVAC Date or the Outside Restroom Work Date or the Outside Demolition Work does not result in an actual delay in Tenant’s ability to occupy such floor of the Premises for the conduct of its business, then Tenant shall not be entitled to such abatement of Fixed Rent. The foregoing provisions of this Section 45.5 shall not preclude Tenant from enforcing any rights that it may have at law or in equity for Landlord’s breach of its obligation to perform the particular element of Landlord’s Work in accordance with the provisions of this Lease.

Section 45.6 To the extent that Landlord has not (i) completed the Building Lobby Work, Building Storefront Work and Stairwell Work by the date that is eighteen (18) months after the date of this Lease or the Elevator Work relating to the passenger elevators in the Building by August 31, 2007, (ii) Tenant gives Landlord Notice that Tenant shall be entitled to the abatement described below and (iii) such failure contains for five (5) Business Days after Landlord’s receipt of such Notice (such fifth (5th) Business Day with respect to the Building Lobby Work, Building Storefront Work and Stairwell Work, the “Outside Lobby Work Date” and such fifth (5th) Business Day with respect to the passenger Elevator Work, the “Outside Elevator Work Date”), then Tenant, provided that no Event of Default shall have occurred and be continuing, shall be entitled to an additional credit against the Fixed Rent (in addition to any abatement of Fixed Rent to which Tenant is otherwise entitled) equal to $333.33 per day for each day beyond the Outside Lobby Work Date or the Outside Elevator Work Date (as the case may be) that such work has not been completed for the first 90 days of such delay and $500 per day for each day thereafter of such delay. To the extent that such work shall be delayed beyond the Outside Lobby Work Date or the Outside Elevator Work Date by reason of Tenant Delay or Unavoidable Delay, the date that shall constitute the Outside Lobby Work Date or the Outside

Elevator Work Date shall be delayed by the period of time equal to the duration of all such delays. Subject to the limitation contained in Section 44.1(C), the foregoing provisions of this Section 45.6 shall not preclude Tenant from enforcing any rights that it may have at law or in equity for Landlord’s breach of its obligation to perform the particular element of Landlord’s Work in accordance with the provisions of this Lease.

ARTICLE 46

EXISTING SUBLEASE; BASEMENT SPACE

Section 46.1 Tenant is presently a subtenant of portions of the Premises pursuant to a sublease (the “VNU Sublease”) with VNU Business Media, Inc., (“VNU”). From and after the First Commencement Date, Tenant may request overtime and special services for the Premises (including for portions of the Premises for which the Commencement Date under this Lease has not yet occurred) directly from Landlord and Landlord shall bill Tenant directly for such services, rather than billing VNU for such services, which are then passed along to Tenant under the VNU Sublease. The foregoing shall not affect the existing billing procedures with respect to Escalation Rent, which Landlord shall continue to bill directly to VNU under its lease (and as to which VNU thereafter bills Tenant under the VNU Sublease). Provided Landlord obtains VNU’s consent, Landlord shall send to Tenant copies of statements or notices sent to VNU with respect to real estate taxes and operating expenses payable by VNU at the same time as Landlord sends such statements or notices to VNU.

Section 46.2 Upon the expiration or sooner termination of the VNU lease with Landlord, Landlord hereby leases to Tenant the basement space occupied by Tenant under the VNU Sublease, which Landlord and Tenant agree contains 2,900 usable square feet. Tenant shall use such basement space for storage purposes only. Tenant shall pay Landlord Fixed Rent for such storage space in the amount of $58,000 per annum ($4,833.33 per month). Landlord shall not be obligated to provide any services to such basement space, other than electricity and Tenant shall not be obligated to pay Escalation Rent for such storage space. In addition, provided Landlord obtains VNU’s consent, Tenant agrees that Landlord, at its cost, may relocate (and lease directly to Tenant) the storage space occupied by Tenant under the VNU Sublease to comparably sized storage space on the south side of the basement, and Tenant shall pay Fixed Rent for such storage space in the amount of $43,500 per annum ($3,625 per month), which Fixed Rent shall be proportionately reduced if the relocated storage space has fewer than 2,900 usable square feet. If such relocated storage space has greater than 2,900 usable square feet, Tenant shall not be obligated to pay any increase in the Fixed Rent therefor.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

345 PAS OWNER, LLC, a Delaware limited liability company

By:	/s/ Aby Rosen
Name:	Aby Rosen
Title:	Member

TENANT:

DIGITAS INC., a Delaware corporation

By:	/s/ Brian K. Roberts
Name:	Brian K. Roberts
Title:	CFO

Tenant’s Federal Employer Identification Number

04-3494311

103